   As filed with the Securities and Exchange Commission on May 15, 1998.
                                                Registration No. 333-_______

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-1

               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ROCKY MOUNTAIN INTERNET, INC.
                    ----------------------------------------------
                    (Name of small business issuer in its charter)

        DELAWARE                               7375                     84-1322326
------------------------------      ----------------------------     ------------------
(State or jurisdiction of           (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)      Classification Code Number)      Identification No.)

        1099 18TH STREET, SUITE 3000, DENVER, COLORADO 80202 (303) 672-0700
        -------------------------------------------------------------------
           (Address and telephone number of principal executive offices)

THE PRENTICE HALL CORPORATION SYSTEM, INC., 1013 CENTRE ROAD, WILMINGTON, DELAWARE 19805
----------------------------------------------------------------------------------------
                          (Name and address of agent for service)

                                     (800) 927-9800
----------------------------------------------------------------------------------------
                          (Telephone Number of agent for service)


                     ----------------------------------------------
                                        Copies to:

                Peter J. Kushar                      Jeffrey Bartholomew
                Rocky Mountain Internet, Inc.        Futro & Trauernicht, LLC
                1099 Eighteenth Street               707 Seventeenth Street
                30th Floor                           Suite 2900
                Denver, CO 80202                     Denver, CO 80202




Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act,
check the following box.                                                   __X__

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.                     ----

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities
Act registration statement number of the earlier effective registration
statement for the same offering.                                            ----

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities
Act registration statement number of the earlier effective registration
statement for the same offering.                                            ----

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.                                             ----

The Exhibit Index begins on page ___ of the sequentially numbered copy. ___ total pages.

--------------------------------------------------------------------------------------------------------------
CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------
                                                         Proposed Maximum  Proposed Maximum     Amount of
Title of Each Class of Securities to be   Amount to be   Offering Price    Aggregate Offering   Registration
Registered                                Registered(1)  per Unit(2)       Price(2)             Fee(1)
----------------------------------------- -------------- ----------------- -------------------- --------------

Common Stock $0.001 par value (3)             2,000,000            $9.9375          $19,875,000      $5,863.13
----------------------------------------- -------------- ----------------- -------------------- --------------
----------------------------------------- -------------- ----------------- -------------------- --------------
Common Stock $0.001 par value (4)              1,365,000            9.9375        13,564,687.50       4,001.58
----------------------------------------- -------------- ----------------- -------------------- --------------
----------------------------------------- -------------- ----------------- -------------------- --------------
Common Stock $0.001 par value (5)                111,500            9.9375         1,108,031.25         326.87
----------------------------------------- -------------- ----------------- -------------------- --------------
----------------------------------------- -------------- ----------------- -------------------- --------------
Common Stock Purchase Warrants (6)               129,355         --                 --                   -0-
----------------------------------------- -------------- ----------------- -------------------- --------------
----------------------------------------- -------------- ----------------- -------------------- --------------
Common Stock $0.001 par value (7)                129,355            9.9375         1,285,465.31         379.21
----------------------------------------- -------------- ----------------- -------------------- --------------
----------------------------------------- -------------- ----------------- -------------------- --------------
Common Stock $0.001 par value (8)                621,000            9.9375         6,171,187.50       1,820.50
----------------------------------------- -------------- ----------------- -------------------- --------------
----------------------------------------- -------------- ----------------- -------------------- --------------
Common Stock $0.001 par value (9)                310,500            9.9375         3,085,593.75         910.25
----------------------------------------- -------------- ----------------- -------------------- --------------
(Continued on following page



Common Stock $0.001 par value (10)                62,100            9.9375           617,118.75         182.05
----------------------------------------- -------------- ----------------- -------------------- --------------
----------------------------------------- -------------- ----------------- -------------------- --------------
Common Stock $0.001 par value (11)                31,050            9.9375           308,559.38          91.03
----------------------------------------- -------------- ----------------- -------------------- --------------
----------------------------------------- -------------- ----------------- -------------------- --------------
Common Stock $0.001 par value (12)             2,162,289            9.9375        21,487,746.94       6,338.89
----------------------------------------- -------------- ----------------- -------------------- --------------
----------------------------------------- -------------- ----------------- -------------------- --------------
Common Stock Purchase Warrants (13)            3,950,000         --                 --                   -0-
----------------------------------------- -------------- ----------------- -------------------- --------------
----------------------------------------- -------------- ----------------- -------------------- --------------
Common Stock $0.001 par value (14)            3,950,000             9.9375        39,253,125.00      11,579.67
----------------------------------------- -------------- ----------------- -------------------- --------------
----------------------------------------- -------------- ----------------- -------------------- --------------
Total Registration Fee:                                                          106,756,515.40     $31,493.18
----------------------------------------- -------------- ----------------- -------------------- --------------

         (1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement covers such additional indeterminate number of shares of Common Stock as may be issued by reason of adjustments in the number of shares of Common Stock pursuant to anti-dilution provisions contained in various Common Stock Purchase Warrants. Because such additional shares of Common Stock will, if issued, be issued for no additional consideration, no registration fee is required.

         (2) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices reported on the NASDAQ SmallCap-TM- Market on May 13, 1998.

         (3) May be offered and issued by the issuer from time to time in connection with one or more mergers with or acquisitions by the Company of other businesses or assets.

         (4) To be offered and sold by certain of the Selling Securityholders. Shares of Common Stock underlying the Common Stock Purchase Warrants that were the subject of a registration statement filed by the registrant, Registration Number 333-05040C, which was declared effective on September 5, 1996.

         (5) To be offered and sold by certain of the Selling
Securityholders. Pursuant to Rule 457(g), no separate registration fee for such securities is required because such securities are being registered for distribution in the same registration as the securities being offered pursuant thereto.

         (6) To be offered and sold by certain of the Selling Securityholders.

         (7) To be offered and sold by certain of the Selling Securityholders. Shares of Common Stock underlying the Common Stock Purchase Warrants identified in footnote 6, above. These securities were previously the subject of a registration statement filed by the registrant, Registration Number 333-05040C, which was declared effective on September 5, 1996. Pursuant to Rule 429, such securities are being carried forward and included in this registration statement, and the registration fee associated with such securities was previously paid.

         (8) To be offered and sold by certain of the Selling Securityholders.

         (9) To be offered and sold by certain of the Selling Securityholders.

         (10) To be offered and sold by certain of the Selling Securityholders.

         (11) To be offered and sold by certain of the Selling Securityholders.

         (12) To be offered and sold by certain of the Selling Securityholders.

         (13) To be offered and sold by one of the Selling Securityholders. Pursuant to Rule 457(g), no separate registration fee for such securities is required because such securities are being registered for distribution in the same registration as the securities being offered pursuant thereto.

         (14) To be offered and sold by one of the Selling Securityholders.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH DATE.


                            SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED __________, 1998

                        ROCKY MOUNTAIN INTERNET, INC.

                   4,079,355 COMMON STOCK PURCHASE WARRANTS
                       10,742,794 SHARES OF COMMON STOCK

         This Prospectus relates to 2,000,000 shares (the "Acquisition Shares") of common stock, $0.001 par value (the "Common Stock"), that may be offered and issued by Rocky Mountain Internet, Inc., a Delaware corporation (the "Company"), from time to time in connection with the merger with or acquisition by the Company of other businesses or assets. The Company anticipates that the terms of mergers, acquisitions, or business combinations, if any, involving the issuance of securities covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the businesses or assets to be merged with or acquired by the Company, and that the shares of Common Stock issued will be valued at prices reasonably related to market prices current either at the time that a merger or acquisition are agreed upon or at or about the time of delivery of shares. No underwriting discounts or commissions will be paid, although finder's fees may be paid from time to time with respect to specific mergers or acquisitions. Any person receiving any such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). There can be no assurance that the Company will, in fact, consummate a business combination or asset acquisition.

         This Prospectus also relates to 8,742,794 shares of Common Stock (the "Selling Securityholder Shares"), of which approximately 2,783,289 shares are currently issued and outstanding and of which approximately 5,959,505 shares may be issued upon the exercise of currently outstanding warrants to purchase shares of Common Stock. This Prospectus also relates to such additional shares of Common Stock that may be issued pursuant the anti-dilution provisions of outstanding warrants. See "DESCRIPTION OF SECURITIES." The Selling Securityholder Shares will be offered and sold from time to time by certain persons identified below under the caption "SELLING SECURITYHOLDERS" (the "Selling Securityholders"), and the Company will receive none of the proceeds of any such sales.

         This Prospectus also relates to 4,079,355 outstanding warrants to purchase shares of Common Stock (the "Warrants"). The Warrants may be offered and sold from time to time by certain of the Selling Securityholders, and the Company will receive none of the proceeds of any such sales. However, the Company will receive proceeds from the exercise of Warrants if any Warrants are exercised. The shares of Common Stock that may be issued upon the exercise of the Warrants are included in the 8,742,794 shares identified above as being offered by the Selling Securityholders. Of the Warrants that may be offered and sold pursuant to this Prospectus, 1,365,000 are redeemable by the Company at a cost of $0.25 per Warrant. The exercise price of those warrants recently has been less than the market price per share of Common Stock, and the Company believes that current owners of those

Warrants may, therefore, have an incentive to exercise those Warrants and purchase shares of Common Stock. As a means of encouraging the holders of those Warrants to exercise such Warrants, the Company intends to call those Warrants for redemption in accordance with their terms in the event that the exercise price of those Warrants remains less than the market price per share of Common Stock.

         The Company will pay substantially all of the expenses with respect to the offering and the sale of the Acquisition Shares, the Selling Securityholder Shares, and the Warrants (sometimes referred to herein collectively as the "Securities") to the public, including the costs associated with registering the Securities under the Securities Act and preparing and printing this Prospectus. Normal underwriting commissions and broker fees, however, as well as any applicable transfer taxes, are payable individually by the Selling Securityholders. See "USE OF PROCEEDS," "RECENT DEVELOPMENTS--CHANGE IN CONTROL," "SELLING SECURITYHOLDERS," and "DESCRIPTION OF SECURITIES."

         On May 1, 1998 the closing sale price of the Common Stock on the NASDAQ SmallCap-TM- Market was $8.875 per share.

         SEE "RISK FACTORS," BEGINNING ON PAGE 11, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE SECURITIES.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              THE DATE OF THIS PROSPECTUS IS _______________, 1998.

        So long as the Registration Statement of which this Prospectus forms a part is effective and the disclosure set forth herein is current, the Selling Securityholders may sell the Selling Securityholder Shares and the Warrants publicly. The Selling Securityholder Shares and the Warrants offered by this Prospectus may be sold from time to time by the Selling Securityholders. The distribution of the Selling Securityholder Shares and the Warrants by the Selling Securityholders may be effected in one or more transactions that may take place on the Nasdaq Stock Market, including ordinary broker's transactions, privately negotiated transactions, or through sales to one or more dealers for resale of such securities as principals at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specially negotiated brokerage fees or commissions may be paid by the Selling Securityholders in connection with sales of such Selling Securityholder Shares.

        The Selling Securityholders and intermediaries through whom such securities are sold may be deemed to be "underwriters" within the meaning of the Securities Act with respect to the Securities offered, and any profits realized or commission received may be deemed underwriting compensation. The Company has agreed to indemnify certain of the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.


                          AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements, and other information (the "1934 Act Filings") with the Securities and Exchange Commission (the "SEC" or the "Commission"). The Company has filed with the Commission a Registration Statement on Form S-1 of which this Prospectus forms a part (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to the Securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits, and undertakings contained in the Registration Statement. Statements contained in this Prospectus concerning the provisions of documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. For further information regarding the Company and the Securities offered hereby, reference is hereby made to the Registration Statement and the exhibits and schedules thereto. Copies of the Registration Statement, including the exhibits thereto and the 1934 Act Filings, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 500 West Madison Street, Room 1400, Chicago, Illinois 60606, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, Washington, D.C. 20549, at prescribed rates. The Commission also maintains a web site on the World Wide Web that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission, including the Company, and the address is http://www.sec.gov.

                         PROSPECTUS SUMMARY

         The more detailed information and Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus qualify the following summary in its entirety, and prospective purchasers of any of the Securities offered hereby should read such more detailed information in conjunction with the following summary. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section of this Prospectus under the caption "RISKFACTORS." The Company obtained certain industry data used in this Prospectus from industry and government sources, and the Company has not independently verified such data. As used in this Prospectus, unless the context otherwise requires, the terms the "Company" and "RMI" refer to Rocky Mountain Internet, Inc., a Delaware corporation, its predecessor, Rocky Mountain Internet, Inc., a Colorado corporation, and their subsidiaries, collectively. This Prospectus makes reference to trademarks of other companies, which marks are the property of such companies.

THE COMPANY

         The Company is an evolving and rapidly growing telecommunications company whose objective is to provide a full range of Internet and telecommunications services nationwide. See "THE COMPANY."

         The Company's Internet access services include dial-up access, dedicated high speed access, and other Internet related services provided to business and individuals, including World Wide Web ("Web") services, data services, and frame relay services. The Company's high speed, digital telecommunications network provides Internet subscribers with direct access to the full range of Internet applications and resources including E-mail, World Wide Web sites, USENET newsgroups and FTP software. The Company gives particular attention to providing exemplary customer service at competitive prices. The Company has experienced rapid growth in its customer base, reaching approximately 13,000 customers at the end of December 1997, up from approximately 9,800 customers at the end of December, 1996 and approximately 4,000 in December, 1995.

         The Company's objective is to become a nationwide resale provider of communications services to other communications providers, businesses, and individuals. In particular, the Company intends to add to its current services such telecommunications services as traditional long distance services (such as those currently provided by AT&T Corp., MCI Communications, Inc. ("MCI"), Sprint Corporation ("Sprint"), and WorldCom, Inc. ("WorldCom"). In April, 1998, the Company began offering long distance telephone service by means of Internet protocol ("IP") telephony, through its Rocky Mountain Broadband, Inc. subsidiary ("RMB"), to persons located in the Denver, Boulder, and Colorado Springs areas, with plans to offer such services nationwide later in 1998. In April, 1998, the Colorado Public Utilities Commission granted RMB's application to become a competitive local exchange carrier (a "C-LEC"), which will permit the Company to provide local telephone service and other services currently provided by U S West Communications, Inc. ("U S West") in those portions of the State of Colorado in which U S West is currently certified to provide such services. Also in April, 1998, RMB entered into a carrier services agreement with Frontier Communications of the West, Inc., an affiliate of Frontier Corporation, pursuant to which RMB will be able to offer traditional long distance telephone services to customers nationwide. The Company's current plans are to begin offering these services beginning in July, 1998.

         The Company also intends to build on its experience to expand its presence by creating a distinctive brand identity and aggressively marketing its existing and planned voice, data, and other transmission products and services. The Company plans to build direct end user relationships by developing strong distribution channels, providing competitive pricing and superior network quality, and offering enhanced, market-driven services to businesses and individuals. RMI intends to compete in each of its targeted markets by providing its customers a comprehensive high quality, consultative approach to Internet use, applications and solutions, and quality after sales support. There can be no assurance, however, that the Company will be able to meet all, or any, of its objectives. The Company faces a number of substantial competitive, financial, and other challenges to achieving its objectives. See "RISK FACTORS," "THE COMPANY," and "REGULATION."

         The Company is a Delaware corporation with its executive office located in Denver, Colorado, and an operating facility located in Colorado Springs, Colorado. The Company employs approximately 80 persons. The Company was incorporated in October 1995, and is the successor to Rocky Mountain Internet, Inc., a Colorado corporation, which was incorporated in 1994.

         The Company completed its initial public offering (the "IPO") of 1,365,000 units of securities (the "Units") on September 5, 1996. Each Unit consisted of one share of Common stock and one redeemable common stock purchase warrant (each an "IPO Warrant") to purchase a share of Common Stock at a price of $4.375, subject to adjustment. All of the shares of Common Stock that may be purchased upon exercise of the IPO Warrants are included in this Prospectus. See "DESCRIPTION OF SECURITIES."

         The Company's address and phone number are: Rocky Mountain Internet, Inc., 1099 18th Street, Suite 3000, Denver, Colorado 80202, telephone (303) 672-0700.

THE OFFERING

Common Stock offered by:

         The Company                                          2,000,000 shares (1)
         Selling Securityholders                              8,742,794 shares (2)

Common Stock Purchase Warrants
         ("Warrants") offered by
         Selling Securityholders                              4,079,355 Warrants (3)

Common Stock Outstanding Prior to this Offering               7,311,761 shares

Common Stock Outstanding After this Offering                  15,271,266 shares (4)

NASDAQ SmallCap-TM- Market Trading Symbols                    Common Stock:                      RMII
                                                              Common Stock Purchase Warrants:    RMIIW

         (1) Such shares may be offered and issued from time to time in connection with future acquisitions by the Company.

         (2) Approximately 2,783,289 of such shares are currently issued and outstanding and may be offered and sold from time to time by the Selling Securityholders. The remaining approximately 5,959,505 shares may be purchased upon the exercise of the Warrants and thereafter offered and sold by the holders thereof pursuant to this Prospectus. Does not include shares of Common Stock that may be issued pursuant to anti-dilution provisions of various outstanding warrants, including the Warrants to be offered and sold by certain Selling Securityholders. See "SELLING SECURITYHOLDERS" and "DESCRIPTION OF SECURITIES."

         (3) Includes 129,355 Warrants issued to the representative of the underwriters of the Company's IPO in 1996 and 3,950,000 Warrants owned by Douglas H. Hanson, President, Chairman, and Chief Executive Officer of the Company (the "Hanson Warrants"). The Warrants owned by Mr. Hanson may be exercised until September 22, 1999 for a purchase price of $1.90 per share of Common Stock purchased. The shares of Common Stock issuable upon exercise of these Warrants are included in the 8,742,794 shares of Common Stock offered by the Selling Securityholders. See "RECENT DEVELOPMENTS--CHANGE IN CONTROL" and "DESCRIPTION OF SECURITIES."

         (4) Assumes: (i) the issuance of all 2,000,000 of the Acquisition Shares in one or more mergers with or acquisitions by the Company of other businesses or assets; and (ii) the exercise of all of the Warrants, including all of the Hanson Warrants. Does not give effect to the exercise of outstanding options granted to employees or non-employee directors of the Company pursuant to various stock option plans or shares of Common Stock that can be issued pursuant to anti-dilution provisions of the Warrants and other derivative securities. See "RISK FACTORS--Shares Eligible for Resale," "SELLING SECURITYHOLDERS," "RECENT DEVELOPMENTS--CHANGE IN CONTROL," and "DESCRIPTION OF SECURITIES."


Risk Factors   The Company and its business are subject to varying risks, and the securities offered hereby are speculative, involve a high degree of risk, and should not be purchased by persons who cannot afford the loss of their investment. See "RISK FACTORS."


SUMMARY FINANCIAL INFORMATION

         The summary consolidated financial data set forth below should be read in conjunction with the Consolidated Financial Statements of the Company, and related Notes thereto, and the information included under "SELECTED CONSOLIDATED FINANCIAL DATA" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," included elsewhere herein.

                                                   YEAR ENDED DECEMBER 31,
                                           1995              1996             1997
                                           ----              ----             ----
STATEMENT OF OPERATIONS DATA:
Revenues                                 $1,179,325      $ 3,281,579      $ 6,127,111
Gross Profit                                858,956        2,177,912        4,066,796
Operating (loss) income                    (108,522)      (2,281,194)      (3,800,706)

Net (loss) income                          (128,794)      (2,342,571)      (4,152,853)
Net (loss) income per share (1)          $    (0.04)     $     (0.64)     $     (0.76)

OTHER OPERATING DATA:
Approximate number of customers



                                    -6-

  at end of period                            4,000            9,800           13,000

BALANCE SHEET DATA:
Cash and cash equivalents                $  274,661      $   348,978      $ 1,053,189
Working capital (deficit)                  (186,865)         370,884         (209,003)
Total assets                                924,603        5,540,167        5,082,119
Long term debt                              524,437        1,134,380          904,627
Total stockholders' equity (deficit)        169,036        2,317,437        2,083,370

----------------
(1) Loss per share for the years ended December 31, 1995, 1996, and 1997 computed based on approximately 3,489,000, 3,715,000, and 5,530,000, respectively, weighted average common shares outstanding for both basic and diluted loss per share. See Note 1 to the Company's financial statements included elsewhere in this Prospectus.

                    RECENT DEVELOPMENTS--CHANGE IN CONTROL

         As of October 1, 1997, Mr. Douglas H. Hanson obtained effective control of the Company by entering into a series of agreements, described below, pursuant to which, among other things: (1) the Company issued and sold to Mr. Hanson 1,225,000 shares of Common Stock for a purchase price of $2,450,000, or $2.00 per share; (2) Mr. Hanson purchased 275,000 shares of Common Stock from four of the Company's shareholders, namely, Messrs. Roy J. Dimoff, Christopher K. Phillips, Jim D. Welch, and Kevin R. Loud, for an aggregate purchase price of $550,000, or $2.00 per share; (3) contemporaneously with the transactions described in (1) and (2), the Company agreed to issue to Mr. Hanson 4,000,000 of the Warrants, which authorize the holder thereof to purchase 4,000,000 shares of Common Stock for an exercise price of $1.90 per share, subject to adjustment as described below, and subject to the approval by the Company's shareholders at the 1998 Annual Meeting of Shareholders (the "Meeting"), of an amendment to the Company's Certificate of Incorporation to authorize an increase in the number of shares of Common Stock that may be issued by the Company. The amendment was subsequently approved at the Meeting; (4) the Company granted Mr. Hanson incentive stock options to purchase 222,220 shares of Common Stock for an exercise price of $2.25 per share and non-qualified stock options to purchase 377,780 shares of Common Stock for an exercise price of $1.00 per share pursuant to the Company's 1997 Stock Option Plan, which plan was approved by the Company's shareholders at the Meeting. The options granted to Mr. Hanson (the "Options") vest one year from the date of grant (subject to acceleration of the vesting date by the Board of Directors or a committee thereof that will administer the 1997 Plan). On March 12, 1998 a committee of the Board of Directors amended the 1997 Plan, retroactively to October 1, 1997, in accordance with the requirements of the Internal Revenue Code of 1986, as amended (the "Code"), to provide that the number of incentive stock options was 191,385, the exercise price of those Options was $2.6125, and the number of non-qualified stock options was 408,615. On March 12, 1998, Mr. Hanson exercised all of the non-qualified stock options and purchased 408,615 shares of Common Stock pursuant to such exercise; (5) Mr. Hanson obtained proxies from 10 shareholders of the Company to vote an aggregate of 2,060,294 shares of Common Stock held by such shareholders (which number includes shares of Common Stock of which certain of such persons had the right to acquire beneficial ownership within 60 days after October 1, 1997 through the exercise of warrants, options, and other rights), of which an aggregate of up to 789,700 can be voted for up to three years and the remainder expired at the conclusion of the Meeting; and (6) Mr. Hanson was elected as a director and was elected the President, Chief Executive Officer, and Chairman of the Board of Directors of the Company. As a result of the purchase by Mr. Hanson of the shares of Common Stock described herein and the proxies described herein obtained by Mr. Hanson, the election of all nominees to the Board of Directors and the approval by the Company's shareholders of the proposals at the Meeting was assured.

         The ten shareholders from whom Mr. Hanson obtained proxies are Messrs. Roy J. Dimoff, Christopher K. Phillips, Jim D. Welch, Kevin R. Loud, Brian Dimoff, Paul B. Davis, Michael R. Mara, Monty Reagan, Tim Scanlon, and Owen Scanlon. Mr. Phillips was, at the time of such transactions, a director of the Company, Mr. Loud is the Vice President - Operations of the Company, and Mr. Roy J. Dimoff was the President, Chief Executive Officer, and a director of the Company. Mr. Mara is the Vice President - Sales and Marketing of the Company, and Mr. Brian Dimoff was the Vice President - Customer Support Operations of the Company.

         The NASDAQ Stock Market, Inc. adopted changes to the requirements applicable to corporations qualifying its common stock for trading on the NASDAQ SmallCap-TM- Market, among other changes, to increase the minimum net tangible assets of such corporations to $2,000,000. These changes were effective February 23, 1998. At December 31, 1997, the Company did not meet these increased requirements. On March 12, 1998, a committee of the Company's Board of Directors accelerated the vesting period of the Options to permit the immediate exercise of the Options, and Mr. Hanson exercised all of the 408,615 non-qualified options that were exercisable for a price of $1.00 per share. On March 23, Mr. Hanson exercised 50,000 of the Hanson Warrants. The result and purpose of the exercise of these Options and Warrants was to increase the Company's net tangible assets to satisfy the NASDAQ Stock Market, Inc.'s new requirements.

         There is no agreement, arrangement, or understanding between Mr. Hanson and the Company that requires Mr. Hanson to exercise any Options or Warrants or to otherwise make any capital contributions to the Company. Accordingly, in the event that the Company does not meet the NASDAQ Stock Market, Inc.'s new requirements for minimum net tangible assets in the future, there can be no assurance that the Company would be able to remedy such non-compliance. See "RISK FACTORS--Volatility of Stock Prices; Penny Stock Rules."

SUMMARY OF TRANSACTIONS

         Following is a summary and description of certain provisions of the Stock Purchase Agreement between Douglas H. Hanson and Rocky Mountain Internet, Inc., dated as of October 1, 1997; the Stock Purchase Agreement between Douglas H. Hanson and Roy J. Dimoff, dated as of October 1, 1997; the Stock Purchase Agreement among Douglas H. Hanson, Christopher K. Phillips, Jim D. Welch, and Kevin R. Loud, dated as of October 1, 1997; the Warrant Agreement between Rocky Mountain Internet, Inc. and Douglas H. Hanson, dated as of October 1, 1997; the Registration Agreement between Rocky Mountain Internet, Inc. and Douglas H. Hanson, dated as of October 1, 1997; the Shareholders' Voting Agreement and Irrevocable Proxy among Douglas H. Hanson, Christopher K. Phillips, Jim D. Welch, and Kevin R. Loud, dated as of October 1, 1997; and the Shareholders' Voting Agreement and Irrevocable Proxy among Douglas H. Hanson, Brian Dimoff, Paul B. Davis, Michael R. Mara, Monty Reagan, Roy J. Dimoff, Tim Scanlon, and Owen Scanlon, dated as of October 1, 1997, pursuant to which Mr. Hanson obtained effective control of the Company. The following summaries do not purport to be complete and are qualified in their entireties by the full text of the respective agreements which are incorporated by reference as exhibits to the Registration Statement of which this Prospectus forms a part. See "AVAILABLE INFORMATION."

STOCK PURCHASE AGREEMENT BETWEEN DOUGLAS H. HANSON AND THE COMPANY

         Pursuant to a Stock Purchase Agreement between Mr. Hanson and the Company, dated as of October 1, 1997, the Company issued and sold to Mr. Hanson 1,225,000 shares of Common Stock for a purchase price of $2,450,000, or $2.00 per share.

         In connection with the execution of this Stock Purchase Agreement, Roy J. Dimoff resigned as the President, Chief Executive Officer, and a director of the Company, and Gerald Van Eeckhout resigned as the Chairman of the Board of Directors but remained as a director of the Company until November 19, 1997. Contemporaneously, the then-existing Board of Directors of the Company, in accordance with the Company's By-laws, filled three vacancies on the board by electing Mr. Hanson, Mr. Reynaldo Ortiz, and Mr. D. D. Hock to be directors of the Company. Mr. Hanson was elected as the Company's President, Chief Executive Officer, and Chairman of the Board of Directors. Messrs. Ortiz and Hock were selected by Mr. Hanson, in accordance with the terms of this agreement, to be elected as directors of the Company. Mr. Ortiz resigned as a director effective December 1, 1997. On January 10, 1998, Ms. Mary Beth Vitale and Messrs. Robert W. Grabowski and Lewis H. Silverberg were appointed as directors of the Company.

STOCK PURCHASE AGREEMENT BETWEEN DOUGLAS H. HANSON AND ROY J. DIMOFF

         Pursuant to a Stock Purchase Agreement between Mr. Hanson and Roy J. Dimoff, dated as of October 1, 1997, Mr. Dimoff sold to Mr. Hanson 150,000 shares of Common Stock for a purchase price of $300,000, or $2.00 per share. Contemporaneously with this purchase and sale, Mr. Dimoff resigned as a director and as President and Chief Executive Officer of the Company. In addition, as discussed below, Mr. Hanson entered into a Shareholders' Voting Agreement and Irrevocable Proxy with Mr. Dimoff and six other shareholders pursuant to which Mr. Hanson obtained the right to vote certain shares of Common Stock beneficially owned by Mr. Dimoff and such other shareholders.

STOCK PURCHASE AGREEMENT AMONG DOUGLAS H. HANSON, CHRISTOPHER K. PHILLIPS, JIM D. WELCH, AND KEVIN R. LOUD

         Pursuant to a Stock Purchase Agreement among Douglas H. Hanson, Christopher K. Phillips, Jim D. Welch, and Kevin R. Loud, dated as of October 1, 1997, Mr. Hanson purchased 50,000 shares, 50,000 shares, and 25,000 shares of Common Stock from Messrs. Phillips, Welch, and Loud, respectively, for an aggregate purchase price of $250,000, in each case for $2.00 per share. In addition, as discussed below, Mr. Hanson entered into a Shareholders' Voting Agreement and Irrevocable Proxy with Messrs. Phillips, Welch, and Loud pursuant to which Mr. Hanson obtained the right to vote certain shares of Common Stock beneficially owned by them.

         The source of all of the consideration for the purchase by Mr. Hanson of the shares of Common Stock and the Warrants purchased from the Company and the shares of Common Stock purchased from Messrs. Dimoff, Phillips, Welch, and Loud was a loan made in the ordinary course of business by a bank as defined in Section 3(a)(6) of the Exchange Act. The identity of the bank has been omitted from this Prospectus, pursuant to the rules and regulations of the Exchange Act, at the request of Mr. Hanson, and the identity of the bank has been filed separately with the Commission. The loan bears interest at the rate of 192 basis points (i.e., 1.92%) above the London InterBank Offered Rate and has a term of two years. One-half of the outstanding principal, and accrued interest thereon, was payable in January 1998, and the remainder of the outstanding principal amount, and accrued interest thereon, is payable in January 1999. The loan is secured by a pledge of all of the shares of Common Stock that Mr. Hanson purchased from the Company and from Messrs. Dimoff, Phillips, Welch, and Loud and of income anticipated to be received by Mr. Hanson.

REGISTRATION AGREEMENT

         Contemporaneously with the execution of the agreements described above, the Company entered into an agreement with Mr. Hanson to register all of the shares of Common Stock purchased in the above-described transactions, i.e., those shares purchased from the Company and those purchased from Messrs. Dimoff, Phillips, Welch, and Loud, the Hanson Warrants, and the shares of Common Stock that may be issued pursuant to the exercise of the Hanson Warrants. The Company also agreed, not later than thirty days after the closing of the transactions described above, to use its commercially reasonable best efforts to file a registration statement with the Commission for the registration of the shares of Common Stock purchased by Mr. Hanson (including those shares purchased from the Company and from the individuals identified above), the Hanson Warrants, and the shares of Common Stock issuable upon exercise of the Hanson Warrants and to maintain the effectiveness of such registration statement for a period of one year. The Company believes that, during the period of effectiveness of such registration statement, Mr. Hanson may sell all or any of the shares of Common Stock or Hanson Warrants subject thereto without restriction. This Prospectus forms a part of the registration statement that is the subject of the registration agreement between the Company and Mr. Hanson.

WARRANT AGREEMENT

         The Company entered into a Warrant Agreement with Mr. Hanson, dated as of October 1, 1997, pursuant to which it agreed, subject to obtaining the approval of the Company's shareholders of an increase in the authorized capital of the Company, to issue to Mr. Hanson the Hanson Warrants, which entitle the holder thereof to purchase up to 4,000,000 shares of Common Stock for an exercise price of $1.90 per share, for a period of 18 months from the date of issuance of those Warrants. As of the date of the Warrant Agreement, the Company did not have a sufficient number of shares of its Common Stock authorized or reserved for issuance upon exercise of all of the Hanson Warrants. At the Meeting, the shareholders of the Company approved an amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue from 10,000,000 to 25,000,000. As a result of the approval of such amendment by the Company's shareholders at the Meeting, the Company issued all of the Hanson Warrants to Mr. Hanson on March 23, 1998. Also on March 23, 1998, Mr. Hanson exercised 50,000 of the Hanson Warrants for an aggregate exercise price of $95,000.

         The Hanson Warrants are subject to standard anti-dilution provisions and adjustments in the number of shares of Common Stock that can be issued (and the exercise price for which they can be issued) in the event of the payment by the Company of cash or non-cash dividends, reorganizations, and other extraordinary events. See "DESCRIPTION OF SECURITIES."

SHAREHOLDERS' VOTING AGREEMENTS AND IRREVOCABLE PROXIES

         Contemporaneously with the agreements described above, Mr. Hanson entered into a Shareholders' Voting Agreement and Irrevocable Proxy with Messrs. Phillips, Welch, and Loud pursuant to which Messrs. Phillips, Welch, and Loud granted to Mr. Hanson their proxies to vote certain shares of Common Stock owned by them as of the date of the agreement and acquired subsequent thereto (including shares of Common Stock of which Messrs. Phillips, Welch, and Loud have the right to acquire beneficial ownership through the exercise of warrants, options, and other rights). The proxies terminate on the earlier of: (i) three years from the date of execution; or (ii) the date upon which any shares of Common Stock owned by the grantor of a proxy are sold, transferred, assigned, or otherwise disposed of (except by a pledge thereof) by such shareholder to a person other than: (A) a member of such shareholder's "immediate family," as such term is defined in Rule 16a-1(e) promulgated pursuant to the Exchange Act, 17 C.F.R. Section 240.16a-1(e), or
(B) a trust for the benefit of any member of such shareholder's immediate family; provided, however, that the termination applies only to such shares of Common Stock as are sold, transferred, assigned, or otherwise disposed of to persons other than members of the shareholder's "immediate family." As of May 1, 1998 the number of shares of Common Stock subject to these proxies (including shares of which the grantors of the proxies had the right to acquire within 60 days after October 1, 1997) was 789,700.

         Mr. Hanson also entered into a Shareholders' Voting Agreement and Irrevocable Proxy with Mr. Brian Dimoff, Mr. Paul B. Davis, Mr. Michael
R. Mara, Mr. Monty Reagan, Mr. Roy J. Dimoff, Mr. Tim Scanlon, and Mr. Owen Scanlon. The terms of such agreement are similar to those of the agreement with Messrs. Phillips, Welch, and Loud, except that the proxies granted pursuant to the agreement with these seven shareholders expired immediately after the first meeting of shareholders held after October 1, 1997 at which directors are elected, i.e., immediately after the Meeting.

         Mr. Hanson disclaims beneficial ownership of the shares of Common Stock as to which he has been granted proxies, including the shares of Common Stock of which the grantors of those proxies may acquire beneficial ownership through the exercise of warrants, options, and other rights.

PURPOSE OF THE TRANSACTIONS

         Mr. Hanson's purpose in entering into the agreements described above and acquiring the shares of Common Stock and Warrants pursuant thereto was to acquire a significant equity position in the Company and to control the management, policies, and activities of the Company. In connection with such purchases, three of Mr. Hanson's nominees, including Mr. Hanson, were elected to the five-member Board of Directors of the Company as contemplated by the Stock Purchase Agreement between Mr. Hanson and the Company. One of Mr. Hanson's nominees, Mr. Reynaldo U. Ortiz, resigned from the Board of Directors in December, 1997. See "-- Stock Purchase Agreement Between Douglas
H. Hanson and the Company." Mr. Hanson may determine to purchase or otherwise acquire additional shares of Common Stock or other equity securities of the Company by means of open-market or privately negotiated purchases, the exercise of some or all of the remaining unexercised Hanson Warrants and/or the Options, or otherwise and may determine to sell or otherwise dispose of some or all of the shares of Common Stock that he now owns or may hereafter acquire. In addition, he may determine to sell or otherwise dispose of some or all of the Warrants or Options, to the extent that such securities may be sold, transferred, or otherwise disposed of.

         The amount, timing, and conditions of any such possible acquisition or disposition of any shares of Common Stock or other equity securities of the Company by Mr. Hanson will depend upon the continuing assessment by him of all relevant factors, including without limitation the following: the Company's business and prospects; economic conditions generally and in the telecommunications industry particularly; stock market and money market conditions; the availability and nature of opportunities to purchase or dispose of the securities of the Company owned by Mr. Hanson; the availability and nature of opportunities for Mr. Hanson to purchase additional securities of the Company; and other plans and requirements of Mr. Hanson.

                                 RISK FACTORS

         An investment in the securities being offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus, before purchasing the shares of Common Stock or Warrants offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the following "Risk Factors" section.

         HISTORY OF LOSSES; NEGATIVE WORKING CAPITAL; NO ASSURANCE OF PROFITABILITY. The Company has incurred net losses since its inception, and management expects to incur significant additional losses. Prospective investors have limited operating and financial data about the Company upon which to base an evaluation of the Company's performance and an investment in the shares of Common Stock and Warrants offered hereby. For the years ended December 31, 1995, 1996, and 1997, the Company reported net losses of $128,794, $2,342,571, and $4,152,853, respectively. At December 31, 1997, the Company had a working capital deficit of $(209,003). For the three years ended December 31, 1997, the Company reported cumulative cash used by operating activities of $4,643,247. There can be no assurance that the Company will achieve or sustain positive operating cash flow or generate net income in the future. To achieve profitability, the Company must, among other things, increase its customer base and develop and market products and services that are broadly accepted. There can be no assurance that the Company will ever achieve broad commercial acceptance or profitability. See "--Increasing Competition," "--Uncertain Adoption of Internet as Medium of Commerce and Communications" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Liquidity and Capital Resources."

         NEED FOR ADDITIONAL CAPITAL. The proceeds of the sale of all of the Selling Securityholder Shares will be received by the Selling Securityholders. While the Company may receive cash from the exercise of Warrants held by the Selling Securityholders, there can be no assurance that the Company will derive any specific amount of proceeds from this offering. Developments in the Company's business and possible expansion into other markets could indicate that the Company should expand its business at a faster rate than that currently planned for. Moreover, there can be no assurance that the Company will not encounter unforeseen difficulties that may deplete its capital resources more rapidly than anticipated, which would require that the Company seek additional funds through equity, debt, or other external financing. For the three years ended December 31, 1997, the Company reported cumulative cash used by operating activities of $4,643,247. There can be no assurance that any additional capital resources that the Company may need will be available to the Company if and when required, or on terms that will be acceptable to the Company. If additional financing is required, or desired, the Company may be required to forgo a substantial interest in its future revenues or dilute the equity interests of existing securityholders, and a change in control of the Company may result.

         The Company may receive cash from the exercise of Warrants held by Selling Securityholders. The Company estimates that it would receive approximately $5,670,000 upon the exercise of all of the 1,365,000 IPO Warrants, net of commissions due and payable to the representative of the underwriters for the Company's IPO (but not net of the expenses of this offering). As a means of encouraging the owners of the IPO Warrants to exercise those Warrants and, as a result, to increase the Company's cash and net tangible assets, the Company intends to call the IPO Warrants for redemption immediately in accordance with their terms. There can be no assurance, however, that a significant number of owners of IPO Warrants, if any, will elect to, or have the cash available to, exercise their IPO Warrants. See "USE OF PROCEEDS" and "DESCRIPTION OF SECURITIES."

         INCREASING COMPETITION. The markets in which the Company operates and intends to operate are extremely competitive and can be significantly influenced by the marketing and pricing decisions of the larger industry participants. The Company expects competition in these markets to intensify in the future. There are no substantial barriers to entry in the Internet access markets in which the Company competes.

                  INTERNET ACCESS. The Company's current and prospective competitors in the Internet include many large companies that have substantially greater market presence and financial, technical, operational, marketing and other resources and experience than the Company. The Company's Internet access business competes or expects to compete directly or indirectly with the following categories of companies: (i) other national and regional commercial Internet service providers ("ISPs"), such as Verio Inc. or one or more of its affiliates, and PSI; (ii) established on-line services companies that currently offer Internet access, such as America Online, Inc. ("AOL"), CompuServe Corp. ("CompuServe"), and and Prodigy Services Company ("Prodigy"); (iii) computer hardware and software and other technology companies, such as Microsoft Corporation ("Microsoft"); (iv) national long-distance telecommunications carriers, such as AT&T (with AT&T WorldNet), MCI (MCI Internet), and Sprint (SprintNet), and Qwest Communications International, Inc.; (v) regional telephone operating companies ("RBOCs"); (vi) cable television system operators, such as Comcast Corporation ("Comcast"), Tele-Communications, Inc. ("TCI"), and Time Warner Inc. ("Time Warner"); (vii) nonprofit or educational ISPs; and (viii) newly-licensed providers of spectrum-based wireless data services. Modems offered by cable television companies can transmit information at speeds of up to 10 megabits per second, as opposed to the Company's K56 Flex (enhanced speed modem) service, which can transmit information at speed of up to 56 kilobits per second. In addition, TCI recently announced it had reached separate agreements with Sun Microsystems, Inc. and Microsoft to produce the software necessary to permit persons to access the Internet through television set-top boxes beginning in 1999.

                  TELECOMMUNICATION SERVICES. The Company's intention to provide traditional long distance service will place it directly in competition with interexchange carriers ("IXCs"), which engage in the provision of long-distance access and other long-distance resellers and providers, including large carriers such as AT&T, MCI, Sprint, and WorldCom, and new entrants to the long distance market such as the RBOCs who have entered or have announced plans to enter the U.S. intrastate and interstate long-distance market pursuant to recent legislation authorizing such entry. See "REGULATION." Likewise, the Company's intention to provide IP telephony services and local exchange carrier services will place it directly in competition with other providers (either resellers or facilities-based carriers) that provide the same services. Most of the Company's competitors are significantly larger and have substantially greater market presence as well as financial, technical, operational, marketing, and other resources and experience than the Company.

         PRICING PRESSURES. The Company reduced the prices it charges its Internet customers during 1995, 1997, and 1998 partly as a result of competitive pricing pressures in the market for Internet services. The
Company expects that continued price pressures may cause the Company to reduce prices further in order to remain competitive, and the Company expects that such further price reductions would adversely effect the Company's results of operations and its ability to attain profitability, unless it can lower its costs commensurate with such price decreases. The Company may also face price pressures from its competitors in the telecommunications services markets in which the Company intends to compete. There is no assurance that the Company can attain profitability while pricing its services competitively.

         MANAGEMENT OF GROWTH. The Company's rapid growth has placed, and in the future may continue to place, a significant strain on the Company's administrative, operational, and financial resources, and increased demands on its systems and controls. The Company intends to expand its Internet network and to add telecommunications services in the future. Depending on the nature of the Company's intended expansion and the business area into which it may expand, the Company anticipates that its continued growth will require it to recruit and hire new managerial, technical, sales, administrative, and marketing personnel. This problem may be exacerbated to the extent the Company is able to acquire additional businesses, as each such business must then be integrated into the Company's operations and systems. See "--Risks Related to the Company's Acquisition Strategy." The inability to continue to upgrade the networking systems or the operating and financial control systems, the inability to recruit and hire necessary personnel, or the emergence of unexpected expansion difficulties could adversely affect the Company's business, results of operations, financial condition, and cash flow.

         RISKS RELATED TO THE COMPANY'S ACQUISITION STRATEGY. As part of its long-term business strategy, the Company intends to pursue acquisitions of other companies. There can be no assurance that the Company will be able to identify, acquire, or profitably manage additional businesses or successfully integrate acquired businesses, if any, into the Company without substantial costs, delays, or other operational or financial problems. Further, acquisitions may involve a number of special risks, including potentially dilutive issuances of equity securities, the incurrence of additional debt, diversion of management's attention, failure to retain key acquired personnel, risks associated with unanticipated events or circumstances or legal liabilities, and amortization of expenses related to goodwill and other intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition, results of operations, and cash flow. In addition, there can be no assurance that acquired businesses, if any, will achieve anticipated revenues and earnings. The inability of the Company to implement and manage its acquisition strategy successfully may have an adverse effect on the future prospects of the Company. See "THE COMPANY--The Company's Strategy."

         SECURITY RISKS. A risk faced by all Internet service providers, including the Company, is the risk that, despite the implementation of network security measures by the Company, its infrastructure remains vulnerable to computer viruses, sabotage, break-ins, and similar disruptive problems caused by its subscribers or other Internet users. Computer viruses, break-ins, or other problems caused by third parties could lead to interruptions, delays, or a cessation in service to the Company's subscribers. Furthermore, inappropriate use of the Internet by third parties could potentially jeopardize the security of confidential information stored in the computer systems of the Company's customers, which may deter potential subscribers and may inhibit the growth of the Internet service industry in general. Security problems continue to plague public and private data networks. Recent break-ins reported in the press and otherwise have reached computers connected to the Internet at major corporations and Internet access providers and have involved the theft of information, including incidents in which hackers bypassed firewalls by posing as trusted computers. Alleviating or attempts to avoid problems caused by computer viruses, break-ins, or other problems caused by third parties may require significant expenditures of capital and resources by the Company, which could have a material adverse effect on the Company's business, results of operations, financial condition, and cash flow. Until more comprehensive security technologies are developed, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet service industry in general and the Company's customer base and revenues in particular. Moreover, if the Company experiences a breach of network security or privacy, there can be no assurance that the Company's customers will not assert or threaten claims against the Company based on or arising out of such breach, or that any such claims will not be upheld, which could have a material adverse effect on the Company's business, financial condition, results of operations, or cash flow.

         RISK OF SYSTEM FAILURE. The operations of the Company are dependent upon, among other things, its ability to deliver high quality uninterrupted access to the Internet and other services provided or intended to be provided by the Company. Any system failure that causes excessive interruptions in the Company's operations could have a material adverse effect on the Company. As the Company expands its network and data traffic grows, there will be increased stress placed upon network hardware and traffic management systems. Any of a number of potential hardware failures at the Company's operations center or any of its POPs, as well as failure caused by fire, floods, or other natural causes, power losses, or telecommunications failures could result in significant interruptions of the Company's services and could have a material adverse effect on the business, financial conditions, results of operations, or cash flow of the Company. The Company has, from time to time, experienced failures relating to individual POPs.

         Although the Company maintains in effect casualty insurance that would fund most of the cost of replacing equipment lost to fires, floods, or similar natural causes, such insurance would not protect the Company from loss of customers and business reputation that could result from such an event. In addition, some potential losses may not be adequately covered by such policies. Equipment owned or leased by third parties and co-located at the Company's POPs is not covered by the Company's insurance policies.

         DEPENDENCE ON TELECOMMUNICATIONS ACCESS. All Internet and most telecommunications service providers, including the Company, depend on other companies to provide communications capacity via leased facilities. If one or more of these companies is unable or unwilling to provide or expand its current levels of service to the Company in the future, the Company's operations could be materially and adversely affected. Although leased facilities are available from several alternative suppliers, including AT&T, MCI, Sprint and WorldCom, there can be no assurance that the Company could obtain substitute services from other providers at reasonable or comparable prices or in a timely fashion. In addition, the Company is dependent on local telephone companies to provide local dial-up and leased, high speed dedicated access phone lines for access to each of the Company's POPs. The Company is presently dependent on US West (an RBOC), ICG Communications, Inc., and Teleport Communications Group, all of which are competitors of the Company, to provide timely installation of new circuits and to maintain existing circuits. The Company has experienced delays in the installation of circuits and inconsistencies in maintenance service, which have adversely affected the rate of growth of the Company.

         DEPENDENCE ON THE INTERNET; UNCERTAIN ADOPTION OF INTERNET AS A MEDIUM OF COMMERCE AND COMMUNICATIONS. Many of the Company's existing and proposed products and services are targeted toward users of the Internet, which has experienced rapid growth. As is typical in the case of a new and rapidly evolving industry characterized by rapidly changing technology, evolving industry standards, and frequent new product and service introductions, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. In addition, critical issues concerning the commercial use of the Internet remain unresolved and may impact the growth of Internet use, especially in the business market targeted by the Company. Despite growing interest in the many commercial uses of the Internet, many businesses have been deterred from purchasing Internet access services for a number of reasons, including, among others, inconsistent quality of service, lack of availability of cost-effective, high-speed options, a limited number of local access points for corporate users, inability to integrate business applications on the Internet, the need to deal with multiple and frequently incompatible vendors, inadequate protection of the confidentiality of stored data and information moving across the Internet, and a lack of tools to simplify Internet access and use. Published reports have indicated that a perceived lack of security of commercial data, such as credit card numbers, has significantly impeded commercial exploitation of the Internet to date, and there can be no assurance that encryption or other technologies will be developed that satisfactorily address these security concerns. Published reports have also indicated that capacity constraints caused by growth in the use of the Internet may, unless resolved, impede further development of the Internet to the extent that users experience delays, transmission errors and other difficulties. Further, the adoption of the Internet for commerce and communications, particularly by those individuals and enterprises that have historically relied upon alternative means of commerce and communication, generally requires the understanding and acceptance of a new way of conducting business and exchanging information. In particular, enterprises that have already invested substantial resources in other means of conducting commerce and exchanging information may be particularly reluctant or slow to adopt a new strategy that may make their existing personnel and infrastructure obsolete.

         The Company is also at risk as a result of fundamental technological changes in the way Internet solutions may be marketed and delivered. Integrating technological advances may require substantial time and expense, and there can be no assurance that the Company will succeed in adapting its network infrastructure. While the Company believes that its plan of combining the scale and scope of a national operation with the local presence of its ISP operations offers significant advantages for commerce and communication over the Internet, there can be no assurance that commerce and communication over the Internet will become widespread, or that the Company's offered Internet access and communications services will become widely adopted for these purposes. The failure of the market for business-related Internet solutions to continue to develop would adversely impact the Company's business, financial condition, results of operations, and cash flow.

         In addition, new technologies or industry standards have the potential to replace or provide lower cost alternatives to the Company's existing products and services. The adoption of such new technologies or industry standards could render the Company's existing products and services obsolete and unmarketable. For example, the Company's Internet connectivity services rely on the continued widespread commercial use of Transmission Control Protocol/Internet Protocol ("TCP/IP"). Alternative open and proprietary protocol standards that compete with TCP/IP, including proprietary protocols developed by IBM and Novell, Inc., have been or are being developed. If the market for Internet access services fails to develop, develops more slowly than expected, or becomes saturated with competitors, or if the Internet access and services offered by the Company are not broadly accepted, the Company's business, operating results, financial condition, and cash flow will be materially adversely affected. Although the Company intends to support emerging standards in the market for Internet connectivity, there can be no assurance that industry standards will emerge or if they become established, that the Company will be able to conform to these new standards in a timely fashion and maintain a competitive position in the market.

         GOVERNMENT REGULATORY POLICY RISKS. The telecommunications businesses in which the Company intends to engage are subject to extensive federal and state regulation. The provision of long distance telephone service is subject to the provisions of the Communications Act of 1934, as amended, including amendments effected by the Telecommunications Act of 1996 (the "1996 Telecommunications Act"), and the FCC regulations thereunder, as well as the applicable laws and regulations of the various states, including regulation by Public Utility Commissions ("PUCs") and other state agencies. Federal laws and FCC regulations apply to interstate telecommunications (including international telecommunications that originate or terminate in the United States), while state regulatory authorities have jurisdiction over telecommunications both originating and terminating within a state.

         Regulation of the telecommunications industry is changing rapidly, and the regulatory environment varies substantially from state to state. Moreover, as deregulation at the federal level occurs, some states are reassessing the level and scope of regulation that may be applicable to the Company. There can be no assurance that future regulatory, judicial, or legislative activities will not have a material adverse effect on the Company, or that domestic or international regulators or third parties will not raise material issues with regard to the Company's compliance or noncompliance with applicable regulations.

         A recent federal legislative change, the 1996 Telecommunications Act, may have potentially significant effects on the operations of the Company. The 1996 Telecommunications Act, among other things, allows the RBOCs and other companies to enter the long distance business and enables other entities, including entities affiliated with power utilities and ventures between LECs and cable television companies, to provide an expanded range of telecommunications services. Entry of such companies into the long distance business would result in substantial additional competition in one of the markets into which the Company intends to expand and may have a material adverse effect on the Company and its efforts to expand in this market.

         On April 10, 1998, the FCC submitted a report to Congress in which it stated that telephone-to-telephone IP telephony bears the characteristics of "telecommunications services" and that the providers of those services may be "telecommunications carriers," as those terms are defined in the 1996 Telecommunications Act. The FCC deferred a more definitive resolution of this issue until a more "fully-developed" record is available. However, the April 10 report states that, to the extent the FCC concludes that certain forms of phone-to-phone IP telephony service are "telecommunications services," and to the extent the providers of those services obtain the same circuit-switched access as obtained by other IXCs, and therefore impose the same burdens on the local exchange as do other IXCs, the FCC "may find it reasonable that they" become subject to the same regulations, including the requirement to pay access fees to a LECs and to contribute to "universal service" subsidies. See "THE COMPANY--The Company's Strategy" and "REGULATION."

         YEAR 2000 RISKS. Currently, many computer systems, hardware, and software products are coded to accept only two digit entries in the date code field and, consequently, cannot distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. The Company and third parties with which the Company does business rely on numerous computer programs in their day to day operations. The Company has begun the process of identifying computer systems that could be affected by the Year 2000 issue but has not estimated the costs of addressing the Year 2000 issue as it relates to Company's internal hardware and software, as well as third party computer systems with which the Company interacts. In the event that the Company acquires other assets or businesses, the software and hardware acquired by the Company in connection with those business combinations may also be Year 2000 non-compliant. There can be no assurance that the Year 2000 issues will be resolved in 1998 or 1999. The Company may incur significant costs in resolving its Year 2000 issues. If not resolved, this issue could have a significant adverse impact on the Company's business, operating results, financial condition, and cash flow.

         DEPENDENCE ON KEY PERSONNEL. The Company's success depends to a significant degree upon the continued contributions of its senior operating management, particularly Douglas H. Hanson, its President, Chief Executive Officer, and Chairman of the Board of Directors. The loss of Mr. Hanson's services could have a detrimental effect on the Company. Key employees' employment agreements do not significantly limit their ability to compete with the Company following termination. The Company does not maintain key person life insurance on Mr. Hanson. The Company's success will also depend on its ability to attract and retain other qualified management, marketing, technical, and sales executives and personnel.

         POTENTIAL FLUCTUATIONS IN OPERATING RESULTS. The Company's operating results may in the future vary, depending upon factors such as the timing and installation of circuits ordered by the Company, which in the past have been, and in the future will be, delayed from time to time by delays in the installation of lines and equipment by the Company's telecommunications suppliers. Additional factors contributing to variability of operating results may include the pricing and mix of services and products sold by the Company, terminations of service by subscribers, introductions of new products and services by the Company and its competitors, market acceptance of new and enhanced versions of the Company's services, changes in pricing policies by its competitors, the timing of the expansion of the Company's network infrastructure, and entry into new businesses. In response to competitive pressures, the Company may take certain pricing or marketing actions that could have a material adverse effect on the Company's business, financial condition, results of operations, and cash flow. Variations in the timing and amounts of revenues could have a material adverse effect on the Company's operating results.

         PRODUCT DEVELOPMENT; TECHNOLOGY CHANGE. To date the Company has not been adversely affected by product or service obsolescence because changes in the Internet service industry have been largely a matter of improvements in hardware which have been readily available to the Company and its competitors. The Company's future success depends, however, upon its ability to develop new services that meet changing customer requirements. The market for the Company's service is characterized by rapidly changing technology, evolving industry standards, emerging competition, and frequent new service introductions. There can be no assurance that the Company can successfully identify new opportunities and develop and bring new services to market in a timely manner or that services or technologies developed by others will not render the Company's services noncompetitive or obsolete. Also, there can be no assurance that the Company will have the necessary resources to obtain advances in technology necessary to remain competitive. The Company also faces the risk that fundamental changes may occur in the delivery of Internet access services. Currently, Internet services are accessed primarily by computers and are delivered by telephone lines. If the Internet becomes accessible by screen-based telephones, television, or other consumer electronic devices or becomes deliverable through other means such as coaxial cable or wireless transmission, the Company will have to develop new technology or modify its existing technology to accommodate these developments. Required technological advances by the Company as the industry evolves could include compression, full-motion video, and integration of video, voice, data, and graphics. The Company's pursuit of these technological advances, whether directly through internal development or by third party license, may require substantial time and expense and there can be no assurance that the Company will succeed in adapting its Internet service business to alternate access devices and conduits or that new technologies will be available to the Company at all.

         POTENTIAL LIABILITY FOR INFORMATION DISSEMINATED THROUGH NETWORK. The law relating to the liability of ISPs and online service companies for information carried on or disseminated through their networks has not yet been definitively established. Internet access and content providers face potential liability of uncertain scope for the actions of subscribers and others using their systems, including liability for infringement of intellectual property rights, rights of publicity, defamation, libel, and criminal activity under the laws of the U.S. and foreign jurisdictions.

         The Company does not maintain errors and omissions insurance. Any imposition of liability on the Company for alleged negligence, intentional torts, or other liability could have a material adverse effect on the Company. In addition, recent legislative enactments and pending legislative proposals aimed at limiting the use of the Internet to transmit indecent or pornographic materials could, depending upon their interpretation and application, result in significant potential liability to Internet access and service providers including the Company, as well as additional costs and technological challenges in complying with any statutory or regulatory requirements imposed by such legislation. For example, the Communications Decency Act of 1996 (amending 47 U.S.C. Section 223), which is part of the 1996 Telecommunications Act, became effective on February 8, 1996. The 1996 Telecommunications Act would impose criminal liability on persons sending or displaying in a manner available to minors indecent material on an interactive computer service such as the Internet, and on an entity knowingly permitting facilities under its control to be used for such activities. While the constitutionality of these provisions has been successfully challenged in federal appellate court, the U.S. Department of Justice has appealed to the U.S. Supreme Court and there can be no assurance as to the final result regarding the constitutionality of the 1996 Telecommunications Act, or as to the scope and content of any substitute legislation or other legislation in the U.S. or foreign jurisdictions restricting the type of content being provided over the Internet. If these provisions or related legislation are upheld, the effect on the Internet industry could have a material adverse effect on the Company's business, financial condition, results of operation, or cash fow. In addition, CompuServe faced action by German authorities in response to which CompuServe temporarily restricted the scope of the Internet access it provides to all subscribers, both in the U.S. and internationally. A number of countries are considering content restrictions based on such factors as political or religious views expressed, and pornography or indecency.

         VOLATILITY OF STOCK PRICES; PENNY STOCK RULES. The Company's Common Stock is qualified for trading on the NASDAQ SmallCap-TM- Market. The prices at which the Company's Common Stock has been traded have varied considerably since the Common Stock was qualified for trading on the NASDAQ SmallCap-TM-Market.

         The board of directors of the NASDAQ Stock Market, Inc. recently approved amendments that increased to $2,000,000 the minimum net tangible assets required for all companies whose securities are qualified for trading on the NASDAQ SmallCap-TM- Market. In addition, the Company's common Stock must have a minimum bid price of $1 per share to maintain its qualification for trading on the NASDAQ

SmallCap-TM- Market. The new requirements went into effect on February 23, 1998. At December 31, 1997, the Company did not meet these increased requirements. On March 12, 1998, a committee of the Company's Board of Directors accelerated the vesting period of the Options to permit the immediate exercise of the Options, and Mr. Hanson exercised all of the 408,615 non-qualified options that were exercisable for a price of $1.00 per share. On March 23, Mr. Hanson exercised 50,000 of the Hanson Warrants. The result and purpose of the exercise of these Options and Warrants was to increase the Company's net tangible assets to satisfy the NASDAQ Stock Market, Inc.'s new requirements. There is no agreement, arrangement, or understanding between Mr. Hanson and the Company that requires Mr. Hanson to exercise any options or Hanson Warrants or to otherwise make any capital contributions to the Company. Accordingly, in the event that the Company does not meet the NASDAQ Stock Market, Inc.'s new requirements for minimum net tangible assets in the future, there can be no assurance that the Company would be able to remedy such non-compliance.

         If the Company's Common Stock were no longer qualified for trading on the NASDAQ SmallCap-TM- Market, it could become subject to rules adopted by the Commission regulating broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or the NASDAQ system). Unless an exemption from the definition of a "penny stock" were available, any broker engaging in a transaction in the Company's Common Stock would be required to provide any customer with a risk disclosure document, disclosure of market conditions, if any, disclosure of the compensation of the broker-dealer and its salesperson in the transaction, and monthly accounts showing the market values of the Company's Common Stock held in the customer's account. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation. It may be anticipated that many brokers will be unwilling to engage in transactions in the Company's Common Stock because of the need to comply with the "penny stock" rules, thereby making it more difficult for purchasers of Common Stock offered hereby to dispose of their shares.

         RISK OF LACK OF ESTABLISHED TRADING MARKET FOR COMMON STOCK AND WARRANTS. Trading in the Company's Common Stock and Warrants had been inactive until March, 1998. There can be no assurance that an active market can or will be maintained for the trading of the Company's Common Stock. Purchasers of the Company's Common Stock may, therefore, find it difficult to dispose of these securities.

         CONTROL BY MANAGEMENT. As the result of a recent investment in the Company by Mr. Douglas H. Hanson, its President, Chief Executive Officer, and Chairman of the Board of Directors, the Company issued and sold 1,225,000 shares of its Common Stock and agreed to issue the Warrants to purchase an additional 4,000,000 shares of Common Stock to Mr. Hanson, subject to the approval by the Company's shareholders of an increase in the number of shares of Common Stock that the Company is authorized to issue. In addition, the Company granted options to Mr. Hanson to purchase 600,000 shares of Common Stock. Mr. Hanson also purchased an aggregate of 275,000 shares of Common Stock from four existing shareholders of the Company and has retained proxies from 3 shareholders to vote an aggregate of 789,700 shares of Common Stock (which number included shares that such persons had the right to acquire pursuant to the exercise of options held by them). As a result of these transactions, Mr. Hanson beneficially owns approximately 56.3% of the Common Stock of the Company, as beneficial ownership is determined in accordance with federal securities laws. The officers and directors of the Company as a group beneficially own approximately 59.5% of the Company's Common Stock. As a result, these shareholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of capital stock may also have the effect of delaying or preventing a change of control of the Company.

     SHARES AVAILABLE FOR ISSUANCE. The Company has 25,000,000 shares of Common Stock and 750,000 shares of Preferred Stock authorized, of which 7,311,761 shares of Common Stock and no shares of Series A Preferred Stock were outstanding on April 15, 1998. Another 845,667 shares of Common Stock were reserved for issuance pursuant to the Company's stock option plans and other stock options granted, and 6,594,422 have been reserved for issuance upon exercise of an aggregate of various warrants, including the IPO Warrants and the 3,950,000 Hanson Warrants remaining outstanding and pursuant to various anti-dilution provisions contained in the such warrants and the options described above. Accordingly, there will be approximately 10,248,150 shares of Common Stock and 750,000 shares of Preferred Stock that may be issued in the future at the discretion of the Company's Board of Directors. The Preferred Stock may be directed to be issued by the Board of Directors in its discretion without shareholder approval, with such designations, preferences, dividend rates, conversion and other features as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to and may be adversely affected by the terms of any additional classes of Preferred Stock that the Company may issue in the future. The issuance of such shares of undesignated Preferred Stock, while potentially providing desirable flexibility in connection with possible acquisitions and serving other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or may discourage a third party from attempting to acquire, a majority of the outstanding voting stock of the Company.

     In addition, the shareholders of the Company approved, at the Meeting, an amendment to the Company's Certificate of Incorporation to effect a reverse exchange (the "Reverse Stock Split") of the Company's Common Stock. The Reverse Stock Split would be in a ratio of up to one-for-ten and would be effected in the event that the Board of Directors determines that such a Reverse Stock Split is desirable at any time within one year from the date of the Meeting, with the exact ratio of the Reverse Stock Split (the "Split Ratio") to be determined by the Board of Directors in its discretion. Although the Board of Directors has no present intention of doing so, the additional shares of authorized but unissued Common Stock that may result from the proposed Reverse Stock Split could also be used by the Board of Directors to defeat or delay a hostile takeover. Faced with an actual or proposed hostile takeover, the directors could issue shares of Common Stock, in a private transaction, to a friendly party that might align itself with the Board of Directors in opposing a hostile takeover. Accordingly, Reverse Stock Split could be considered to have the effect of discouraging a takeover of the Company. The directors are not aware, however, of any current proposals by any party to acquire control of the Company, and the Reverse Stock Split is not intended to be an anti-takeover device.

     RESALES OF RESTRICTED SHARES. There are currently outstanding 1,952,000 shares of Common Stock that were issued in connection with various transactions, all of which are deemed to be "restricted securities," as defined in Rule 144 under the Securities Act. All of these restricted securities are currently eligible for resale by the holders thereof in the public market pursuant to Rule 144.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned restricted securities for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 73,118) or (ii) the average weekly trading volume in the Common Stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale is filed, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, affiliates of the Company must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of Common Stock that are not restricted securities. Also, under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned restricted securities for at least two years may resell such shares without compliance with the foregoing requirements. Sales of substantial amounts of the Common Stock in the public market following this offering or the perception that such sales might occur could adversely affect the then prevailing market price for the Common Stock.

     NO DIVIDENDS. The Company has not paid any dividends and does not intend to pay dividends on the Common Stock in the foreseeable future.

     STATE LAW LIMITATIONS ON DIRECTOR LIABILITY FOR MONETARY DAMAGES. The Company's Certificate of Incorporation substantially limits the liability of the Company's directors to its shareholders for breach of fiduciary or other duties to the Company.

     DELAWARE ANTI-TAKEOVER PROVISIONS. Section 203 of the Delaware General Corporation Law (the "DGCL") prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliate and/or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain "business combinations" (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation or the aggregate value of all of the outstanding capital stock of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder acquired shares, (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock not owned by the interested stockholder. The application of Section 203 of the DGCL could have the effect of delaying or preventing a change of control of the Company.

     RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS. This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and the Company intends that such forward-looking statements be subject to the safe harbors for such statements under such sections. The statements contained in this Prospectus that are not historical fact are "forward-looking statements" (as such term is defined in the statutory sections cited above), which can be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. The Company's forward-looking statements include the plans and objectives of management for future operations, including plans and objectives relating to its Internet connection services, plans and objectives for other businesses that the Company may enter, and future economic performance of the Company. The forward-looking statements and associated risks set forth in this Prospectus include or relate to: (i) ability of the Company to attract and retain qualified technical, sales, marketing, and administrative personnel relating to the services it currently provides and intends to provide, (ii) ability of the Company to market its services at competitive prices, (iii) development of brand-name recognition and loyalty for the Company's services, (iv) development of an effective sales staff, (v) market acceptance of the Company's services, (vi) success of the Company's market initiatives, (vii) expansion of sales in the industries to which the Company provides its current and intended services, (viii) success of the Company in forecasting demand for its current and intended services, (ix) success of the Company in diversifying the Company's market to provide services to large and small businesses, professionals, and individuals, (x) success of the Company in diversifying the types of services it offers to customers, (xi) achievement of forecast operating margins dependent upon price and efficient provision of services, (xii) availability of suitable licenses or other intellectual property access and protection for the Company's services, (xiii) the ability of the Company to implement its acquisition strategy and the success of that strategy, if and to the extent it is implemented, and (xiv) success of the Company in achieving increases in net sales to reduce the cost of services sold and decrease general, administrative, and development costs as a percentage of net sales.

     The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumption that the Company will continue to design, market and provide new services on a timely basis, that competitive conditions in the Internet connection service market will not change adversely or materially, that demand for the Company's Internet connection and other services will gain strength, that the market will accept the other services that the Company intends to offer, that the Company will retain and add qualified sales, administrative, and service personnel and consultants, that the Company's forecasts will accurately anticipate market demand, and there will be no adverse material change in the Company's operations or business. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive, and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's control. Accordingly, although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the "Risk Factors" section of this Prospectus, there are a number of other risks presented by the Company's business and operations that could cause the Company's net revenues or net loss, or growth in net revenues or net loss to vary markedly from prior results or the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects, and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause the Company to alter its marketing, capital investment, and other expenditures, which may adversely affect the Company's results of operations and cash flows. In light of significant uncertainties inherent in the forward-looking information included in this Prospectus, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company's objectives or plans will be achieved.

               PRICE RANGE FOR COMMON STOCK AND DIVIDEND POLICY

     The Company's Common Stock and the IPO Warrants are traded on the NASDAQ SmallCap-TM- Market under the symbols RMII and RMIIW, respectively. The table below sets forth for the periods indicated the high and low closing sales prices for the Company's Common Stock, as reported by the Nasdaq Stock Market, Inc.

     Quarter Ended                            High              Low
     -------------                           ------            ------
     September 30, 1996                      $3.060            $2.690
     December 31, 1996                        2.750             1.375

     March 31, 1997                           2.750             1.125
     June 30, 1997                            3.750             1.875
     September 30, 1997                       2.625             2.000
     December 31, 1997                        3.125             2.375

     March 31, 1998                           5.188             1.875

     The Company has never paid a cash dividend to shareholders, and the current policy of the Company's Board of Directors is to retain the earnings of the Company, if any, for use in the operation and development of its business. Therefore, the payment of cash dividends on the Common Stock is unlikely in the foreseeable future. Any future determination concerning the payment of dividends will depend upon the Company's financial condition, the Company's results of operations and any other factors deemed relevant by the Board of Directors.

                                CAPITALIZATION

     The following table sets forth the capitalization of the Company as of December 31, 1997. The information presented below does not give effect to the exercise of any of the Warrants or any outstanding stock options.

                                                                      December 31
                                                                          1997
                                                                      -----------
Long-term Debt:
     Capital lease obligations and other long-term debt               $   904,627
                                                                      -----------
Stockholders' (deficit) equity:
     Preferred stock, $0.001 par value; 790,000 shares authorized;
       40,000 shares issued and outstanding                           $        40
     Common stock; $0.001 par value; 10,000,000 shares authorized;
       6,677,846 shares issued and outstanding                              6,737
     Additional paid in capital                                         9,284,720
     Retained earnings (accumulated deficit)                           (6,747,050)
     Unearned compensation                                               (383,077)
     Treasury Stock, at cost                                              (78,000)
                                                                      -----------
       Total stockholders' equity                                       2,083,370
                                                                      -----------
       Total capitalization                                           $ 2,987,997
                                                                      -----------
                                                                      -----------

SELECTED CONSOLIDATED FINANCIAL DATA

                                                                     Year Ended December 31,
                                                     ------------------------------------------------------
                                                        1994          1995           1996            1997
                                                     ---------    -----------    -----------    -----------
STATEMENT OF OPERATIONS DATA:
Revenues                                             $ 253,806     $1,179,325    $ 3,281,579    $ 6,127,111
Gross profit                                           170,187        858,956      2,177,912      4,066,796
Operating (loss) income                                (40,720)      (108,522)    (2,281,194)    (3,800,706)
Net (loss) income                                      (44,086)      (128,794)    (2,342,571)    (4,152.853)
Net (loss) income per share (1)                      $    (.01)    $     (.04)   $      (.64)   $      (.76)

OTHER OPERATING DATA:
Approximate number of subscribers at end of period       1,300          4,000          9,800         13,000

BALANCE SHEET DATA:
Cash and Cash Equivalents                            $  36,470     $  274,661    $   348,978    $ 1,053,189
Investments                                                  0              0      1,356,629              0
Working Capital (Deficit)                             (174,029)      (186,865)       370,884       (209,003)
Total Assets                                           249,818        924,603      5,540,167      5,082,119
Long Term debt                                          51,745        524,437      1,134,380        904,627
Total Stockholders' (deficit) equity                   (43,143)      (169,036)     2,317,437      2,083,370


(1) Loss per share computed based on 3,489,000 Shares outstanding for 1994 and 1995, 3,715,000 shares outstanding for 1996, and 5,530,000 shares outstanding for 1997. See Note 1 to the Company's financial statements included elsewhere in this Prospectus.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS

FISCAL YEAR ENDED DECEMBER 31, 1997 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1996

     SELECTED FINANCIAL DATA

      The following table sets forth selected financial data for the Company as of the dates and for the periods indicated. The income statement data for the years ended December 31, 1996 and 1997, and the balance sheet data as of such dates have been derived from financial statements of the Company which have been included herein and which have been audited by Baird, Kurtz, and Dobson, independent public accountants. These data should be read in conjunction with the Company's financial statements and related notes included elsewhere in this Prospectus.

                                                                    YEAR ENDED DECEMBER 31,
                                                                  1996                  1997
STATEMENT OF OPERATIONS DATA:
Revenues                                                        $ 3,281,579          $ 6,127,111
Gross profit                                                      2,177,912            4,066,796
Operating (loss) income                                          (2,281,194)          (3,800,706)
Net (loss) income                                                (2,342,571)          (4,152,853)
Net (loss) income per share (1)                                        (.64)                (.76)

OTHER OPERATING DATA:
Approximate number of subscribers at
   end of period                                                      9,800               13,000

BALANCE SHEET DATA:
Cash and Cash Equivalents                                       $   348,978          $ 1,053,189
Investments                                                       1,356,629                    0
Working Capital (Deficit)                                           370,884             (209,003)
Total Assets                                                      5,540,167            5,082,119
Long Term debt                                                    1,134,380              904,627
Total Stockholders' equity                                        2,317,437            2,083,370

(1) Loss per share computed based on 3,715,000 Shares outstanding for 1996 and 5,530,000 shares outstanding for 1997. See Note 1 to the Company's financial statements included elsewhere in this Prospectus.

      The Company's common stock is traded on the Nasdaq SmallCap-TM- Market. The Directors of the Nasdaq Stock Market, Inc. changed Nasdaq listing requirements. A minimum maintenance standard of two million dollars in net tangible assets is included in the new listing requirements. As of December 31, 1997, the Company's net tangible assets are approximately $388,000 below the $2,000,000 minimum requirement for listing. On March 12, 1998, Mr. Douglas H. Hanson exercised 408,615 of $1.00 options (each option is exercised for one share of common stock) and on March 23, 1998 Mr. Hanson exercised 50,000 warrants (each warrant was exercised at a price of $1.90 for one share of common stock) resulting in a total infusion of equity of $503,615. Listed below are the proforma balance sheets reflecting the effect of the infusion of the equity based on the December 31, 1997 balance sheet, assuming the transaction occurred as of that date. The proforma balance sheet is not indicative of the financial position of the Company as of March 31, 1998.

                          ROCKY MOUNTAIN INTERNET, INC.
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)
                                     ASSETS

                                                             December 31,    Investment      Proforma
                                                                 1997                      Giving Effect
                                                                                           to  Investment
                                                                                            (Unaudited)
Current assets
     Cash and cash equivalents                                $1,053,189      $503,615     $1,556,804
     Trade  receivables, less allowance for
     doubtful accounts of $176,000                               672,094                      672,094
     Inventories                                                  46,945                       46,945
     Other                                                       112,891                      112,891
                                                       ---------------------------------------------------
                                                              $1,885,119      $503,615     $2,388,734
Property and equipment
     Equipment                                                 2,927,016                    2,927,016
     Computer software                                           218,801                      218,801
     Leasehold improvements                                      190,235                      190,235
     Furniture, fixtures, and office equipment                   431,814                      431,814
                                                       ---------------------------------------------------
                                                              $3,767,866      $            $3,767,866
                                                                                     -
     Less accumulated depreciation and amortization            1,118,217                    1,118,217
                                                       ---------------------------------------------------
                                                              $2,649,649      $            $2,649,649
                                                                                     -
Other assets
     Customer lists                                              471,096                      471,096
     Deposits                                                     76,255                       76,255
                                                       ---------------------------------------------------
                                                              $  547,351      $            $  547,351
                                                                                     -
                                                       ---------------------------------------------------
                                                              $5,082,119      $503,615     $5,585,734
                                                       ---------------------------------------------------
                                                       ---------------------------------------------------

                              ROCKY MOUNTAIN INTERNET, INC.
                              CONSOLIDATED BALANCE SHEETS
                                      (UNAUDITED)
                          LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                       December 31,    Investment         Proforma
                                                                          1997                          Giving Effect
                                                                                                        to Investment
                                                                                                         (Unaudited)
Current liabilities
     Current maturities of long-term debt and
     obligations under capital leases                                  $   609,390                      $   609,390
     Accounts payable                                                      581,366                          581,366
     Deferred revenue                                                      345,857                          345,857
     Accrued payroll and related taxes                                     182,569                          182,569
     Other accrued expense                                                 374,940                          374,940
                                                                  ----------------------------------------------------
       Total current liabilities                                       $ 2,094,122     $                $ 2,094,122
                                                                                              -

Long-term debt and obligations under capital leases, less
     current maturities                                                $   904,627     $                $   904,627
                                                                                              -
                                                                  ----------------------------------------------------
Stockholders equity
     Preferred stock, $.001 par value; authorized 790,000              $        40                      $        40
     shares; issued and outstanding 12/31/97, 40,000 shares
     Common stock, $.001 par value; authorized 10,000,000                    6,737          459               7,196
     shares; issued; 12/31/97 6,736,889; and outstanding
     12/31/97 6,677,846 shares.
     Additional paid-in capital                                          9,284,720      503,156           9,787,876
     Accumulated deficit                                                (6,747,050)                      (6,747,050)
     Unearned compensation and other                                      (383,077)                        (383,077)
                                                                  ----------------------------------------------------
                                                                       $ 2,161,370     $503,615         $ 2,664,985
     Treasury stock, at cost, Common: 59,043 shares                        (78,000)                         (78,000)
                                                                  ----------------------------------------------------
                                                                       $ 2,083,370                      $ 2,586,985
                                                                  ----------------------------------------------------
                                                                       $ 5,082,119     $503,615         $ 5,585,734
                                                                       -----------     --------         -----------
                                                                       -----------     --------         -----------
     Tangible Net worth                                                $ 1,612,274                      $ 2,115,889

Note: December 31, 1997 financial statement numbers are derived from audited financial statements contained in this Prospectus.

YEAR 2000 ISSUES

         The Company has begun the process of identifying computer systems that could be affected by the "Year 2000" issue. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. The Company has not estimated the cost of addressing the Year 2000 issue. The impact on the Company's operations of failing to make its systems Year 2000 compliant in a timely manner cannot presently be determined.

NATIONAL INTERNET PROVIDER

         Effective March 11, 1998, the Company entered into an agreement with PSINet, Inc., (refer to Exhibit 10.13: PSINet Wholesale Usage Agreement) whereby the Company obtains access to PSINet's network to provide the Company's customers access to dialup and "switched" network access in over 235 locations nationally. The agreement allows the Company to expand service nationally to provide dial up and ISDN services in each of the locations serviced by PSINet. Customers will receive technical support, e-mail services, news services, etc., from the Company's servers, providing a "private label" solution to the anticipated new customer base.

IP TELEPHONY

         The Company is expanding its communication services in order to provide a more complete product offering to its customers. The Company has announced its intent to provide long distance services using Internet Protocol ("IP") telephony at $0.07 per minute within the continental United States to customers in Denver, Boulder, and Colorado Springs, Colorado areas. The Company filed an application in March, 1998 with the Colorado PUC to become a Competitive Local Exchange Carrier ("C-LEC"). A wholly owned subsidiary, Rocky Mountain Broadband, Inc., has been formed for providing these services.

FLAT RATE DIALUP ACCESS

         Effective November 4, 1997, the Company introduced a flat rate Dial Up service offering in the Denver, Colorado and Boulder, Colorado markets at the rate of $24.95 per month. In January, 1998, the Company expanded flat rate pricing to the Colorado Springs and Pueblo, Colorado markets. Additionally, the flat rate was reduced to $19.95 in order to meet competitive offerings in the market. As part of the new service offering, the Company has introduced enhanced data communication rates using the K 56 Flex technology.

TERMINATION OF THIRD PARTY AGREEMENT

         The Company and Zero Error Networks ("ZEN"), a third party with which the Company had contracted as described below under "Dial-Up Service," signed a "TERMINATION AGREEMENT" effective July 3, 1997, which affects four points of presence (POP) located in Pueblo, Hayden, Leadville, and Alamosa, Colorado. These POPs have been operated under a revenue and expense sharing contract between the two parties. The Termination Agreement calls for ZEN to operate the Hayden, Leadville, and Alamosa, Colorado locations and receive the rights to the customer base currently existing in those locations while the Company will operate and maintain the customer base in Pueblo and surrounding areas. The transition occurred during the months of July, August, and December of 1997. The Company has contracted for a location (POP site) in Pueblo and installed approximately $35,000 of equipment therein. The Termination Agreement includes a limited non-compete clause wherein neither party may directly solicit the existing customer base of the other for a period of one year. The net effect of the Termination Agreement on net income is expected to be neutral in the short run and have a positive long term result. The Pueblo revenues are expected to grow at a faster rate than the other three POP's combined and the Company plans to focus additional effort to selling dedicated access in the Pueblo market. However, there can be no assurance that the Company's efforts will be successful or that the long-term effects of the Termination Agreement on net income will be positive.

ACQUISITIONS

         Effective January 22, 1997, the Company acquired from VR-1, Inc. dial-up and dedicated access subscribers and other assets, which VR-1, Inc. had been operating under the service mark "ONE", for consideration consisting of $150,000 of cash and 116,932 shares of the Company's common stock.

         Three acquisitions occurred in late 1996 and early 1997 pursuant to the Company's strategy to expand through acquisitions as well as internal growth. CompuNerd, Inc., a small Colorado Springs based Web services company was acquired as of November 1, 1996 for consideration consisting of $70,478 and 30,000 shares of common stock. The Information Exchange ("IE"), a Denver based voice messaging business was acquired effective December 1, 1996 for 52,723 shares of common stock. IE focuses on voice messaging to commercial customers. Its acquisition further expands the Company's ability to provide a full complement of services through the Internet. Several affiliates of the Company were equity holders in The Information Exchange. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

         The Company may experience fluctuations in operating results in the future caused by various factors, some of which are outside of the Company's control, including general economic conditions, specific economic conditions in the Internet access industry, user demand for the Internet, capital expenditures and other costs relating to the expansion of operations, the timing and number of customer subscriptions, the introduction of new services by the Company or its competitors, the mix of services sold and the mix of distribution channels through which those services are sold. In addition, the Company's expenses, including but not limited to obligations under equipment leases, facilities leases, telephone access lines, and Internet access are relatively fixed in the short term, and therefore variations in the timing and amount of revenues could have a material adverse effect on the Company's results of operations.


         RESULTS OF OPERATIONS

REVENUES

         Revenues are generated by a variety of Internet related activities that include dial up access services, dedicated access services primarily for business customers, frame relay services, and Web hosting and production. Other sources of revenue include equipment sales related to dedicated access accounts, educational courses, and setup charges associated with the Company's various services. The following table provides information regarding amounts of revenues in the foregoing categories for the years ended December 31, 1996 and 1997.

                                            Years Ended December 31,
                                             1996              1997           %Change
         REVENUE
         Dial-Up Service                  $1,465,269        $2,359,482          61%
         Dedicated Access Service            689,311         2,047,852         197%
         Web Services                        413,592         1,051,114         154%
         Equipment Sales                     519,551           387,067         -25%
         Other                               193,856           281,396          45%
                                          ----------        ----------
                   Total                  $3,281,579        $6,127,111          87%


In 1997, the Company's revenue grew 87% compared to the year ended December 31, 1996. The total number of customers grew from 9,800 to 13,000 from during the same periods representing an increase of 29%. Revenues exclusive of Equipment Sales grew at 108%. Revenues grew at a faster rate than customer count due to a focus on commercial customers with higher monthly billing rates and from increases in Web production and hosting and equipment sales. Customer count was also adversely affected by approximately 1,050 resulting from the termination of the contract with Zero Error Networks. An additional 390 customers from the Hayden POP were transferred to Zero Error Networks effective January 1, 1998.

DIAL-UP SERVICE

         The Company's dial-up service strategy is to provide high quality service with few busy signals. In the past the Company was not prepared to offer flat rate pricing for unlimited access service, however, on November 4, 1997, the Company announced a flat rate offering to the Denver, Colorado and Boulder Colorado markets. Subsequently, the Company has added flat rate service in Colorado Springs, Colorado and Pueblo, Colorado. This offering has become more economically attractive than in the past due to lower costs for circuits and a lower cost per port for dial up access. The new offering includes higher speed modem access using K56 Flex technology.

         The table below shows the composite weighted average billing rate for full service Internet access by quarter for 1995, 1996, and 1997. The reduction in the average rate for September 1997 is the result of a change in the average rates resulting from the termination of Dial-Up Service contracts with third parties in Alamosa and Leadville. The remaining contracts with other third parties provide an higher percentage of lower rate services. Effective with the December 1997 billings, most Denver and Boulder, Colorado area customers who were on payment plans over $19.95 per month were converted to the new $19.95 flat rate service, resulting in a lower average billing rate.

                                For the Three Months Ended
   Mar           Jun         Sep          Dec          Mar          Jun          Sep         Dec
  1995          1995        1995         1995         1996         1996         1996        1996
$20.52        $20.42      $20.88       $21.02       $20.97       $20.33       $20.41      $20.50

   Mar           Jun         Sep          Dec
  1997          1997        1997         1997
$20.10        $20.04      $19.65       $18.62


         The 61% revenue growth in Dial-Up Service from 1996 to 1997 is attributable to customer growth. Dial-up Service have been split approximately evenly between commercial and residential customers throughout 1995 and 1996 and 1997 based on customer count. Based on revenue the split between commercial and residential customers is 35% to 65% respectively. Dial-Up revenues increased from $1,465,269 to $2,359,482 or 61% for the year ending December 31, 1996 as compared to the year ending December 31, 1997.

         RMI has established business alliances through contracts with three locally-based unrelated parties for the purpose of providing Internet services in secondary markets in the State of Colorado. The services are provided under a written contract that provides for the locally-based party to provide equipment and marketing services while RMI provides Internet access and administrative services. Dial-up revenues based on these contracts generated $354,100 in revenues in 1996 and $467,700 in revenues in 1997 for an increase of 32%. The Company expects total revenues from these third party relationships to decrease in the future as explained further in this paragraph. The POPs established pursuant to these contracts began in the second quarter of 1995 and grew to six locations by the end of 1995 and nine locations by the end of 1996. Effective July 3, 1997, the contract with Zero Error Networks was terminated. Under the termination agreement, the Company will operate the Pueblo POP as a Company only location and ZEN will operate Alamosa, Leadville, and Hayden locations.
The similar contract in Grand Junction, Colorado was terminated by the Company effective April 30, 1997. The marketing efforts by the locally-based third party in this location were minimal and sales were less than $1,000 per month. The Company is pursuing options to operate this facility and add dedicated as well as Dial-Up customers.

DEDICATED ACCESS SERVICE

         Dedicated access services are primarily provided to commercial customers and include a wide range of connectivity options tailored to the requirements of the customer. These services include private port (dedicated modem), Integrated Services Digital Network connections, 56 Kbps frame relay connections, T-1 (1.54 Mbps) frame relay connections, T-1 and fractional T-1 point to point connections, and T-3 (45 Mbps) or fractional T-3 connections. The Company also offers a co-location service in which the customer's equipment is located in the RMI data center, thereby providing access to the Internet directly through the Company's connection.

         Dedicated business has grown based principally on ISDN and high speed circuits (56K, DS-1, and DS-3) growth. ISDN sales have grown from approximately $93,000 to $632,000 for an increase of 580% from 1996 to 1997. Dedicated high speed circuits and co-location customer billings have increased from approximately $455,000 to $1,175,000 or 158% from 1996 to 1997. These increases are the result of a full time sales staff focused on this product line and the continuing growth in demand for Internet connectivity.

         The table below shows the quarterly customer count by each of the component services offered for dedicated access as of the dates indicated:


Service              Mar 31     Jun 30    Sep 30    Dec 31    Mar 31     Jun 30      Sep 30     Dec 31
                       1995       1995      1995      1995      1996       1996        1996       1996
------------------   ------     ------    ------    ------    ------     ------      ------      ------
Private Port             29         30        36        35        42         47          46         54
56 Kbps                  18         27        27        34        47         69          71         72
ISDN                      0          0         0         2         3         13          46         80
T-1                       7         10        10        11        16         25          29         30
Co-location               0          1         4         4         6          4           5          6

Service              Mar 31     Jun 30    Sep 30    Dec 31
                       1997       1997      1997      1997
-------------------  ------     ------    ------    ------
Private Port             50         41        36        31
56 Kbps                  78         72        65        60
ISDN                    168        193       211       233
T-1                      65         84        99       123
Co-location              11         12        11        21



WEB SERVICES

         Web services revenues are composed of Web site hosting and Web site production. Web site hosting provides ongoing revenue from customers for whom RMI hosts a Web site on Web servers in the RMI data center. All access made to these Web sites by the customer and the Internet community as a whole are processed on the RMI servers. The advantage to customers is high speed access to sites by their targeted audiences. The following is a summary of the number of Web hosting customers as of the dates indicated:


 Mar         Jun         Sep          Dec          Mar          Jun         Sep     Dec 1996
1995        1995        1995         1996         1996         1996        1996
   1          21          45           90          157          217         242          341

 Mar         Jun         Sep          Dec
1997        1997        1997         1997
 418         424         417          428


         Web site hosting accounted for $239,700 in 1996 and $478,500 in 1997 of revenue for an increase of 100%. The increase resulted from activity by the direct sales force, increased server capacities and speed, and the increasing popularity of the Web as a business tool.

         Web site production increased from $173,800 for 1996 to $563,500 for 1997 for an increase of 224%. The Company increased the size of the Web production department as well as provided customers more complex applications. The Company's direct sales force has focused on selling Web production sites with higher average billings.

EQUIPMENT SALES

         RMI sells hardware to its customers as an accommodation and to provide a "one stop shop" for Internet services. Equipment sales can vary from a single router for an ISDN connection to providing servers and Internet grade routers for co-locations. Sales decreased from $519,551 in 1996 to $387,100 in 1997 or a 25% reduction. Margins on equipment sales increased from 11% in 1996 to 23% in 1997. RMI has established wholesale purchasing relationships with national and regional vendors in order to provide an attractively priced total Internet solution to its commercial customers.

GROSS PROFIT

         Gross profit on Internet services (exclusive of equipment) as a percentage of sales is 77% for 1996 and 69% for 1997. In December, 1996, the Company installed a DS-3 network connecting Boulder, Colorado Springs, and Denver locations utilizing Cascade switches. This is a large capacity network providing reliable high-speed connections for a wide range of customer needs. This network is currently underutilized. As the network becomes fully utilized, the Company anticipates that it will realize significant economies of scale resulting in increased margins.

GENERAL, SELLING AND ADMINISTRATIVE

         SALES AND MARKETING EXPENSES consisting of advertising, promotion, attendance at trade shows, printing, and finders fees increased from $211,512 in 1996 to $ 286,267 in 1997 or 35%. The Company hired a full time direct sales staff beginning in December, 1995. Compensation for sales and marketing personnel was approximately $565,000 for 1996 and $969,000 in 1997 for an increase of 71% with 16 employees at the end of 1996 and 17 employees at the end of 1997. The increase results from having a fully staffed sales department throughout 1997 while the department was partially staffed in 1996.

         GENERAL AND ADMINISTRATIVE EXPENSES increased from approximately $3,642,600 in 1996 to approximately $6,611,000 in 1997 or 81%. General and administrative costs consist of personnel

(excluding sales and marketing personnel), physical facilities, depreciation, amortization, professional services and other related administrative expenses. Significant items are discussed below.

         Payroll costs increased 41% from $2,138,000 for the year ended December 31, 1996 to $3,024,000 for the year ended December 31, 1997 (not including sales and marketing personnel compensation discussed above). The Company had 67 employees at the end of 1996 and 55 employees at the end of 1997 in all areas of the Company including administration, technical support, development, and senior management (excluding sales and marketing). The 1997 total expense includes $127,700 of compensation expense in regards to options granted to Mr. Douglas H. Hanson as discussed elsewhere in this Prospectus.

         Facilities rent expense was $172,440 for 1996 and increased 156% to $441,440 in 1997. This increase is principally the result of a move in late 1996 to new corporate headquarters which consists of leased office space of approximately 19,500 square feet space including a data center comprised of 1,200 square feet. The Company continues to occupy offices in Colorado Springs for staff performing Dial-In technical support, customer service, and sales functions. The Company's former offices in Denver at 1800 Glenarm have been sub leased effective March 1, 1997 for the remainder of the lease term. A one-time charge of approximately $58,000 has been recorded in 1996 for commission expense on the transaction as well as the difference between the sub lease rate and the existing lease rate.

         The Company experienced an increase in communications expense from $196,800 for the year ended 1996 to $260,500 for the year ended 1997 or 32%. These expenses included local telephone service, cellular phones and pager costs and long distance telephone expenses. The Company uses multiple "800" phone numbers to provide technical support, customer support, and sales order processing to its growing base of customers.

         Legal and accounting expenses increased from $77,400 in 1996 to $218,100 in 1997 or an increase of 182%. This increase resulted from the first full year of filing SEC quarterly and annual reports, due diligence work performed in regards to the investments by Mr. Hanson, and negotiations in regards to the terminations of employees, and preparation of the proxy statement.

         Outside services, which includes temporary to hire staff and professional services, increased 191% from $150,100 to $437,700 from 1996 to 1997. The Company hires many of the technical support call center staff and the Web production staff on a "temp to hire" program wherein the new employee remains on the temporary employment agency's payroll for approximately ninety days. This allows the staff to be fully evaluated prior to becoming a full time Company employee.

         During 1997, the Company incurred one time expenses for: a write-off of costs incurred in Grand Junction and Burlington, Colorado for development of third party marketing agreements in the amount of $45,113, a write down of inventory for sale in the amount of $23,031, and expense of $318,000 relating to termination of employees, and $107,233 of legal expenses relating to the terminations and defense of the lawsuit discussed under the caption.


LIQUIDITY AND CAPITAL RESOURCES

         The Company has incurred losses since inception and has experienced negative operating cash flow in 1997. The Company's operations used net cash of approximately $3.3 million for the year ended December 31, 1997. The cash used by operating activities is primarily attributable to the Company's continued expansion of its facilities and employee base in anticipation of continued growth in revenues.

Between December 31, 1996, and December 31, 1997, total assets decreased by $458,048 from $5,540,167 to $5,082,119. The change is attributable to various increases and decreases as follows:

                                   Balance at      Balance at      Increase
                                     12/31/96        12/31/97    (Decrease)
Cash & investments                 $1,705,607      $ 1,053,189     $(652,418)
Trade receivables                     518,827          672,094       153,267
Inventory                              91,047           46,945       (44,102)
Other                                 143,753          112,891       (30,862)
Equipment & other fixed assets      3,258,000        3,767,866       509,866
Accumulated depreciation and
amortization                         (403,023)      (1,118,217)     (715,194)

Customer lists                        145,444          471,096       325,652
Deposits                               80,512           76,255        (4,257)

Totals                             $5,540,167      $ 5,082,119     $(458,048)

         The decrease in Cash and investments is due to the use of cash in operations, trade receivables increased due to larger sales volumes, inventory fluctuates based on customer installations and changing lead times for products, equipment and other fixed assets increased based on equipment required for service expansion and internal computer requirements, accumulated depreciation and amortization increased based on depreciation and amortization of assets, and customer lists increased due to the acquisition of the assets from VR-1 in January, 1997.

         The changes in the liabilities and stockholders' equity account from 1996 to 1997 are as follows:

                                                Balance at    Balance at      Increase
                                                  12/31/96      12/31/97    (Decrease)
Notes payable                                   $    4,250    $      -0-     $  (4,250)
Current maturities of long term debt and
   capital lease obligations                       451,823       609,390       157,567
Accounts payable                                   425,160       581,366       156,206
Deferred revenue                                   218,121       345,857       127,736
Accrued payroll & related taxes
                                                   528,160       182,569      (345,591)
Accrued expenses                                   460,836       374,940       (85,896)
Long-term debt and capital lease
   obligations                                   1,134,380       904,627      (229,753)
Stockholders' equity                             2,317,437     2,083,370      (234,067)

Totals                                          $5,540,167    $5,082,119     $(458,048)

         The note payable was retired during the year, current maturities of long term debt and capital lease obligations increased due to new leases and existing lease amortization payments having a smaller interest expense (more of each payment is applied to principal), accounts payable reflects the growth in the Company, deferred revenues relates to customers who prepaid their accounts for specific periods of time and credits on customers accounts, accrued payroll and related taxes decreased year over year as the final payroll for 1997 was paid on 12/31/97 wherein it was paid on the first work day of 1997 for 1996, accrued expenses are attributable primarily to deferred office rent, preferred stock dividend payable, and third parties under contractual agreements pending cash collections, long term debt and capital lease obligation decreased due to certain leases approaching the end of the lease term, and a reduction in equity is a combination of the current year loss and an offset of additional capital investment in the Company.

         During 1997, the Company substantially drew down a line of credit for $500,000 for working capital uses. This credit line was secured by a pledge of a $300,000 treasury bill repurchase agreement and by the Company's accounts receivable. In October, the Company repaid the line of credit and transferred the funds from the treasury bill to cash. The line of credit has been discontinued and the secured position of the bank on the accounts receivable has ceased. The Company's office lease is also secured by a pledge of a money market fund of $250,000.

         The Company has had a series of financings to provide the funds during the initial growth phases when earning have been negative. These financings are: a convertible debenture offering in late 1995 and early 1996 that brought in $490,000 (the debentures were converted to common stock in October, 1996), a preferred stock offering in mid-1996 that netted $406,000, an initial public offering in September, 1996, with proceeds of $3,775,900, and a private placement (with one unit consisting of two common shares and a warrant to purchase an additional common share at a set price) from June to September, 1997 which raised $1,117,900. Effective October 1, 1997, Mr. Douglas H. Hanson invested $2,398,577 in common stock and became the President, Chief Executive Officer and Chairman of the Board of the Company. Additionally, Mr. Hanson has invested an additional $503,615 in March, 1998 by exercising purchased warrants and options that were granted in October, 1997, at the time of his initial investment. Current income and expense forecasts indicate that the Company will have sufficient cash in order to reach positive cash flow without further investments. However, additional equity infusion may be necessary to comply with the NASDAQ Small Cap listing requirements.

         The Company has received a loan commitment from Phoenix Leasing Incorporated wherein the Company will have available a financing line available for acquisition of fixed assets in the amount of $352,000 to be used in four increments of $88,000. The financing will be secured by the assets purchased and by an Equipment Loan Bond provided by Amwest Surety Insurance Company. The Company expects to complete this agreement and initiate the first draw around the end of May 1998.

         RMI is an Internet Service Provider ("ISP") with an high growth rate (as discussed elsewhere in this document). The Company's growth is dependent on continuing to build a strong infrastructure and hiring high quality sales, technical, and administrative personnel. In order to build the infrastructure and acquire the human resources needed to maintain an high growth rate, the Company has operated with a negative cash flow from operations during 1996 and 1997. The Company's cash requirements are relatively fixed for the near term and the Company expects to generate positive operating cash flows by mid 1998 if revenues continue to increase according to expectations without any significant cost increases. Should revenues not continue to increase according to expectations, the Company may have to seek additional financing to fund operating losses or implement reductions in operating expenses. Reductions in operating expenses, if effected, could adversely affect revenues and therefore not result in the expected increase in cash flow. The Company does not currently have access to additional bank financing and therefore additional financing would have to result from additional issuances of equity or debt securities.

         The Company's common stock is traded on the NASDAQ SmallCap Market. The NASDAQ Stock Market, Inc. recently implemented changes to the maintenance criteria for listing eligibility on the Small Cap Market, including a requirement that issuers have at least $2,000,000 in net tangible assets. As of December 31, 1997, the Company had net tangible assets of $1,612,274 (equity of $2,083,370 less intangible customer lists of $471,096). Effective March 12, 1998, Mr. Douglas H. Hanson, President and CEO, exercised 408,615 options exercisable at $1.00 resulting in an equity infusion of $408,615 and on

March 23, 1998, Mr. Hanson exercised 50,000 warrants for $1.90 each which resulted in an additional equity infusion of $95,000. On a proforma basis as of December 31, 1997, these investments bring the Company in compliance with the Nasdaq requirements.

FISCAL YEAR ENDED DECEMBER 31, 1996 COMPARED TO FISCAL YEAR ENDED
DECEMBER 31, 1995

         SELECTED FINANCIAL DATA

         The following table sets forth selected financial data for the Company as of the dates and for the periods indicated. The income statement data for the years ended December 31, 1995 and 1996, and the balance sheet data as of such dates have been derived from financial statements of the Company which have been included herein and which have been audited by McGladrey & Pullen, LLP. (1995) and Baird, Kurtz, and Dobson (1996), independent public accountants. These data should be read in conjunction with the Company's financial statements and related notes included elsewhere in this Prospectus.

                                                Year Ended December 31,
                                         ------------------------------------
                                                  1995                  1996
                                                  ----                  ----
STATEMENT OF OPERATIONS DATA:
Revenues                                    $1,179,325           $ 3,281,579
Gross profit                                   858,956             2,177,912
Operating (loss) income                       (108,522)           (2,281,194)
Net (loss) income                             (128,794)           (2,342,571)
Net (loss) income per share (1)                   (.04)                 (.64)

OTHER OPERATING DATA:
Approximate number of subscribers at end
  of period                                      4,000                 9,800

BALANCE SHEET DATA:
Cash and Cash Equivalents                   $  274,661           $   348,978
Investments                                          0             1,356,629
Working Capital (Deficit)                     (186,865)              370,884
Total Assets                                   924,603             5,540,167
Long Term debt                                 524,437             1,134,380
Total Stockholders' (deficit) equity          (169,036)            2,317,437


(1) Loss per share computed based on 3,489,000 Shares outstanding for 1995 and 3,715,000 shares outstanding for 1996. See Note 1 to the Company's financial statements included elsewhere in this Prospectus.

OVERVIEW

         The Company's growth strategy is to focus on commercial accounts in the high speed access, frame relay network, and Web services areas. The Company also continues to experience strong growth in dial-up access services based on quality of service and word of mouth reputation.

         Three acquisitions occurred in late 1996 and early 1997 pursuant to the Company's strategy to expand through acquisitions as well as internal growth. CompuNerd, Inc., a small Colorado Springs based

Web services company was acquired as of November 1, 1996 for consideration consisting of $70,478 and 30,000 shares of common stock. The Information Exchange (IE), a Denver based voice messaging business was acquired effective December 1, 1996 for 52,723 shares of common stock. IE focuses on voice messaging to commercial customers. Its acquisition further expands the Company's ability to provide a full complement of services through the Internet. Several affiliates of the Company were equity holders in The Information Exchange. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." Effective January 16, 1997, the Company acquired dial-up and dedicated access subscribers from Online Network Enterprises, Inc., a Boulder, Colorado, based provider of Internet access and Web services for consideration consisting of $150,000 of cash and 116,932 shares of the Company's common stock.

         The Company has positioned itself for continued growth by expanding its infrastructure and employee base. In December 1996, the Company relocated its Corporate headquarters in Denver to an 19,500 square foot facility which includes a data center where Denver based operations are being consolidated. The Company's principal access servers, Web servers, ISDN routers, dial-up modem facilities, and management workstations are consolidated in this facility to provide enhanced management and security. In addition to improved facilities, the Company continues to seek and hire quality sales, technical, and administrative management and staff. As a result the Company will continue to incur losses in the near term. The Company will not generate income or positive cash flow from operations unless revenues continue to increase at rates commensurate with past growth while maintaining its existing cost structure. Although the Company believes that its current investment in equipment and related infrastructure, and its current employee base (which accounts for a significant portion of selling, general and administrative expense) can support substantial growth, there can be no assurance that revenues will continue to grow at the rate they have over the past year.

         The Company may experience fluctuations in operating results in the future caused by various factors, some of which are outside of the Company's control, including general economic conditions, specific economic conditions in the Internet access industry, user demand for the Internet, capital expenditures and other costs relating to the expansion of operations, the timing and number of customer subscriptions, the introduction of new services by the Company or its competitors, the mix of services sold and the mix of distribution channels through which those services are sold. In addition, the Company's expenses, including but not limited to obligations under equipment leases, facilities leases, telephone access lines, and Internet access are relatively fixed in the short term, and therefore variations in the timing and amount of revenues could have a material adverse effect on the Company's results of operations.

         RESULTS OF OPERATIONS

REVENUES

         Revenues are generated by a variety of Internet related activities that include dial up access services, dedicated access services primarily for business customers, frame services, and Web hosting and production. Other sources of revenue include equipment sales related to dedicated access accounts, educational courses, and setup charges associated with the Company's various services. The following table provides information regarding amounts of revenues in the foregoing categories for the years ended December 31, 1995 and 1996.

                                 Years Ended December 31,

                                 1995            1996           % Change
                             -----------     ------------       ---------
REVENUE
Dial-Up Service                $ 621,475       $1,465,269          135%
Dedicated Access Service         262,267          689,311          163%
Web Services                      29,110          413,592         1321%
Equipment Sales                  144,551          519,551          259%
Other                            121,922          193,856           59%
                             -----------      -----------          178%
     Total                    $1,179,325       $3,281,579         -----
                             -----------      -----------
                             -----------      -----------

         The Company's revenue grew 178% from the year ended December 31, 1995 as compared to the year ended December 31, 1996. The total number of customers grew from 4,000 to 9,800 from during the same periods representing an increase of 145%. Revenues exclusive of Equipment Sales grew at 167%. Revenues grew at a faster rate than customer count due to a focus on commercial customers with higher monthly billing rates and from increases in Web Production and Hosting and Equipment sales.

DIAL-UP SERVICE

         The Company's strategy is to provide an high quality service with few busy signals. In order to assure this service level the Company does not provide any unlimited access service price plans during the business day, these plans have a tendency to congest the network. The Company does provide a range of service offerings based on a set number of hours for a set rate with additional hours billed as overage. The table below shows the composite weighted average billing rate for full service Internet access by quarter for 1995 and 1996.

For the Three Months Ended


     March        June       September      December        March        June        September       December
     1995         1995       1995           1995            1996         1996        1996            1996
     $20.52       $20.42     $20.88         $21.02          $20.97       $20.33      $20.41          $20.50


         The 135% revenue growth in Dial-Up Service in 1996 over 1995 is attributable to growth in customers while maintaining average billing rates. Dial-up Service has been split approximately evenly between commercial and residential customers throughout 1995 and 1996.

         RMI has established business alliances through contracts with five unrelated parties for the purpose of providing Internet Services in secondary markets in the State of Colorado. These contracts provide for the local party to provide equipment and marketing services while the Company provides Internet Access and administrative services. Dial-up revenues based on these contracts generated $67,500 in revenues in 1995 and $ 354,100 in 1996 for an increase of 425%. The joint points of presence (POP) established pursuant to these contracts began in the second quarter of 1995 and grew to six locations by the end of 1995 and eight locations by the end of 1996.

DEDICATED ACCESS SERVICE

         Dedicated access services are primarily provided to commercial customers and include a wide range of connectivity options tailored to the requirements of the customer. These services include private port (dedicated modem), Integrated Services Digital Network (ISDN) connections, 56 Kbps frame relay connections, T-1 (1.54 Mbps) frame relay connections, point to point connections, and T-3 (45 Mbps) or fractional T-3 connections. The Company also offers a co-location service in which the customer's equipment is located in the RMI data center, thereby providing access to the Internet directly through the Company's connection.

         The table below shows the quarterly customer count by each of the component services offered for dedicated access as of the dates indicated:


Service              Mar 31     Jun 30    Sept 30     Dec 31     Mar 31  Jun 30   Sept 30  Dec 31
                      1995       1995      1995        1995       1996    1996      1996    1996
Private Port             29         30         36         35         42       47      46       54
56 Kbps                  18         27         27         34         47       69      71       72
ISDN                      0          0          0          2          3       13      46       80
T-1                       7         10         10         11         16       25      29       30
Co-location               0          1          4          4          6        4       5        6


WEB SERVICES

         Web services revenues are composed of Web page hosting and Web page production. Web page hosting provides ongoing revenue from customers for whom RMI hosts a Web site on Web servers in the RMI data center. All access made to these Web Sites by the customer and the Internet community as a whole are processed on the RMI servers. The advantage to customers is high speed access to sites by their targeted audiences. The following is a summary of the number of Web hosting customers as of the dates indicated:


Mar 31        Jun 30    Sept 30      Dec 31         Mar 31       Jun 30     Sept 30     Dec 31
 1995          1995       1995        1995           1996         1996        1996       1996
  1             21         45           90          157           217          242          341


         Web page hosting accounted for $26,200 of revenue in 1995 and $239,700 of 1996 revenue for an increase of 815%. The increase resulted from increases in the direct sales force, increased server capacities and speed, and the increasing popularity of the Web as a business tool.

         Web page production increased from $3,770 for 1995 to $173,800 for 1996 for an increase of 4,510%. The Company increased the size of the Web production department as well as provided customers more complex applications. The growth in Web hosting business helped to drive this part of the business plus the activities of the Company's direct sales force. RMI did not have a direct sales force until December, 1995.

EQUIPMENT SALES

         RMI sells hardware to its customers as an accommodation and to provide a "one stop shop" for Internet services. Equipment sales can vary from a single router for an ISDN connection to providing servers and Internet grade routers for co-locations. Sales grew from $144,551 in 1995 to $519,551 in 1996 or 259%. Equipment sales are typically low margin transactions and can fluctuate dramatically depending on large server orders. RMI has established wholesale purchasing relationships with national and regional vendors in order to provide an attractively priced total Internet solution to its commercial customers.

GROSS PROFIT

         Gross profit consists of total revenue less the direct costs of delivering services and the cost of equipment. Gross profit on Internet services (exclusive of equipment) as a percentage of sales is 81% for 1995 and 77% for 1996. The reduction in gross profit percentage is principally the result of increasing capacity for Internet access, ISDN facilities, and dial-up facilities.

GENERAL, SELLING AND ADMINISTRATIVE

         SALES AND MARKETING EXPENSES increased from $92,300 in 1995 to $776,500 in 1996 inclusive of personnel costs. The Company hired a full time direct sales staff beginning in December, 1995. Of the total 1996 Sales and marketing expense, approximately $565,000 relate to personnel expenses. The Company had 6 employees at the end of 1995 and 16 employees at the end of 1996 in sales and marketing. Extensive efforts have been made to identify, hire, and train sales personnel with expertise in Internet access and in Web applications. Approximately $211,500 for 1996 was spent on advertising, developing and printing marketing and sales support materials, and trade show attendance.

         GENERAL AND ADMINISTRATIVE EXPENSES increased from approximately $875,200 in 1995 to $3,682,600 in 1996. General and administrative costs consist of personnel (excluding sales and marketing personnel), physical facilities, depreciation, amortization, professional services and other related administrative expenses. Significant items are discussed below.

         Payroll costs increased from $459,575 for the year ended December 31, 1995, to $2,178,460 for the year ended December 31, 1996. The Company had 29 employees at the end of 1995 and increased staff to 67 at the end of 1996 in all areas of the Company including administration, technical support, development, and senior management (excluding sales and marketing). Rent expense for 1995 was $82,269 and increased to $240,720 in 1996. During 1996 the Company moved its corporate headquarters and leased office space of approximately 19,500 square feet which includes a data center comprised of 1,200 square feet. The Company continues to occupy offices in Colorado Springs for staff performing Dial-In technical support, customer service, and sales functions. Additionally, the Company leases two POP's (points of presence) which contain routers, servers, and modems to provide Internet access for its customers. The Company's former offices in Denver at 1800 Glenarm have been sub leased effective March 1, 1997 for the remainder of the lease term. A one time charge of approximately $58,000 has been recorded in 1996 for commission expense on the transaction as well as the difference between the sub lease rate and the existing lease rate.

         The Company experienced an increase in communications expense from $58,400 for the year ended 1995 to $196,800 for the year ended 1996. These expenses included local telephone service, cellular phones and pager costs and long distance telephone expenses. The Company uses multiple "800" phone numbers to provide technical support, customer support, and sales order processing to its growing base of customers.

LIQUIDITY AND CAPITAL RESOURCES

         The Company has incurred losses since inception and has experienced negative operating cash flow in 1996. The Company's operations used net cash of approximately $1.5 million for the year ended December 31, 1996. The cash used by operating activities is primarily attributable to the Company's continued expansion of its facilities and employee base in anticipation of continued growth in revenues.

         Between December 31, 1995, and December 31, 1996, the Company's employee base increased from 35 to 83 and its total assets increased from $924,603 to $5,540,167. The increase in the Company's total assets is primarily attributable to $2,375,348 of property and equipment (net of accumulated depreciation, $1,356,629 in short term investments, and $428,489 of accounts receivable. The Company has financed this growth primarily with revenues from operations, from proceeds of approximately $3.7 million resulting from completion of the Company's initial public offering in September 1996, 1.7 million and from capital lease financing. In addition, sources of cash included $490,000 in proceeds from a private placement of convertible notes (since converted into common stock) in late 1995 and early 1996, and $406,000 in net proceeds from a private placement of Series A Convertible Preferred Stock in mid-1996.

         During 1996 the Company acquired approximately $2.5 million in equipment, software, and leasehold improvements. Equipment consisted of Cascade switches and related equipment for the Company's frame relay network, routers, servers and computers. Of the $2.5 million expended, approximately $1.7 million was financed through capital lease transactions.

         The Company has a bank line of credit in the amount of $500,000 which, subsequent to December 31, 1996 was fully drawn. No amounts were outstanding as of December 31, 1996, with respect to this line of credit. The line of credit is secured by a pledge of a $300,000 treasury bill repurchase agreement and by the Company's accounts receivable. The Company's office lease is also secured by a pledge of a treasury bill of $250,000.

         As of December 31, 1996, the Company had working capital of $370,884. This included $348,978 of cash and cash equivalents and $1,356,629 of investments in financial instruments convertible to cash. Trade receivables as of that date were $518,827. Current liabilities as of that date were approximately $2,088,350, including $425,160 of accounts payable, $451,823 of current maturities of long-term debt and capital lease obligations, $528,160 of accrued payroll and related taxes, and $460,836 of accrued expenses attributable primarily to a payable on office furniture, deferred office rent, preferred stock dividend payable, accrual for unbilled circuit costs, and amounts due third parties pursuant to contracts described above under "Dial-Up Service" pending cash collections. Also included in current liabilities as of that date is $218,121 of deferred revenue, which represents differences in the timing of payments by customers and recognition of the related revenue.

         RMI is an Internet Service Provider (ISP) with an high growth rate. The Company's growth is dependent on building a strong infrastructure and hiring high quality sales, technical, and administrative personnel. In order to build the infrastructure and acquire the human resources needed to maintain an high growth rate, the Company has operated with a negative cash flow from operations during 1996 and projects to continue to do so for the first half of 1997. The company's cash requirements are relatively fixed for the near term and the Company expects to generate positive operating cash flows by late 1997 if revenues continue to increase according to expectations without any significant cost increases. In the near term, the Company expects to finance negative operating cash flows from incentive programs to customers designed to increase the rate of realization of accounts receivable, and, if necessary, from reductions in operating expenses. As discussed below, the Company may seek to conduct an equity of debt financing which, if completed, the proceeds of which would be available to fund operations. In the longer term, should revenues not continue to increase according to expectations, the Company may have to seek additional financing to fund operating losses or implement additional reductions in operating expenses. Reductions in operating expenses, if effected, could adversely affect revenues and therefore not result in the expected increase in cash flow. The Company does not currently have access to additional bank financing and therefore additional financing would have to result from additional issuances of equity or debt securities.

         The Company's common stock is traded on the NASDAQ SmallCap-TM-Market. The NASDAQ Stock Market, Inc. has recently proposed changes to the maintenance criteria for listing eligibility on the Small Cap Market, including a requirement that issuers have at least $2,000,000 in net tangible assets. As of January 31, 1997, the Company had less than $2,000,000 in net tangible assets. If the proposed changes to the SmallCap-TM- Market listing criteria are approved by the SEC and if the Company were to fail to meet such requirements, the Company's common stock would no longer trade in the SmallCap-TM- Market, which would adversely affect the liquidity and price of the Company's common stock. In anticipation of the eventual approval of the new maintenance criteria, the Company is seeking to raise $1 million to $2 million in additional equity capital in a private placement of stock, the terms and structure of which are not determined at this time. The proceeds of that offering would be used to meet the more stringent listing criteria and to improve the Company's working capital and liquidity. There can be no assurance that additional equity capital will be available to the Company or, if it is available, that it will be available on terms favorable to the Company.

                                USE OF PROCEEDS

         The 2,000,000 Acquisition Shares to be offered and issued by the Company may be issued from time to time in full or part consideration in connection with future acquisitions by the Company. The 4,079,355 Warrants and approximately an additional 2,783,289 Selling Securityholder Shares subject of this Prospectus have been previously issued to the Selling Securityholders and are being offered for sale by the Selling Securityholders, and approximately an additional 5,959,505 Selling Securityholder Shares that may be issued upon exercise of Warrants are being offered for sale by the Selling Securityholders. Consequently, the Company will not receive any of the proceeds from the sales of such shares.

         The Company will not receive the proceeds of sales of any Securities offered hereby by the Selling Securityholders. However, if the Selling Securityholders who hold Warrants determine to exercise their Warrants, the Company will receive the proceeds of the exercise of those Warrants. The 1,365,000 IPO Warrants are redeemable by the Company at a cost of $0.25 per Warrant. The exercise price of those Warrants recently has been less than the market price per share of Common Stock, and the Company believes that current owners of those Warrants may, therefore, have an incentive to exercise those Warrants and purchase shares of Common Stock. As a means of encouraging the holders of those Warrants to exercise their IPO Warrants, the Company intends to call those Warrants for redemption in accordance with their terms in the event that the exercise price of those Warrants remains less than the market price per share of Common Stock.

         The Company estimates that it would receive approximately $5,670,000 upon the exercise of all of the 1,365,000 IPO Warrants, net of commissions due and payable to the representative of the underwriters for the Company's IPO (but not net of the expenses of this offering). The Company is required to pay to Neidiger, Tucker, Bruner, Inc., the representative of the underwriters of the Company's IPO, a commission equal to 5% of the exercise price of the IPO Warrants under circumstances. See "PLAN OF DISTRIBUTION." The Company plans to use any such net proceeds for general corporate purposes and working capital. To the extent such proceeds are not utilized immediately, they will be invested in instruments that, in the determination of the Company, are low-risk investment vehicles. There can be no assurance that any of the Warrants will be exercised.

                                  THE COMPANY

DESCRIPTION OF BUSINESS

         The Company is an evolving and rapidly growing telecommunications company that provides a full range of Internet services. In addition, RMB obtained a certificate from the Colorado Public Utilities Commission in April, 1998, which authorizes RMB to become a competitive local exchange carrier (a "C-LEC"). The certificate will permit the Company to provide local telephone service and other services currently provided by U S West in those portions of the State of Colorado in which U S West is currently certified to provide such services. Consistent with terms and conditions established by the Colorado PUC in prior similar decisions, RMB is required to participate in the Colorado High Cost Fund (a fund into which LECs must pay into to subsidize local exchange services in rural and other high-cost areas), the Telecommunications Relay Services for the Disabled Telephone Users Program, ad Emergency Telephone Access Act Program, and other financial support mechanisms established by the Colorado PUC.

         Also in April, 1998, the Company began offering long distance telephone service by means of Internet protocol ("IP") telephony, through RMB, to persons located in the Denver, Boulder, and Colorado Springs areas, with plans to offer such services nationwide later in 1998. Also in April, 1998, RMB entered into a carrier services agreement with Frontier Communications of the West, Inc., an affiliate of Frontier Corporation, pursuant to which RMB will be able to offer traditional long distance telephone services to customers nationwide. The Company's current plans are to begin offering these services beginning in July, 1998.

         The Company's Internet access services include dial-up access, dedicated high speed access, Integrated Services Digital Network ("ISDN") services, fractional T-1 service (with transmission speeds up to 1.54 megabits per second), enhanced speed modem service, and other Internet related services provided to business and individuals, including World Wide Web ("Web") services, data services and network frame services. The Company gives particular attention to providing exemplary customer service at competitive prices. The Company's high speed, digital telecommunications network provides Internet subscribers with direct access to the full range of Internet applications and resources including E-mail, World Wide Web sites, USENET newsgroups and FTP software. The Company has experienced rapid growth in its subscriber base, reaching approximately 13,000 customers at the end of December 1997, up from approximately 9,800 customers at the end of December, 1996 and approximately 4,000 in December, 1995.

         Pursuant to two agreements signed in the first quarter of 1998, the Company is able to offer its Internet services nationwide. One agreement, signed with PSINet, allows the Company to provide dial-up access to customers in PSINet's 235 POPs in the United States. The other agreement, with PacNET, allows the Company to offer private wide area network ("WAN") services to businesses throughout the United States.

         The Company is a Delaware corporation with its executive office located in Denver, Colorado, and an operating facility located in Colorado Springs, Colorado. The Company employs approximately 80 persons. The Company was incorporated in October 1995, and is the successor to Rocky Mountain Internet, Inc., a Colorado corporation, which was incorporated in 1994.

ACQUISITIONS

         RMI acquired two businesses in late 1996. In November, 1996, the Company acquired assets of CompuNerd, Inc., a small Colorado Springs based Web services company. RMI acquired in that transaction approximately 35 Web hosting subscribers and 115 Internet access subscribers. In December, 1996, the Company acquired the assets of The Information Exchange, LLC., a Denver based voice messaging service company, a related party through common ownership. The Information Exchange provides voice messaging services to over 370 business clients in the Denver Metropolitan area. RMI completed this acquisition with the intent to provide a multi-media service (voice messaging, email and fax) to its dial-up clients in the second half of 1997. In January, 1997, RMI acquired the dedicated high speed and dial-up subscribers from Online Network Enterprises, Inc. (O*N*E), headquartered in Boulder, Colorado, a division of VR*1, Inc. The O*N*E acquisition netted RMI approximately 47 dedicated and 732 dial-up subscribers.

INDUSTRY OVERVIEW

         INTERNET. The Internet had its origins in 1969 as a project of the Advanced Research Project Agency ("ARPA") of the U.S. Department of Defense. The network established by ARPA was designed to provide efficient connections between different types of computers separated by large geographic areas and to function even if part of the network became inoperative. Historically, the infrastructure was used by academic institutions and governmental agencies for remote access to host computers and electronic mail communications. Accordingly, the U.S. government historically provided the majority of funding for the infrastructure. However, as the modern Internet developed and became commercial, funding shifted to the private sector.

         The Internet is a loose interconnection of networks belonging to many owners. It is comprised of tens of thousands of networks that communicate using the Internet protocol (IP). Entities commercially involved in the Internet may be divided into five types of entities: (1) end users;
(2) access providers; (3) application providers; (4) content providers; and
(5) backbone providers. END USERS obtain access to and send information either through dial-up connections over the public switched telephone network, or through dedicated data circuits over wireline, wireless, cable, or satellite networks. ACCESS PROVIDERS, more commonly known as Internet service providers, combine computer processing, information storage, protocol conversion, and routing with transmission to enable users to access Internet content and services. Major Internet access providers include America Online, AT&T WorldNet, Netcom, Earthlink, and the Microsoft Network. APPLICATION PROVIDERS offer users a discrete end-to-end service rather than open-ended Internet connectivity. Examples include IP telephony service providers and free electronic mail vendors. CONTENT PROVIDERS make information available on "servers" connected to the Internet, where it can be accessed by end users. Major content providers include Yahoo, Netscape, ESPN Sportszone, and Time-Warner's Pathfinder service. Finally, BACKBONE PROVIDERS, such as WorldCom, Sprint, AGIS, and PSINet, route traffic between Internet access providers, and interconnect with other backbone providers. Many companies fall into more than one of these categories. For example, America Online offers Internet access as well as content (which can be purchased separately for a lower fee), and until recently owned backbone provider ANS. In addition, many of the networks connected to the Internet are "intranets," or private data networks, that offer better performance or security to a limited set of users, but can still communicate with the Internet using IP. The Internet is a distributed packet-switched network, which means that information is split up into small chunks or "packets" that are individually routed through the most efficient path to their destination. Even two packets from the same message may travel over different physical paths through the network. Packet switching also enables users to invoke multiple Internet services simultaneously, and to access information with no knowledge of the physical location of the server where that information resides. Internet usage has grown steadily and rapidly, especially since the development of the World Wide Web in 1989. According to one survey cited by the FCC in its April

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10, 1998 report to Congress, there are currently more than 4,000 Internet service providers and 40 national Internet backbones operating in the United States. According to data presented at an FCC hearing on February 19, 1998, Internet service provider market revenues are projected to grow from under four billion dollars in 1996 to eighteen billion dollars in the year 2000.

         Over the past three years, the number of worldwide Internet users has increased significantly. In addition, the number of domains registered, which the Company believes is a forward-indicator of activity on the Internet, has increased at a rapid pace. There are several key drivers responsible for the rapid proliferation of Internet use:

         - IMPROVING PERFORMANCE - There have been significant bandwidth, communications, and price/performance improvements in communications over the Internet. These developments make the Internet an increasingly attractive medium for conducting business, adding convenience, and attracting more users.

         - GROWTH OF MODEM-ENABLED PCS - As the installed personal computer ("PC") base has grown, it has become increasingly common for those PCs to have a modem connection. Many new computers now have pre-installed modems, allowing connections to be made even more easily.

         - IMPROVED CONTENT - As the Internet grows, new information and services available on the Internet have attracted attention and created a more widespread appeal.

         - EXPANSION OF LANS AND WANS - Corporate, government, and educational local area networks ("LANs") and wide area networks ("WANs") are expanding and these installed networks enable multiple users to be connected to the Internet through a single point of contact. Therefore, the actual number of Internet users connected through these LANs and WANs greatly exceeds the number of connection points.

         - EXPECTATIONS FOR ELECTRONIC COMMERCE OVER THE INTERNET - With the increased recognition of the Internet's potential as a medium for marketing and purchasing, a growing number of companies are initiating or expanding their use of the Internet for commercial purposes.

         - DRAMATIC INCREASE IN NAVIGATIONAL AND UTILITY TOOLS - The proliferation and improvement of software tools and browsers which facilitate Internet use have attracted more users. The World Wide Web and other user-friendly interfaces have made it easier for users to access desired information on the Internet.

         TELECOMMUNICATIONS. The telecommunications industry involves the transmission of voice, data and video communications from the point of origination to the point of termination. The industry has been undergoing rapid change due to deregulation, the construction of additional infrastructure and the introduction of new technologies, which has resulted in increased competition and demand for telecommunications services.

                  UNITED STATES DOMESTIC LONG DISTANCE. The structure of the domestic long distance telecommunications industry was significantly changed as the result of a 1982 court decree that required the divestiture by AT&T of its seven RBOCs and divided the country into approximately 200 Local Access and Transport Areas ("LATAs") that range in size from metropolitan areas to entire states. The seven RBOCs were initially limited to providing local telephone service, access to long distance carriers and "in-region" long distance service (service within a LATA). The right to provide inter-LATA service

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was initially ceded to AT&T and other long distance carriers, as well as to
LECs other than the RBOCs. However, under the 1996 Telecommunications Act, the RBOCs may now provide inter-LATA long distance service, subject to certain conditions. See "Regulation--General Regulatory Environment."

         For each long distance call, the originating and terminating LECs charge the long distance carrier an access fee to carry the call across their local networks. The long distance carrier charges the customer a fee for its transmission of the call, a portion of which consists of the access fees charged by the originating and terminating LECs. To encourage the development of competition in the long distance market, the LECs are required to provide all long distance carriers with access to local exchange service that is "equal in type, quality and price" to that provided to AT&T. These "equal access" and related provisions were intended to prevent preferential treatment of AT&T and to require that the LECs charge the same access fees to all long distance carriers, regardless of their volume of traffic. These provisions, along with the development and evolution of fiber optic technology with its increased capacity and transmission quality, have helped smaller long distance carriers emerge as alternatives to the largest companies for long distance telecommunications services. See "REGULATION--General Regulatory Environment."

                  MULTIMEDIA. Continuing developments in multimedia applications are bringing new entrants to the telecommunications market. Internet service providers and cable television, entertainment and data transmission companies, for instance, are potential customers for voice, data and video communications over high bandwidth networks.

                  LONG DISTANCE NETWORK SERVICES. Switched voice and data services originate and terminate with end users and require varying amounts of bandwidth, depending on the nature of the communication. Traditional telephony services such as "1 Plus" dialing require only limited bandwidth (such as 64 Kbps). Emerging broadband services, such as the Internet, private networks and multimedia applications, require higher bandwidth for effective communication. Such services are increasingly transmitted over SONET ring-protected Optical Carrier level paths (such as OC- 48 or OC-192) using advanced transmission protocols, such as frame relay and ATM.

                  TELECOMMUNICATIONS MARKETS. Companies in the domestic long distance market generated estimated total revenue of approximately $72 billion in 1995. AT&T is the dominant long distance carrier with an estimated 53% of total market revenue in 1995, while MCI and Sprint held the number two and three market positions with approximately 17.8% and 10% of 1995 market revenues, respectively. These three carriers, together with WorldCom, constitute what are generally referred to as the "Tier 1" companies in the long distance market.

         Long distance companies may generally be categorized as "facilities-based" carriers and "nonfacilities-based" carriers. The four Tier 1 companies are facilities-based carriers because each operates a network principally using its own transmission facilities and extensive geographically dispersed switching equipment. All of the Tier 1 carriers, including AT&T, lease some of their transmission facilities from other carriers to back up their service routing, augment areas where they may have traffic bottlenecks or cover a particular geographic area not covered by their own networks.

         Medium-sized long distance companies, some with national capabilities, constitute the "Tier 2" companies in the long distance market. Certain Tier 2 carriers are known as "partial facilities-based" carriers in that they own some of their own transmission facilities but operate using mostly leased facilities. However, most Tier 2 carriers are nonfacilities-based carriers in that they lease all of their transmission facilities. Tier 2 carriers design, manage and operate their own networks just as the Tier 1 carriers, but generally on a smaller regional scale, focusing on selling traffic originating in their target geographic area. These carriers are also generally referred to as "switch-based" or "switched" because

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they typically operate their own switches. Some of these carriers lease high volume DS-3 capacity and resell lower volume DS-1 capacity to other carriers at higher unit prices. DS-3 level capacity is generally only sold by carriers that own facilities on the route on which the service is sold.

         The "Tier 3" carriers, often called "switchless" resellers, neither operate networks nor own facilities, but rather resell "minutes" of service which they purchase from other carriers. These companies, which vary significantly in size, are primarily sales and marketing companies that generate their margins by buying in large volumes to obtain a low price per minute from switch-based carriers and reselling at higher prices. These companies may receive an invoice from their underlying carrier and bill the end user or, in some cases, the underlying carrier may bill the end user directly. The barriers to entry into this segment of the long distance market are minimal and there are currently numerous Tier 3 companies providing long distance services. As its business increases, a Tier 3 company may install its own switch and move into the Tier 2 category. The Company is seeking to become a "Tier 3" reseller of long distance services by purchasing capacity from other long distance providers and selling the service to its customers. In addition, in April, 1998 the Company began offering long distance service by means of IP telephony to persons in the Denver and Colorado Springs areas. See "--The Company's Strategy" and "--Sales and Marketing."

         Operator services companies concentrate on providing operator services and other communications services to long distance industry, private pay phone operators, prisons, and credit card companies. These carriers also manage their own networks and switching networks and switching equipment while leasing virtually all of their facilities.

         Management believes that competition in the retail long distance industry is based upon pricing, customer service, network quality and valued-added services, creating opportunities for smaller long distance providers. Sales efforts of long distance companies focus increasingly on telemarketing and the use of independent contractors rather than full-time employees. This has created an opportunity for smaller companies to compete in certain segments of the long distance market, and many of them are quickly able to build sizable customer bases on the strength of their marketing efforts and distribution channels.

         A convergence is occurring in the Internet industry as more traditional Internet providers become communications companies and communication companies become Internet companies. These factors are creating an environment in which individuals and businesses and other organizations perceive a need to establish Internet access and an Internet presence. The Company believes that its Internet access, Web service and value-added service offerings are particularly appealing to businesses for a number of reasons. For example, many businesses are accustomed to working with a vendor with a local presence and may prefer to contract with an Internet service provider such as RMI which has a local presence and the experience and reputation of providing quality and dependable service. Furthermore, many businesses have Internet requirements that go beyond the simple access that most Internet service providers offer. These Internet requirements include security, network consulting, high-bandwidth managed access, and data services.

THE COMPANY'S STRATEGY

         The Company's goal is to become a full service telecommunications company providing a full complement of communication services on a resale basis--a one stop shop for the small and medium size business user and the consuming public. As a full service internet provider RMI intends to continue to offer full Web services, including production of web pages, the hosting of web pages and the marketing of web pages. RMI believes the foundation for business growth and electronic commerce ("E Commerce") will be through the creation, hosting and marketing of web pages. As more companies

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want to sell their products and services over the Internet, the demand for
Web services will increase rapidly. This will require an E Commerce solution for most web pages that will be developed for the business community. RMI's goal is to provide that capability to its customers. Management believes that marketing will play a more important role for Web page owners, as more people will want to monitor the activity on their sites.

         In accordance with its strategy, the Company has reviewed and examined, and continues to review and examine, several potential acquisitions or business combinations; however, the Company at this time has no commitments or agreements to consummate any material acquisition or business combination and has not signed a letter of intent with respect to any potential material acquisition or business combination. There can be no assurance that the Company will be able to locate suitable acquisition candidates or to consummate business combinations (principally asset acquisitions or mergers) on terms that are favorable to the Company. In addition, there can be no assurance that the Company will be able to profitably manage additional businesses or successfully integrate acquired businesses, if any, into the Company without substantial costs, delays, or other operational or financial problems or that acquired businesses, if any, will achieve anticipated revenues and earnings.

         As the demand for speed increases, RMI will attempt to meet the challenges of providing greater bandwidth to its customers through various types of dedicated connections at the local loop level and greater bandwidth at the backbone level. As ADSL and similar services are deployed, RMI believes that it will be able to also provide these services at competitive prices.

         Management believes that IP telephony will become more prevalent in its use for companies and people who want a low cost solution to traditional long distance telephone service. RMI recently announced its entry into that segment of the markets, originating service in Denver and Colorado Springs beginning in April with an anticipated roll out to other cities as the RMI network is expanded. Customers are able to call anywhere in the USA for only 7 cents per minute.

RMI SERVICES TODAY AND TOMORROW

         Today, RMI primarily provides two high quality services, which it believes are competitively priced: Internet access service and Web services. Internet access services can be divided into two basic categories: personal accounts for individuals and small businesses that connect to the Internet via a modem (referred to as "dial-up" accounts), and high speed dedicated accounts (principally for medium to large business users) that connect to the Internet via dedicated telecommunications lines. Dial-up subscribers can access the Internet by calling RMI's local POPs. RMI's dedicated accounts consist of subscribers that desire to connect internal computer networks to the Internet. The Company offers a wide variety of service options, which vary in price depending upon the features included and the data rate, or bandwidth, of the connection. RMI bills its Internet access subscribers monthly, quarterly or annually in advance. A significant percentage of individual accounts are billed automatically through pre-authorized credit card accounts. RMI also provides complete installation services, sales of turnkey networking equipment, education and training services, and an efficient technical support and network monitoring support team.

         Web services can also be divided into two basic categories: Web hosting services and Web production (or content). RMI designs Web pages and performs additional programming for Web sites on behalf of its business subscribers. Charges for Web page design and programming vary widely with the size and complexity of the project. RMI's Web services produce Web sites that make use of original graphic arts, interactive forms, data base queries and search engines. RMI also hosts Web pages on behalf of its customers enabling them to have a continued presence on the Internet. In addition, RMI offers its customers a marketing strategy to insure that their web pages are visited by would be customers.

         The Company intends to expand its product offerings and geographical reach by focusing on six core products.

         1. Dedicated high-speed large bandwidth service to the small and medium size business user, such as ADSL, ISDN & T-1s.

         2. Dial up access service to the residential community, focused on easy user interface and access to information on the World Wide Web.

         3. IP Telephony with the ability to offer price competitive service to both the residential user and the small business user.

         4. Traditional Long Distance Service with all the enhancements customers generally are looking for such as calling cards, debit cards and operator services. This unit would also provide private line services to the small and medium size business, including ATM, Frame Relay, VPN and other traditional private line services.

         5. Web Services, including production, hosting, marketing, and E commerce solutions.

         6. Integration, Technology and Engineering Services for small and medium business including fire wall installations, LAN and WAN installation along with maintenance and management of those facilities.

         There can be no assurance as to when, or if, the Company will be able to expand its product and service offerings to include those identified above. Moreover, if the Company is able to offer such products and services, there can be no assurance that the Company will be able to operate any of them profitably. Each of these businesses is subject to many uncertainties and matters over which the Company has no control, such as unforeseen costs that may be incurred to establish and market such businesses, the ability of the Company to attract and retain experienced marketing, operational, and other personnel to operate such businesses, competitive pressures (including competitive pricing pressures), and potential changes in the regulatory environment in which such businesses may operate.

         In April, 1998 the Company began offering long distance service by means of IP telephony to persons in the Denver and Colorado Springs areas at a price of $0.07 per minute. See "--Sales and Marketing."

RMI'S VALUE ADDED SERVICES

         DATA CENTER SERVICES. As more people use the Internet to shop for products and services, the demands on shared server resources are increasing. RMI offers businesses the alternative of co-locating their servers at RMI, thereby taking cost-effective advantage of the Company's centralized Internet resources. For example, a Web developer who co-locates a server at RMI can save 40% to 60% of the monthly cost of maintaining that server in-house.

         In addition, RMI has established itself as a provider's provider for Internet transport services. The company facilitates and enables businesses that want to provide Internet transportation services, such as Hypertext Transfer Protocol (HTTP) for Web, Simple Mail Transfer Protocol (SMTP) for mail, Network News Transfer Protocol (NNTP) for news, File Transfer Protocol (FTP) for file transfer, and Internet Group Multicast Protocol (IGMP) for multimedia.

         ON-LINE NETWORK REPORTS. RMI operates a password-protected on-line network reporting service to allow customers to monitor the traffic and performance of both RMI's network and the client's Internet connection in 15-minute increments. The reports provide hourly, daily or weekly access to high-resolution maps, tables, and graphs detailing the availability of specific WAN links, network bandwidth, and error rates to help users prioritize their internal network activities and reduce network management expenses.

         TRAINING CENTER. RMI's new headquarters in downtown Denver includes a training center with 12 workstations. Customers can schedule their employees for various levels of Internet training, ranging from basic access training to HTML programming. Customized, one-on-one training is also available, either at RMI's headquqarters, or at the customer's site.

BUSINESS RELATIONSHIPS

         The Company has established three agreements covering three POP locations with unrelated parties pursuant to which the Company and the unrelated parties provide Internet services in certain rural areas and smaller population centers in Colorado. Each of the parties to these agreements is a local small business or businessperson who is not otherwise affiliated with the Company. These agreements provide for the local party to provide equipment and marketing services while the Company provides Internet access and administrative services. The agreements provide for most revenues from accounts in the geographic areas covered by the agreements to be split equally between the Company and the local party.

         These arrangements apply in specified territories outside of the main Colorado population areas and accounted for approximately $480,000 in total revenue during 1997. Each of these alliances is for an unspecified term and is terminable by the local party on three months' notice, subject to certain rights of the Company to purchase the interest of the other party on termination. Although the Company may enter into additional similar business alliances in the future, management expects that revenues from such alliances will represent a proportionately smaller part of total revenues as the Company expands its operations in the future.

NETWORK INFRASTRUCTURE

         RMI believes that its future success in the Internet access services market depends in part on its ability to enhance its current service offerings for individuals and businesses and to advance the capabilities and capacity of its telecommunications network. The Company operates B-STDX 9000 Cascade switches within a regional backbone network. The B-STDX switch is a wide area network (WAN) switch that simultaneously supports Frame Relay, Switched Multimegabit Digital Service (SMDS), Integrated Services Digital Network (ISDN), and Asynchronous Transfer Mode (ATM) on a single platform. These switches are interconnected via a DS3 network

         The Company is continuing to optimize and increase the capacity and capabilities of its telecommunications network. The Company currently is working to increase its speed, reliability, and network fault tolerance. The Company operates a data center, which is located at the corporate headquarters office at 1099 18th Street, in Denver. The data center is an environmentally controlled facility with built in network redundancies, dual air conditioning systems, an FM 200 fire protection system and generator power backup supported by an Uninterrupted Power Supply (UPS). This facility not only provides redundancies and stability to the Company's network, but also allows the Company to make this facility available to those clients that want the ability to co-locate their Web servers in the RMI data center and pay RMI for use of the facility and gain high bandwidth access to the Internet.

OPERATIONS AND CUSTOMER SUPPORT

         As of April 15, 1998, the Company had 76 employees. The Company's Colorado Springs location facilitates the Call Center for dial-up & dedicated technical support group that provides telephone support for dial-up & dedicated subscribers. RMI also established a separate commercial support group for commercial high speed access clients which involves phone support, on-site support and installations. The Company's network support team concentrates on the performance, stability, and repair of the Company's network, network equipment, and servers. The Company's employees have never been covered by a collective bargaining agreement. The Company has never experienced any work stoppages, slowdowns, or other serious labor problems and considers its relations with its employees to be excellent.

SALES AND MARKETING

         RMI's growth in its Internet subscriber base is attributable to word-of-mouth referrals primarily in the individual dial-up market. The Company has a direct sales group in order to support a strong focus on business customers. The Company is delivering high-speed Internet access solutions and Web services to business customers in its regional markets and is differentiating itself through an on-site consultative approach, high-quality services, and exemplary customer service. RMI has increased its effort by adding 5 inside sales people to focus on the dial up market. The Company believes that its ability to differentiate itself from the national Internet access providers, long distance providers, and regional telephone companies can best be achieved in the business market by becoming a one stop shop and providing the highest quality of service at competitive prices.

         Dial-up subscribers provide the Company with credit card information at the time of signup, and the Company is paid automatically from credit card strikes monthly.

         The Company's currently markets its IP telephony service only through its Internet Web home page. Persons interested in purchasing this service click on the appropriate icon on the home page, which is linked to an on-screen signup process. The purchaser must provide credit card information and may purchase time in increments of 6 hours, 8 hours 20 minutes, 12 hours, or 24 hours. The cost to the purchaser is 7 cents per minute.

         The Company currently has sales offices in Denver and Colorado Springs. Web salespeople handle calls, which have been primarily generated by word-of-mouth and by the local press coverage the Company has been receiving. The Company plans to continue to expand its direct field sales force and inside sales group in order to increase its market coverage. RMI also employs a customer service group, currently comprised of six people, who concentrate on business client retention.

         The Company intends to increase its advertising and to maximize the amount of local newspaper, radio and television exposure with press releases and interest articles on the Company.

COMPETITION

         The Internet connectivity business is highly competitive and there are no substantial barriers to entry. The Company believes that competition will intensify in the future and its ability to successfully compete depends on a number of factors including market presence, the capacity, reliability, and the security of its network infrastructure, its pricing of services compared to its competitors, the timing of new products and services by the Company and its competitors, the Company's ability to react to changes in the market, and industry and economic trends. The Company's competitors consist of (1) regional Internet access providers, (2) national Internet service providers, (3) on-line services companies, (4)
regional telephone companies and national long distance carriers, and (5) hardware/software companies and cable television operators.

         REGIONAL INTERNET ACCESS PROVIDERS. The Company's competitors include numerous regional Internet access providers, including SuperNet, Inc. a subsidiary of Qwest Communications. SuperNet was formed by the Colorado Advanced Technology Institute, and is the closest competitor to RMI in the State of Colorado. It has been in business since 1986. Internet Express, Inc. is an Internet provider in Colorado Springs that currently offers service in the states of Colorado, Texas, Arizona and Washington.

         NATIONAL INTERNET SERVICE PROVIDERS. National Internet service providers include companies such as NETCOM, PSI, UUNET and BBN. These national competitors have established national and international networks, providing extensive coverage throughout the U.S. and select international locations. NETCOM, PSI, IBM, and UUNET have established communications and network infrastructure, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote more resources to the marketing and sale of services, than the Company. NETCOM, PSI and BBN have targeted the individual dial-up market, while UUNET has specifically targeted the business markets.

         ON-LINE SERVICE Companies. Other competitors include the national on-line service providers including America On-line, Inc., Microsoft Network, and CompuServe. Most of the established on-line services are rapidly expanding their Internet access services in order to offer more direct access to the Internet at more competitive prices. On-line service companies are focused on the individual dial-up market and are becoming direct competitors with the national Internet providers and the long distance carriers.

         REGIONAL TELEPHONE COMPANIES AND NATIONAL LONG DISTANCE COMPANIES. Regional telephone companies such as U S West and national long distance carriers such AT&T, MCI, Sprint, and WorldCom have recently announced Internet access services. The Company's management believes AT&T will be a significant competitor to the national Internet providers, long distance carriers, and on-line services that are targeting the individual dial-up market.

         HARDWARE/SOFTWARE COMPANIES AND CABLE TELEVISION COMPANIES. In 1995, Microsoft Corp. announced its entry into the on-line service business with "Microsoft Network," a consumer on-line service that was released as a standard integrated feature of the Windows 95 operating system. Microsoft Corp. has recently focused its significant resources on its new Web browser software called Microsoft Internet Explorer. IBM's most recent version of its OS/2 operating system software includes Internet utilities, and IBM has announced plans to introduce Internet connectivity through its own private communications network. Cable operators such as TCI, have also announced their intention to utilize their cable networks to offer Internet services. Cable modems have the capacity to transmit at speeds up to 10 Megabits per second versus the normal telephone dial-up speed of 28.8 kilobits per second. Several cable companies are in the process of upgrading their systems to handle the Internet because cable services were not originally designed for the two-way nature of Internet traffic.

         Many of the established on-line services companies and telecommunications companies, such as AT&T and the RBOCs, have begun to offer or announced plans to offer expanded Internet access services. All of the major on-line services companies now compete fully in the Internet access market. Many of the Company's competitors offer unlimited Internet access at a competitively-priced flat monthly rate. In addition, the Company believes that new competitors, including large computer hardware and software, cable, media, wireless, and wireline telecommunications companies, will enter the Internet access market, resulting in even greater competition for the Company. The ability of these competitors or others to bundle with Internet access services other services and products not offered by

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the Company could place the Company at a significant competitive disadvantage. In addition, certain of the Company's competitors that are telecommunications companies may be able to provide customers with reduced communications costs in connection with their Internet access services or other incentives, reducing the overall cost of their Internet access solution and significantly increasing price pressures on the Company. This price competition could result in significant reductions in the average selling price of the Company's services. In addition, increased competition for new subscribers could result in increased sales and marketing expenses and related subscriber acquisition costs, which could materially adversely affect the Company's profitability. There can be no assurance that the Company will be able to offset the effects of any such price reductions or incentives with an increase in the number of its customers, higher revenue from enhanced services, cost reductions, or otherwise.

         Moreover, the Company uses local exchange carrier ("LEC") networks to connect its Internet customers to its POPs. Under current federal and state regulations, the Company and its Internet customers pay no charges for this use of the LECs' networks other than the flat-rated, monthly service charges that apply to basic telephone service. In 1996, LECs asked the Federal Communications Commission (the "FCC") to change its rules and require ISPs to pay additional, per minute charges for their use of local networks. The LECs' request of the FCC has begun a rulemaking to consider changes to federal access charges that may produce new or different charges for Internet services was rejected in 1997. Nonetheless, LECs may in the future submit another request to the FCC to reconsider its position taken in 1997. The Company currently offers Internet access for a flat monthly fee. Per minute access charges could significantly increase the Company's costs of doing business and could, therefore, have a material adverse effect on the Company's competitive position and on its business, financial condition, results of operations, or cash flow, although such a change could be expected to have a similar effect on all Internet service providers that use LEC networks to connect to their customers to their POPs.

         The Company believes that its ability to compete successfully in the Internet access market depends upon a number of factors, including: market presence; the adequacy of the Company's customer support services; the capacity, reliability and security of its network infrastructure; the ease of access to and navigation of the Internet; the pricing policies of its competitors and suppliers; price requirements for interconnection to and use of existing LEC networks by Internet services; the timing of introductions of new products and services and pricing policies by the Company and its competitors; the Company's ability to support existing and emerging industry standards; and trends within the industry as well as the general economy. There can be no assurance that the Company will have the financial resources, technical expertise, or marketing and support capabilities to continue to compete successfully in the Internet access market.

                  TELECOMMUNICATION SERVICES. The Company's intention to provide traditional long distance service will place it directly in competition with interexchange carriers ("IXCs"), which engage in the provision of long-distance access and other long-distance resellers and providers, including large carriers such as AT&T, MCI, Sprint, and WorldCom, and new entrants to the long distance market such as the RBOCs who have entered or have announced plans to enter the U.S. intra and interstate long-distance market pursuant to recent legislation authorizing such entry. Most of the Company's competitors are significantly larger and have substantially greater market presence as well as financial, technical, operational, marketing, and other resources and experience than the Company.

         The Company believes that competition for customers in the telecommunication markets in which the Company intends to compete is primarily on the basis of price and, to a lesser extent, on the basis of the type and quality of service offered. Increased competition could force the Company to reduce its prices and profit margins if the Company's competitors are able to procure rates or enter into service agreements comparable to or better than those the Company obtains, or to offer other incentives to existing and potential customers. Similarly, the Company has no control over the prices set by its competitors in the long-distance resale carrier-to-carrier market. Although the Company has no reason to believe that its competitors will pursue directly aggressive pricing policies that could adversely affect the Company, there can be no assurance that such price competition will not occur or that the Company will be able to compete successfully in the future. In addition, the Company is aware that its ability to market its carrier services depends upon the existence of spreads between the rates offered by the Company and those offered by the IXCs with whom it competes as well as those from whom it obtains service. A decrease in such spreads could have a material adverse effect on the Company's business, financial condition, results of operations, or cash flow.

         In addition, the 1996 Telecommunications Act will allow the RBOCs and others to enter the long distance telephone market. There can be no assurance that the Company will be able to compete successfully with existing competitors or new entrants in this market. Failure by the Company to do so would have a material adverse effect on the Company's business, financial condition, and results of operations, and cash flow.

                  INTERNET TELEPHONY. Numerous companies have entered the Internet telephony market in the past year and a half and have established their Internet telephony products in the marketplace. While the Company's services allow phone-to-phone communications over the Internet, with the Internet transmission service connected to the public switched telephone network at centralized switching platforms, and where users of the service are billed on a per-minute basis, there can be no assurance that the Company will be able to successfully compete in the developing Internet telephony market. Although Internet telephony continues to be an area of intense focus from various Internet software providers, traditional telephone service companies, and telephone equipment manufacturers, there can be no assurance that Internet telephony will gain market acceptance or prove to be a viable alternative to traditional telephone service. Many international telephone callers, accustomed to the convenience and quality of phone-to-phone calling by means of traditional circuit switch telephone networks, may not switch to Internet telephony services notwithstanding the potential cost savings.

         Because the Internet is a relatively new medium, the legal obligations and First Amendment rights of participants in the Internet, including service providers such as RMI, are not well defined and continue to evolve. The Internet has not been subject to regulation by the FCC or other governmental agencies, as has television, and standards applicable to print publishers and television in respect of the law of defamation and obscenity are not clearly applicable to the Internet. Moreover, to the extent these issues have been considered by the courts, outcomes have not been uniform. In 1996, Congress passed a telecommunications act which, among other things, includes protection from liability for Internet providers who take steps to prevent defamatory material from being published on the Internet and also includes provisions to protect children from indecent material on the Internet. Certain provisions of that legislation regarding the imposition of criminal penalties for publication of indecent materials on the Internet were recently held to be unconstitutional by a federal district court.

                                REGULATION

GENERAL REGULATORY ENVIRONMENT

         The telecommunications businesses in which the Company intends to operate, namely, providing traditional long distance service, providing long distance service by means of IP telephony, and activities as a C-LEC, are subject to extensive federal and state regulation. In particular, these services are subject to the provisions of the Communications Act of 1934, as amended, including amendments effected by the 1996 Telecommunications Act, and the FCC regulations thereunder, as well as the applicable laws and regulations of the various states, including regulation by PUCs and other state agencies. Federal laws and

FCC regulations apply to the facilities of, and services offered by, telecommunications common carriers, to the extent that those facilities are used to provide, originate, or terminate interstate communications. State regulatory authorities retain jurisdiction over telecommunications both originating and terminating within the state. The regulation of the telecommunications industry is changing rapidly, and the regulatory environment varies substantially from state to state. Moreover, as deregulation at the federal level occurs, some states are reassessing the level and scope of regulation that may be applicable to the Company. All of the Company's operations are also subject to a variety of environmental, safety, health, and other governmental regulations. There can be no assurance that future regulatory, judicial, or legislative activities will not have a material adverse effect on the Company, or that regulators, competitors, or third parties will not raise material issues with regard to the Company's compliance or noncompliance with applicable regulations.

         The 1996 Telecommunications Act effected plenary changes in regulation at both the federal and state levels that affect virtually every segment of the communications industry. The stated purpose of the 1996 Telecommunications Act is to promote competition in all areas of communications and to reduce unnecessary regulation to the greatest extent possible. While it will take years for the industry to feel the full impact of the 1996 Telecommunications Act, it is already clear the legislation provides the Company with both opportunities and challenges. The 1996 Telecommunications Act, among other things, allows the RBOCs to enter the long distance business, and enables other entities, including entities affiliated with power utilities and ventures between LECs and cable television companies, to provide an expanded range of telecommunications services. Entry of such companies into the long distance business would result in substantial competition to the Company's intended telecommunications services (i.e., traditional long distance, IP telephony, and LEC services), and may have a material adverse effect on the Company's business, financial condition, and results of operations, and cash flow.

         Under the 1996 Telecommunications Act, the RBOCs may immediately provide long distance service outside those states in which they provide local exchange service ("out-of-region" service), and long distance service within the regions in which they provide local exchange service ("in-region" service) upon meeting certain conditions. The 1996 Telecommunications Act does, however, impose certain restrictions on, among others, the RBOCs in connection with their provision of long distance services. Out-of-region services by RBOCs are subject to receipt of any necessary state and/or federal regulatory approvals that are otherwise applicable to the provision of intrastate and/or interstate long distance service. In-region services by RBOCs are subject to specific FCC approval and satisfaction of other conditions, including a checklist of pro-competitive requirements. The RBOCs may provide in-region long distance services only through separate subsidiaries with separate books and records, financing, management, and employees, and all affiliate transactions must be conducted on an arm's length and nondiscriminatory basis. The RBOCs are also prohibited from jointly marketing local and long distance services, equipment, and certain information services unless competitors are permitted to offer similar packages of local and long distance services in their market. Further, the RBOCs must obtain in-region long distance authority before jointly marketing local and long distance services in a particular state. Additionally, AT&T and other major carriers serving more than 5% of presubscribed long distance access lines in the United States are also restricted from packaging other long distance services and local services provided over RBOC facilities.

FEDERAL REGULATION

         The FCC has established different levels of regulation for dominant and non-dominant carriers. Of domestic common carrier service providers, only GTE, the RBOCs and other I-LECs are classified as dominant carriers, and all other providers of domestic common carrier services, including the Company, are classified as non-dominant carriers. The 1996 Telecommunications Act provides the FCC with the authority to forebear from imposing any regulations it deems unnecessary, including requiring non-dominant carriers to file tariffs. On November 1, 1996, in its first major exercise of regulatory forbearance authority granted by the 1996 Telecommunications Act, the FCC issued an order detariffing domestic interexchange services. The order required mandatory detariffing and gave carriers nine months to withdraw federal tariffs and move to contractual relationships with their customers. This order subsequently was stayed by a federal appeals court.

         Although the FCC does not directly regulate local exchange service, which is within the jurisdiction of state regulatory authorities, its actions may impact directly on such service. The 1996 Telecommunications Act greatly expands the FCC's interconnection requirements on the I-LECs. The 1996 Telecommunications Act requires the I-LECs to: (i) provide physical co-location, which would allow RMB and other interconnectors to install and maintain their own network termination equipment in I-LEC central offices, i.e., offices of U S WEST, and virtual co-location only if requested or if physical co-location is demonstrated to be technically unfeasible, (ii) unbundle components of their local service networks so other providers of local service can compete for a wider range of local services customers, (iii) establish "wholesale" rates for their services to promote resale by C-LECs and other competitors, (iv) establish number portability, which will allow a customer to retain its existing phone number if it switches from the I-LEC to a competitive local service provider, (v) establish dialing parity, which ensures customers will not detect a quality difference in dialing telephone numbers or accessing operators or emergency services, and (vi) provide nondiscriminatory access to telephone poles, ducts, conduits, and rights-of-way. In addition, the 1996 Telecommunications Act requires I-LECs to compensate competitive carriers for traffic originated by the I-LECs and terminated on the competitive carrier's networks. The FCC is charged with establishing national guidelines to implement the 1996 Telecommunications Act. The FCC issued its Interconnection Order on August 8, 1996, which established detailed rules regarding rates, terms and conditions for interconnection between C-LECs and I-LECs. The Interconnection Order was appealed to the U.S. Court of Appeals for the Eighth Circuit. On July 18, 1997, the Court issued a final decision vacating the interconnection pricing rules and "most favored nation" rules as well as certain other interconnection rules. The FCC's and other parties' petitions to the Supreme Court requesting review of these decisions have been granted. It is not possible at this time to determine how the Supreme Court will respond to these appeals.

         On April 18, 1997, the FCC ordered that the RBOCs and independent LECs offering domestic interstate inter-LATA services, in-region or out-of-region, be regulated as non-dominant carriers. However, such services offered in-region must be offered in compliance with the structural separation requirements mentioned above. AT&T was classified as a dominant carrier, but AT&T successfully petitioned the FCC for non-dominant status in the domestic interstate interexchange market in October 1995 and in the international market in May 1996. Therefore, certain pricing restrictions that once applied to AT&T have been eliminated. A number of parties have, however, sought the FCC's reconsideration of AT&T's status. The Company is unable to predict the outcome of these proceedings on its operations.

         On May 8, 1997, the FCC released an order intended to reform its system of interstate access charges to make that regime compatible with the pro-competitive deregulatory framework of the 1996 Telecommunications Act. Access service is the use of local exchange facilities for the origination and termination of interexchange communications. The FCC's historic access charge rules were formulated largely in anticipation of the 1984 divestiture of AT&T and the emergence of long distance competition, and were designated to replace piecemeal arrangements for compensating LECs for use of their networks for access, to ensure that all long distance companies would be able to originate and terminate long distance traffic at just, reasonable, and non-discriminatory rates, and to ensure that access charge revenues would be sufficient to provide certain levels of subsidy to local exchange service. While there has been pressure on the FCC historically to revisit its access pricing rules, the 1996 Telecommunications Act has made access reform timely. The FCC's recent access reform order adopts various changes to its rules and policies governing interstate access service pricing designed to move access charges, over time, to more economically efficient levels and rate structures. Among other things, the FCC modified rate structures for certain non-traffic sensitive access rate elements, moving some costs from a per-minute-of-use basis to flat-rate recovery, including one new flat rate element; changed its structure for interstate transport services; and affirmed that ISPs may not be assessed interstate access charges. In response to claims that existing access charge levels are excessive, the FCC stated that it would rely on market forces first to drive prices for interstate access to levels that would be achieved through competition but that a "prescriptive" approach, specifying the nature and timing of changes to existing access rate levels, might be adopted in the absence of competition. The FCC intends to address these and other related matters in subsequent proceedings. Though the Company believes that access reform through lowering and/or eliminating excessive access service charges will have a positive effect on its service offerings and operations, it cannot predict how or when such benefits may present themselves, or the outcome of any possible judicial appeal or petition for FCC reconsideration.

         The FCC also released a companion order on universal service reform on May 8, 1997. The universal availability of basic telecommunications service at affordable prices has been a fundamental element of U.S. telecommunications policy since enactment of the Communications Act of 1934. The current system of universal service is based on the indirect subsidization of LEC pricing, funded as part of a system of direct charges on some LEC customers, including interexchange carriers, and above-cost charges for certain LEC services such as local business rates and access charges. In accordance with the 1996 Telecommunications Act, the FCC adopted plans to implement the recommendations of a Federal-State Joint Board to preserve universal service, including a definition of services to be supported, and defining carriers eligible for contributing to and receiving from universal service subsidies. The FCC ruled, among other things, that: contributions to universal service funding be based on all interexchange carriers' gross revenues from both interstate and international telecommunications services; only common carriers providing a full complement of defined local services be eligible for support; and up to $2.25 billion in new annual subsidies for discounted telecommunications services used by schools, libraries, and rural health care providers be funded by an assessment on total interstate and intrastate revenues of all interexchange carriers. The FCC stated that it intends to study the mechanism for continued support of universal service in high cost areas in a subsequent proceeding. The Company is unable to predict the outcome of these proceedings or of any judicial appeal or petition for FCC reconsideration on its operations.

         On April 10, 1998, the FCC submitted a report to Congress in which it stated that telephone-to-telephone Internet telephony bears the characteristics of "telecommunications services" and that the providers of those services may be "telecommunications carriers," as those terms are defined in the 1996 Telecommunications Act. The FCC deferred a more definitive resolution of this issue until a more "fully-developed" record is available. However, the April 10 report states that, to the extent the FCC concludes that certain forms of phone-to-phone IP telephony service are "telecommunications services," and to the extent the providers of those services obtain the same circuit-switched access as obtained by other IXCs, and therefore impose the same burdens on the local exchange as do other IXCs, the FCC "may find it reasonable that they" become subject to the same regulations, including the requirement to pay access fees to a LECs and to contribute to universal service subsidies.

STATE REGULATION

         Companies conducting intrastate long distance telecommunications operations are subject to various state laws and regulations including, in many jurisdictions, certification and tariff filing requirements. Generally, these providers must obtain and maintain certificates of authority from regulatory bodies in most states in which it offers intrastate services. In April, 1998, RMB obtained a certificate of authority from the Colorado PUC to provide local exchange services as a C-LEC. Certificates of authority can generally be conditioned, modified, canceled, terminated, or revoked by state regulatory authorities for failure to comply with state law and/or the rules, regulations, and policies of the state regulatory authorities. Fines and other penalties also may be imposed for such violations. See "--Description of Business."

         Those states that permit the offering of intrastate/intra-LATA service by interexchange carriers generally require that end users desiring to use such services dial special access codes. This may put the Company at a competitive disadvantage compared with LECs whose customers can make intrastate/intra-LATA calls simply by dialing 1 plus the desired number. If a long distance carrier's customer attempts to make an intra-LATA call by simply dialing 1 plus the desired number, the call will be routed to and completed by the LEC. Regulatory agencies in a number of states have issued decisions that would permit interexchange carriers to provide intra-LATA calling on a 1 + basis. Further, the 1996 Telecommunications Act requires in most cases that the RBOCs provide such dialing parity coincident to their providing in-region inter-LATA services. The Company expects to benefit from the ability to offer 1 + intra-LATA services in states that allow this type of dialing parity.

                                MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The directors and executive officers of the Company are as follows:


         Name                       Age                       Position With the Company
         ----                       ---                       -------------------------
     Douglas H. Hanson              53                        President, Chief Executive Officer, and
                                                              Chairman of the Board of Directors
     D. D. Hock                     63                        Director
     Robert W. Grabowski            57                        Director
     Lewis H. Silverberg            63                        Director
     Mary Beth Vitale               44                        Director
     Peter J. Kushar                43                        Chief Financial Officer and Secretary, and
                                                              Treasurer
     Kevin R. Loud                  45                        Vice President - Operations
     Michael R. Mara                37                        Vice President - Sales and Marketing
     D. Kirk Roberts                46                        Vice President - Finance and Management
                                                              Information Systems

     Michael D. Shaeffer            31                        Vice President - Marketing



         DOUGLAS H. HANSON has been the President, Chief Executive Officer, and Chairman of the Board of Directors of the Company since October 1, 1997. See "RECENT DEVELOPMENTS--CHANGE IN CONTROL." Prior to assuming his positions with the Company Mr. Hanson was the President of Qwest Communications, Inc., a Denver-based telecommunications company.

         D. D. HOCK has been a director of the Company since October 1, 1997. See "RECENT DEVELOPMENTS--CHANGE IN CONTROL." Prior to becoming a director of the Company, Mr. Hock was the President, CEO, and Chairman of the Board of Directors (from February 1989 to July 1994; Chairman and CEO from July 1994 to January 1996; Chairman from January 1996 to February 1997, when he retired) of Public Service Company of Colorado.

         ROBERT W. GRABOWSKI has been a director of the Company since January 10, 1998. He is the Vice President, Finance and Administration, Sunny Side, Inc./Temp Side, a private employment service, since 1988. He has been a certified public accountant since 1968 and holds a Bachelor of Science degree from De Paul University.

         LEWIS H. SILVERBERG has been a director of the Company since January 10, 1998. Mr. Silverberg has been a business consultant since January, 1994, advising privately held businesses on their formation, sale, and financing. In September, 1990 Mr. Silverberg joined Liquor Barn, Inc., which operated a chain of retail stores and was in a bankruptcy reorganization proceeding at that time. Mr. Silverberg was the Executive Vice President and a director of Liquor Barn, Inc., until December, 1993. The business was liquidated after Mr. Silverberg's departure in 1993. Mr. Silverberg is an attorney and has been a member of the California bar since 1959.

         MARY BETH VITALE has been a director of the Company since January 10, 1998. From 1994 to October, 1997, she was an executive of AT&T Corporation (Vice President of In-State Services from 1994 to 1996; Vice President and Corporate Officer, Local Service Organization, Western Region, from 1994 to 1996; and President - Western States from January to October,
1997) in Denver, Colorado. Prior to joining AT&T, Ms. Vitale was Vice President of Marketing for US West Communications, Inc. (1994), Region Executive Director for US West Cellular (1991 to 1993), and Region General Manager for US West Cellular (1989 to 1991). She holds a Bachelor of Arts degree from Hillsdale College, a Master of Science degree from the University of Colorado, and an Advanced Management degree from the Wharton School of Business.

         PETER J. KUSHAR has served as Chief Financial Officer, Secretary, and Treasurer since joining the company in April 1998. From June 1997 to April 1998 he operated his own consulting practice advising clients in specialized economic and telecommunication requirements such as C-LEC network economics and operation. Prior to consulting, Mr. Kushar spent 14 years with US WEST Communications (Executive Director-Carrier Division from 1993 to 1997; Executive Director-Network Operations from 1991 to 1993; Chief Financial Officer- Federal Services from 1988 to 1991; Manager, Director and Chief Financial Officer for US WEST Information Systems from 1983 to1988. Prior to US WEST, Mr. Kushar was a system planner, market analyst and account executive for Southern New England Telephone from 1979 to 1983. Mr. Kushar received his Bachelor of Science Degree in 1977 and Master of Business Administration Degree in 1979 from the University of Montana.

         KEVIN R. LOUD is Vice President - Operations of the Company. Before joining the Company in July, 1995, he served as Vice President of Marketing for SP Telecom, a national long distance company from 1994 to 1995. In 1992, he formed Loud and Associates, where he consulted with regional and national communication organizations on market development and operation efficiencies until 1994. While operating Loud & Associates, Mr. Loud undertook a year-long project for Automated Communications, Inc., during which he was treated as a statutory employee. From 1984 until 1992, he was employed by Houston Network, Inc. and held positions ranging from Director of Finance, Vice President of Operations and Carrier Sales, Vice President Sales, and President. The primary business of that organization was switched long distance communication services. Mr. Loud holds a Master of Business Administration degree from William and Mary and a Bachelors of Arts in Economics from UCLA.

         MICHAEL R. MARA is Vice President -- Sales and Marketing of the Company. Prior to joining the Company in November 1995, Mr. Mara was employed by ITC, a privately held international audio and video conferencing service provider, from June, 1992 until October, 1995.

         D. KIRK ROBERTS has served as Controller of the Company since January, 1995. He also served as Chief Financial Officer of the Company from January, 1995 until June of 1997. He was an accountant employed by Potter, Littlewood, & Petty, PC, an accounting firm in Houston, Texas from 1991 to 1994. From 1989 to 1990, he worked for a national computer retailer as National Product Manager -- Accounting Solutions. He has a Bachelor of Business Administration degree from the University of Houston and is a certified public accountant.

         MICHAEL D. SCHAEFER is Vice President - Marketing of the Company. Prior to joining the Company in April 1998, Mr. Schaefer had been working as an event producer/promoter in the Denver area for the prior 10 years. Major events to his credit include: The Denver Museum of Natural History's Imperial Tombs of China, The Denver International Airshow, World Youth Day, and the Denver Grand Prix. Mr. Schaefer holds a Bachelors of Science in Business Administration degree from the University of Denver, and a Dual Masters of Business Administration degree from Regis University.

COMMITTEES OF THE BOARD OF DIRECTORS

         AUDIT COMMITTEE. In November, 1997, the Company's Board of Directors formed an Audit Committee composed of three directors, a majority of whom were outside directors. The members of the initial Audit Committee were Douglas H. Hanson, D. D. Hock, and Reynaldo U. Ortiz until the resignation of Mr. Ortiz as a director effective December 1, 1997. Mr. Robert W. Grabowski, an outside director, now serves on the audit committee with Messrs. Hanson and Hock. Mr. Hanson is also the President, Chief Executive Officer, and the Chairman of the Board of Directors of the Company. Members of the Audit Committee are appointed annually by the full Board of Directors. The functions of the Audit Committee are to review the Company's internal controls, accounting policies, and financial reporting practices; to review the financial statements, the arrangements for and scope of the independent audit, as well as the results of the audit engagement; and to review the services and fees of the independent auditors, their independence, and recommend to the Board for its approval and for ratification by the shareholders the engagement of the independent auditors to serve the following year in examining the accounts of the Company. In connection with these reviews the Audit Committee intends to meet alone with appropriate Company financial and legal personnel and outside professionals and with independent auditors who are expected to have free access to the Audit Committee at any time.

         COMPENSATION COMMITTEE. The compensation committee of the Board of Directors (the "Compensation Committee") is responsible for reviewing the salaries, benefits and other compensation of the officers of the Company and will make recommendations to the Board of Directors based on its review. The members of the Compensation Committee are D. D. Hock, Mary Beth Vitale, and Douglas H. Hanson. Mr. Hanson is also the President, Chief Executive Officer, and the Chairman of the Board of Directors of the Company. Mr. Hanson, as a director, will not vote on any matters affecting his personal compensation. Mr. Hanson will be responsible for reviewing and establishing salaries, benefits, and other compensation for all other employees.

         From January 1 through November 24, 1997 the Board of Directors held no regular meetings and 11 special meetings. During such fiscal year, each director attended at least 75% of the aggregate of the meetings of the Board of Directors. In addition the Board of Directors acted by unanimous written consent pursuant to Delaware law the Company's By-laws. The Audit Committee was formed in November, 1997 and has not met. The compensation Committee was formed in March, 1998 and has not met.

COMPENSATION OF DIRECTORS

         The Company's policy is to pay no cash compensation to members of the Board for attendance at meetings of the Board of Directors or committees thereof. Directors are eligible to participate in the Company's 1996 Non-Employee Directors' Stock Option Plan (the "1996 Directors' Plan"). Under the Directors' Plan, each director who is not an employee of the Company receives a grant, upon his or her appointment or election to the Board of Directors, of an option to purchase 1,500 shares of Common Stock. Thereafter, on each of the first, second, and third anniversary dates of the date of election or appointment, the director is granted an additional option to purchase an additional 1,500 shares of Common Stock up to a maximum of 6,000 shares. The exercise price of the options granted under the Directors' Plan is the fair market value (as defined in the Directors' Plan) on the date that the option is granted. All such options are exercisable beginning 6 months after the date of grant.

         At the Meeting, the shareholders of the Company approved the adoption of the Rocky Mountain Internet, Inc. 1998 Non-Employee Directors' Stock Option Plan (the "1998 Directors' Plan"), to be effective January 22, 1998 (the "Effective Date").

         A total of 68,000 shares of Common Stock has been reserved for issuance over the three-year term of the 1998 Directors' Plan. In the event that the outstanding shares of the Company's Common Stock are increased or decreased, or in the event that the Company changes the rights and privileges of the Common Stock by means of the payment of a stock dividend, or through a stock split, subdivision, consolidation, combination, reclassification, or recapitalization involving the Common Stock, the committee administering the 1998 Directors' Plan is required to make such adjustments as it deems equitable and appropriate to any or all of: (i) the number and kind of shares that may be made subject to the benefits of the 1998 Directors' Plan; (ii) the number and kind of shares subject to outstanding options; and (iii) the exercise price with respect to any of the items identified in (i) and (ii), in order to preserve the benefits or potential benefits intended to be made available under the 1998 Directors' Plan.

         Authority to administer the 1998 Directors' Plan is vested in a committee (the "Administrative Committee") consisting of persons appointed by the Board of Directors; in the absence of such appointments, the entire Board of Directors serves as the Administrative Committee.

         The option exercise price of any option granted under the 1998 Directors' Plan may not be less than the fair market value of the Common Stock on the date of grant of the option. Upon the Effective Date of the 1998 Directors' Plan, each non-employee director of the Company was granted options to purchase 8,500 shares of Common Stock, subject to adjustment as described above. If an eligible director has continued to serve as a director of the Company from the Effective Date until December 31, 1998, he or she will vest in options to purchase 1,500 shares of Common Stock; if he or she continues to serve as a director for the entire calendar year ending December 31, 1999, he or she will vest in options to purchase 3,500 shares of Common Stock; and if he or she continues to serve as a director for the entire calendar year ending December 31, 2000, he or she will vest in options to purchase 3,500 shares of Common Stock. Notwithstanding the foregoing, in the event of a change in control of the Company (as defined in the 1998 Directors' Plan), each outstanding option under the 1998 Directors' Plan vests immediately, regardless of any vesting schedule provided in the 1998 Directors' Plan. In addition, in the event of a change in control of the Company, the Administrative Committee may: (i) grant a cash bonus award to any optionee in an amount equal to the exercise price of all or any portion of the options then held by the optionee; (ii) pay cash to any or all optionees in exchange for the cancellation of their outstanding options in an amount equal to the difference between the exercise price and the greater of the tender offer price for the Common Stock underlying such options (in the event of a tender offer for the securities of the Company); (iii) make any other adjustments or amendments to the outstanding options.

         On January 22, 1998, the Effective Date of the 1998 Directors' Plan, the closing price of the Common Stock was $2.625, and on May 1, 1998 the closing price was $8.875 per share, according to data obtained from the Nasdaq Stock Market, Inc.

         If a director terminates his or her services as a director of the Company in any year for any reason, that director will forfeit all options in which he or she would have vested at the end of such year and any subsequent year. A person who becomes a director by reason of filling a vacancy of any director whose directorship has terminated will be granted options to purchase the shares represented by the options forfeited by the director whose vacancy he or she has been elected or appointed to fill and will be subject to the remaining vesting schedule to which the previous director was subject.

         A person who becomes a director by reason of his or her election to fill a new seat on the Board of Directors will be granted options to purchase the same number of shares of Common Stock as the existing directors, at the time of such person's election, will be granted options.

         Each option granted under the 1998 Directors' Plan shall expire not more than 5 years from the date of grant.

         The 1998 Directors' Plan terminates on December 31, 2000, unless earlier terminated in the discretion of the Administrative Committee.

         On January 20, 1998 the Board of Directors approved an arrangement pursuant to which the Company will pay cash compensation to each of its non-employee directors in the amount of $12,000 per year for his or her services as a director. The compensation is to be paid at the end of each year and will be prorated on a monthly basis for each month (or majority of each month, if the director serves only a partial month) during which the director served as such. There are no additional amounts payable to any director for committee participation of special assignments.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act requires the Company's directors, executive officers, and persons who own more than ten percent of the outstanding Common Stock to file with the Commission an Initial Statement of Beneficial Ownership of Securities (Form 3) and Statements of Changes of Beneficial Ownership of Securities of the Company (Form 4). Directors, Executive officers, and greater than ten percent shareholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based on a review of the copies of such reports furnished to the Company or representations that no other reports were required, the Company believes that, during the fiscal year ended December 31, 1997, all filing requirements applicable to its directors, executive officers, and greater-than-10% beneficial owners were complied with, except that the Initial Statement of Beneficial Ownership of Securities (Form 3) were, filed late for Messrs. Reynaldo U. Ortiz, Richard K. Dingess, Michael R. Mara, and David L. Evans (the then-Chief Financial Officer and Executive Vice President of the Company), and Statements of Changes of Beneficial Ownership of Securities (Form 4) were filed late for Messrs. Roy
J. Dimoff, Kevin R. Loud, Christopher K. Phillips, and D. Kirk Roberts.

 EXECUTIVE COMPENSATION

         Following is information concerning compensation paid to all persons who served as the Company's Chief Executive Officer during the 1997 fiscal year and all others who were serving as executive officers during the 1997 fiscal year and whose annual compensation (salary and bonus) was greater than $100,000 (the "Named Executive
Officers"). The Company's fiscal year ends December 31.

SUMMARY COMPENSATION TABLE

------------- --------- ------------ ------------ ---------- ---------- ------------ --------- ----------
(a)           (b)       (c)          (d)          (e)        (f)        (g)          (h)       (i)
Name and      Year      Salary       Bonus ($)    Other      Restricted Securities   LTIP      All other
Principal                            /options     Annual     Stock      Underlying   Payouts   Compen-
Position                                          Compen-    Awards     Options/               sation
                                                  sation                SARs (#)               ($0)(4)
------------- --------- ------------ ------------ ---------- ---------- ------------ --------- ----------
Douglas H.    1997      $30,000                                         600,000
Hanson
President,
CEO and
Chairman(1)
------------- --------- ------------ ------------ ---------- ---------- ------------ --------- ----------
Roy J.        1997      $86,150                                                                $25,500
Dimoff, CEO                                                                                    (3)
and
President(2)
------------- --------- ------------ ------------ ---------- ---------- ------------ --------- ----------
              1996      $101,407     $20,250 (4)
------------- --------- ------------ ------------ ---------- ---------- ------------ --------- ----------
              1995      $23,322
------------- --------- ------------ ------------ ---------- ---------- ------------ --------- ----------
Kevin R.      1997      $92,300
Loud, Vice
President -
Operations
------------- --------- ------------ ------------ ---------- ---------- ------------ --------- ----------
              1996      $83,967 (4)  $16,200
------------- --------- ------------ ------------ ---------- ---------- ------------ --------- ----------
              1995      $17,822
------------- --------- ------------ ------------ ---------- ---------- ------------ --------- ----------

         (1) Mr. Hanson was elected President, Chief Executive Officer, and Chairman of the Board of Directors of the Company as of October 1, 1997. For a description of securities underlying options see "RECENT
DEVELOPMENTS--CHANGE IN CONTROL," above, and the following table.

         (2) Mr. Dimoff and Mr. Loud joined the company in July, 1995. Mr. Dimoff resigned as the President and Chief Executive Officer of the Company as of October 1, 1997.

         (3) In connection with the resignation by Mr. Dimoff effective October 1, 1997, the Company and Mr. Dimoff entered Into a Waiver and Release pursuant to which, among other matters, (i) the Company agreed to pay Mr. Dimoff $102,000 (less all federal and state withholdings on wages) in respect of the severance of his prior employment relationship with the Company and to reimburse Mr. Dimoff for his attorney's fees (up to a maximum of $2,000) for the negotiation of the Waiver and Release. One quarter of the severance amount ($25,500) was payable, and was paid, upon execution of the Waiver and Release and the remainder is payable in nine equal monthly installments on the first day of each month commencing on January 1, 1998; (ii) Mr. Dimoff agreed not to make use of or to divulge to any other person any confidential information (as defined in the Waiver and Release) relating to the Company; and (iii) Mr. Dimoff agreed to not compete with the Company, directly or indirectly, in certain geographic areas specified in the Waiver and Release until October 1, 1998, except that, at any time after December 2, 1997, Mr. Dimoff may elect to terminate the agreement not to compete by giving 30 days' prior written notice to the Company of this election. In the event that Mr. Dimoff terminates his covenant not to compete, the Company will have no further obligation to make any remaining severance payments to Mr. Dimoff. On March 6, 1998, Mr. Dimoff gave notice to the Company that he elected to terminate the covenant not to compete. As a result, the Company has avoided the requirement to pay the remaining $58,000 to Mr. Dimoff under the Waiver and Release.

         (4) This bonus was earned in 1996 and paid in 1997. The bonus is based on achieving 81% of the Company's revenue plan. Mr. Dimoff elected to receive $3,000 of the bonus in the form of 3,000 stock options exercisable in September, 1997. Mr. Loud elected to receive $8,100 of the bonus in the form of 8,100 stock options exercisable in September, 1997. All employees who received 1996 bonuses had the same choice of receiving their bonus as cash or stock options. The options were granted pursuant to the Company's 1997 Non-Qualified Stock Option Plan (the "Bonus Plan"). The Bonus Plan authorizes the Company to issue options to purchase an aggregate of 50,000 shares of Common Stock, subject to adjustment in the event of stock splits, stock dividends, and similar extraordinary events. The options were exercisable immediately upon the grant thereof (September 26, 1997) and can be exercised for a period of five years thereafter in lots of 100 shares or multiples thereof. The exercise price is $1.00 per share of Common Stock purchased. The options may not be transferred by the optionholder otherwise than by will or pursuant to the laws of descent and distribution. The options may be exercised during the optionholder's lifetime only by the optionholder or, in the event of his disability or incapacity, by his guardian or legal representative. The options become void immediately in the event that the optionholder's employment with the Company is terminated for cause but may be exercised for a period of three months following termination other than for cause.

         The Company currently has an employment agreement with Mr. Loud. The employment agreement provides for a salary of $84,000 per year and is terminable for cause. The Company may also terminate the agreement without cause subject to the obligation to pay Mr. Loud a severance equal to five to eight months' salary based on length of service. The agreement terminates in December 1999. The employment agreement does not significantly restrict Mr. Loud's ability to compete with the Company following any termination.

OPTION/SAR GRANTS IN LAST FISCAL YEAR


Individual Grants
------------------- --------------------- -------------------- --------------------- ----------------- -------------------
(a)                 (b)                   (c)                  (d)                                     (e)
------------------- --------------------- -------------------- --------------------- ----------------- -------------------
                    Number of             % of Total
                    Securities            Options/SARs
                    Underlying            Granted to                                 Market Price on
Name                Options/SARs          Employees in         Exercise or Base      Date of Grant
                    Granted (#)           Fiscal Year          Price ($/Sh)          ($/Sh)              Expiration Date
------------------- --------------------- -------------------- --------------------- ----------------- -------------------
Douglas H. Hanson   191,385               21.7%                $2.6125               $2.375            October 1, 2002
------------------- --------------------- -------------------- --------------------- ----------------- -------------------
Douglas H. Hanson   408,615               46.2%                $1.00                 $2.375            October 1, 2002
------------------- --------------------- -------------------- --------------------- ----------------- -------------------



Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values
------------------- --------------------- -------------------- --------------------- -------------------
(a)                 (b)                   (c)                  (d)                   (e)
------------------- --------------------- -------------------- --------------------- -------------------
                                                               Number of
                                                               Securities
                                                               underlying            Value of
                                                               Unexercised           In-the-Money
                                                               Options/SAR at        Options/SARs at
                                                               FY-End (#)            FY-End ($)
                    Shares Acquired on       Unexercised       Exercisable           Exercisable/Unexer-
Name                Exercise (#)            Value Realized     /Unexercisable        cisable
------------------- --------------------- -------------------- --------------------- -------------------
Douglas H. Hanson   -0-                   -0-                  -0-/600,000           -0-/$891,392(1)
------------------- --------------------- -------------------- --------------------- -------------------


(1) Determined, in accordance with Commission rules, by the difference between the fair market value of the Common Stock on December 31, 1997 ($3.00) and the exercise price of the options.

401(k) PLAN

         In January 1998, the Company implemented an employee savings and retirement plan (the "401(k) Plan") covering certain of the Company's employees. Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the lesser of 6% of such compensation or the statutorily prescribed annual limit ($10,000 in 1998) and have the amount of such reduction contributed to the 401(k) Plan. The Company will make contributions to the 401(k) Plan on behalf of eligible employees in an amount equal to one-half of the employee's contribution, up to a maximum of 3% of the employee's salary. The Company's contribution to the 401(k) Plan is in the form of the Company's Common Stock. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended, so that contributions by employees or by the Company to the 401(k) Plan, and income earned on the 401(k) Plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made.

CHANGES IN CONTROL

         There are no arrangements or agreements known to the Company that may result in a change in control of the Company.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

         The Company's bylaws provide, in general, that the Company shall, to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"), as now or hereafter in effect, indemnify any person who was or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether criminal, civil, administrative, or investigative (a "Proceeding"), by reason of the fact that he is or was a director or officer of the Company, or, by reason of the fact that such officer or director is or was serving at the request of the Company as a director, office, employee, or agent of another corporation, partnership, joint venture, trust, association, or other enterprise, against all liability and loss suffered and expenses (including attorneys' fees), judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement reasonably incurred by him in connection with such Proceeding, including any Proceeding by or on behalf of the Company and will advance all reasonable expenses incurred by or on behalf of any such person in connection with any Proceeding, whether prior to or after final disposition of such Proceeding. The bylaws also provide that the Company may also indemnify and advance expenses to employees or agents who are not officers or directors of the Company.

         Section 8 of the Company's Certificate of Incorporation provides that "No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except as to liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for violations of Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law hereafter is amended to eliminate or limit further the liability of a director, then, in addition to the elimination of limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent provided or permitted by the amended Delaware General Corporation Law. Any repeal or modification of this Article 8 shall not adversely affect any right or protection of a director under this Article 8 as in effect immediately prior to such repeal or modification with respect to any liability that would have accrued, but for this Article 8, prior to such repeal or modification."

         Section 5.1 of the Company's bylaws provides, in general, that the Company shall, to the fullest extent permitted by the DGCL, as now or hereafter in effect, indemnify any person who was or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether criminal, civil, administrative, or investigative (a "Proceeding"), by reason of the fact that he is or was a director or officer of the Company, or, by reason of the fact that such officer or director is or was serving at the request of the Company as a director, office, employee, or agent of another corporation, partnership, joint venture, trust, association, or other enterprise, against all liability and loss suffered and expenses (including attorneys' fees), judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement reasonably incurred by him in connection with such Proceeding, including any Proceeding by or on behalf of the Company and will advance all reasonable expenses incurred by or on behalf of any such person in connection with any Proceeding, whether prior to or after final disposition of such Proceeding.
Section 5.8 of the bylaws also provide that the Company may also indemnify and advance expenses to employees or agents who are not officers or directors of the Company.

         The Company entered into an underwriting agreement with Neidiger, Tucker, Bruner, Inc. ("NTB"), for itself and on behalf of all of the underwriters of the IPO, that provides for indemnification by the underwriters under certain circumstances of directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act. The Company has entered into similar agreements with certain of the Selling Securityholders, including Mr. Hanson.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the provisions contained in the Certificate of Incorporation and bylaws of the Company, the DGCL, the underwriting agreement, the other agreements that provide for such indemnification, or otherwise, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         The Company has purchased a directors' and officers' liability insurance contract that provides, within stated limits, reimbursement either to a director or officer whose actions in his capacity result in liability, or to the Company, in the event it has indemnified the director or officer.

              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATED PARTY TRANSACTIONS

         Effective October 1, 1997, the Company issued and sold to Mr. Hanson 1,225,000 shares of Common Stock for a purchase price of $2,450,000, or $2.00 per share, as described above under the caption "RECENT DEVELOPMENTS--CHANGE IN CONTROL." Mr. Hanson also became the Company's President, Chief Executive Officer, and Chairman of the Board of Directors as the result of the transactions described in such section of this Prospectus.

         The Company also entered into a Warrant Agreement with Mr. Hanson, dated as of October 1, 1997, pursuant to which it agreed, subject to obtaining the approval of the Company's shareholders of an increase in the authorized capital of the Company, to issue to Mr. Hanson the Hanson Warrants, which entitle the holder thereof to purchase up to 4,000,000 shares of Common Stock for an exercise price of $1.90 per share, for a period of 18 months from the date of issuance of those Warrants. As of the date of the Warrant Agreement, the Company did not have a sufficient number of shares of its Common Stock authorized or reserved for issuance upon exercise of all of the Hanson Warrants. At the Meeting, the shareholders of the Company approved an amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue from 10,000,000 to 25,000,000. As a result of the approval of such amendment by the Company's shareholders at the Meeting, the Company has issued all of the Hanson Warrants to Mr. Hanson. On March 23, 1998, Mr. Hanson exercised 50,000 of these Warrants for an aggregate exercise price of $95,000.

         The Company also the Company granted Mr. Hanson incentive stock options to purchase to purchase 222,220 shares of Common Stock for an exercise price of $2.25 per share and non-qualified stock options to purchase 377,780 shares of Common Stock for an exercise price of $1.00 per share pursuant to the Company's 1997 Stock Option Plan, which Plan was approved by the Company's shareholders at the Meeting. The Options vest one year from the date of grant (subject to acceleration of the vesting date by the Board of Directors or a committee thereof that will administer the 1997 Plan). On March 12, 1998 a committee of the Board of Directors amended the 1997 Plan, retroactively to October 1, 1997, in accordance with the requirements of the Code, to provide that the number of incentive stock options was 191,385, the exercise price of those options was $2.6125, and the number of non-qualified stock options was 408,615. On March 12, 1998, Mr. Hanson exercised all of the incentive stock options and purchased 408,615 shares of Common Stock pursuant to such exercise.

         In December, 1996, the Company acquired the assets of The Information Exchange, LLC., a Denver-based voice messaging service company, a related party through common ownership. Roy J. Dimoff, then-President and CEO of the Company, held a 51% ownership share of The Information Exchange and Nancy Phillips, then-Vice President of Operations of the Company, held a 31% share of The Information Exchange. The Company issued 52,723 shares of Common Stock in exchange for 100% of the outstanding common stock of The Information Exchange.

         In late 1995 and early 1996, the Company effected an offering of convertible debentures in the aggregate principal amount of $490,000. The debentures bear interest at the rate of 12% per annum, payable quarterly, and are convertible into shares of Common Stock at the option of the holder at a conversion price of $0.40 per share. All of the debentures were converted to Common Stock in October, 1996. Certain of the debentures were purchased by persons who are relatives of the Company's principal shareholders on terms the same as those offered to unrelated purchasers. Relatives of Mr. Dimoff purchased $132,000 (subsequently converted to 330,000 common shares) and relatives of Mr. Loud purchased $68,000 (subsequently converted to 170,000 common shares), respectively, in aggregate principal amounts of the debentures.

         In February 1997, the Company entered into a negotiated agreement with Jim D. Welch, an officer and a stockholder of the Company, wherein the Company agreed to purchase 90,000 shares of the Company's common stock from him for $120,000. The stock will be purchased over an eighteen month period. As part of the agreement, Mr. Welch separated from employment with the Company.

TRANSACTIONS WITH PROMOTERS

         Neidiger, Tucker, Bruner, Inc. ("NTB") was the principal underwriter of the IPO of the Units of the Company's securities, each Unit consisting of one share of Common Stock and one redeemable warrant to purchase a share of Common Stock at a price of $4.375 (the "IPO Warrant Exercise Price"), subject to adjustment, after October 5, 1997 and prior to September 5, 1999. The Company sold to NTB at the closing of the IPO, for $100, warrants (the "Unit Warrants") to purchase 136,500 Units, each Unit consisting of one share of Common Stock and one warrant (collectively, the "NTB Warrants") to purchase a share of Common Stock. Such Units have an exercise price of $4.20 per Unit (120% of the Unit offering price to the public in the IPO), and the underlying Warrants included in the Units have an exercise price of $6.5625 per share (150% of the public Warrant exercise price) and are exercisable until September 5, 2001. The Unit Warrants may be exercised in a cashless transaction whereby the Unit Warrants, at the holder's option, may be used, in whole or in part, as a portion of the purchase price for the underlying Common Stock and Warrants. In addition, the NTB Warrants included in the Units may be exercised in a cashless transaction. See "DESCRIPTION OF SECURITIES."

         NTB was the Company's placement agent in connection with the private offering in 1997 of units of the Company's securities, each unit consisting of two shares of Common Stock and a warrant to purchase one share of Common Stock, for $4.00 per unit. In connection with that offering, the Company agreed to issue to NTB warrants (the "Private Offering

Unit Warrants") to purchase 31,050 units of securities, each unit consisting of two shares of Common Stock and a warrant (collectively, the "Private Offering NTB Warrants") to purchase one share of Common Stock. See "DESCRIPTION OF SECURITIES--Private Offering Units Issued to Sales Agent."

                           PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information concerning the ownership of Common Stock as of October 31, 1997 (except as to Messrs. Grabowski and Silverberg and Ms. Vitale, as to which such information is as of January 20, 1998) by (i) each stockholder of the Company known by the Company to be the beneficial owner of more than 5% of its outstanding shares of Common Stock, (ii) each current member and nominee for election to the Board of Directors of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table appearing under the caption "Executive Compensation," below and (iv) all current directors and executive officers of the Company as a group.

                                                 SHARES BENEFICIALLY OWNED(1)(2)
NAME AND ADDRESS                            NUMBER                      PERCENTAGE OF
OF BENEFICIAL OWNER                        OF SHARES                  SHARES OUTSTANDING
-------------------                        ---------                  ------------------
Current Directors
-----------------

     Douglas H. Hanson                    6,889,700(3)                        56.3%
     1099 Eighteenth Street
     30th Floor
     Denver, CO  80202

     D. D. Hock                               1,500(4)                            *
     1099 Eighteenth Street
     30th Floor
     Denver, CO  80202

     Robert W. Grabowski                      6,300(5)                            *
     1099 Eighteenth Street
     30th Floor
     Denver, CO 80202

     Lewis H. Silverberg                      6,500(6)                            *
     1099 Eighteenth Street
     30th Floor
     Denver, CO 80202

     Mary Beth Vitale                         1,500(7)                            *
     1099 Eighteenth Street
     30th Floor
     Denver, CO 80202

                                    -68-

Named Executive Officers
Who Are Not Directors
------------------------

     Kevin R. Loud (8)                         378,800                            5.2%
     1099 Eighteenth Street
     30th Floor
     Denver, CO  80202

     All Directors and named
     Executive Officers as a Group
     (6 persons)                             7,284,300                           59.5%

Over 5% Stockholders and
Members of a "group" Who
Are Not Directors or
Executive Officers(1)(2)
------------------------

     Christopher K. Phillips(1)(9)             234,500                            3.2%
     4580 Star Ridge Drive
     Colorado Springs, CO  80916

     Jim D. Welch(1)(10)                       186,000                            2.5%
     1326 Sorrento Road
     Colorado Springs, CO  80910

     Kennedy Capital                           375,000                            5.1%
     Management, Inc. (11)
     10829 Olive Boulevard
     St. Louis, MO  63141


*    Less than 1%

         (1) As set forth above under the caption "RECENT DEVELOPMENTS--CHANGE IN CONTROL," Mr. Douglas H. Hanson entered into a Shareholders' Voting Agreement and Irrevocable Proxy with Christopher K. Phillips, Jim D. Welch, and Kevin R. Loud, dated as of October 1, 1997, and a separate Shareholders' Voting Agreement and Irrevocable Proxy with Brian Dimoff, Paul B. Davis, Michael R. Mara, Monty Reagan, Roy J. Dimoff, Tim Scanlon, and Owen Scanlon, dated as of October 1, 1997. The proxies granted to Mr. Hanson by Messrs. Brian Dimoff, Paul B. Davis, Michael R. Mara, Monty Reagan, Roy J. Dimoff,
Tim Scanlon, and Owen Scanlon expired immediately following the adjournment of the Meeting. Accordingly, Mr. Hanson and Messrs. Christopher K. Phillips, Jim D. Welch, and Kevin R. Loud may be deemed to be members of a "group" for reporting beneficial ownership of shares of Common Stock in the table. Unless otherwise noted, each person has sole voting and dispositive power over the shares listed opposite his name. For the purposes of the table, shares of other members of the group have not been attributed to each member.

         (2) Any option, warrant, or other right within the next 60 days following the dates set forth in the paragraph appearing immediately prior to the table are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person. All options and warrants described below have vested, except as described in footnote 3. As of April 15, 1998, there were 7,311,761 shares of Common Stock outstanding.

         (3) Includes 1,958,615 shares beneficially owned directly by Mr. Hanson, 3,950,000 shares issuable upon exercise of the Warrants, 191,385 shares issuable upon exercise of incentive stock options, and 789,700 shares as to which Mr. Hanson obtained the rights to vote pursuant to the remaining one of the two Shareholders' Voting Agreements and Irrevocable Proxies described above in footnote (1) and under the caption "RECENT DEVELOPMENTS--CHANGE IN CONTROL."

         (4)      Includes options to acquire 1,500 shares of Common Stock.

         (5) Includes 4,800 shares of Common Stock and options to acquire 1,500 shares of Common Stock.

         (6) Includes 5,000 shares of Common Stock and options to acquire 1,500 shares of Common Stock.

         (7)      Includes options to acquire 1,500 shares of Common Stock.

         (8) Includes 370,700 shares owned directly by Mr. Loud and options to acquire 8,100 additional shares. Mr. Loud has granted to Mr. Hanson an irrevocable proxy to vote all shares currently owned by him or that may be acquired by him pursuant to, and in accordance with the terms, provisions, and limitations set forth in, a Shareholders' Voting Agreement and Irrevocable Proxy described above in footnote (1) and under the caption "RECENT DEVELOPMENTS--CHANGE IN CONTROL."

         (9) Includes 233,600 shares and options to acquire 1,500 shares. All shares are owned directly by Mr. Phillips. Mr. Phillips has granted to Mr. Hanson an irrevocable proxy to vote all shares currently owned by him or that may be acquired by him pursuant to, and in accordance with the terms, provisions, and limitations set forth in, a Shareholders' Voting Agreement and Irrevocable Proxy described above in footnote (1) and under the caption "RECENT DEVELOPMENTS--CHANGE IN CONTROL." Mr. Phillips resigned as a director of the Company effective November 10, 1997.

         (10) All shares are owned directly by Mr. Welch. Mr. Welch has granted to Mr. Hanson an irrevocable proxy to vote all shares currently owned by him or that may be acquired by him pursuant to, and in accordance with the terms, provisions, and limitations set forth in, a Shareholders' Voting Agreement and Irrevocable Proxy described above in footnote (1) and under the caption "RECENT DEVELOPMENTS--CHANGE IN CONTROL."

         (11) According to a filing made with the Commission on February 10, 1998, Kennedy Capital Management, Inc. is an investment advisor and had acquired, as of December 31, 1997, the shares of Common Stock indicated.

                               SELLING SECURITYHOLDERS

         The following table assumes that each Selling Securityholder is offering for sale securities previously issued or issuable by the Company. The Company has agreed to pay all expenses in connection therewith (other than brokerage commissions and fees and expenses of their respective counsel). None of the Selling Securityholders has ever held any position with the Company or had any other material relationship with the Company except that Douglas H. Hanson is the President, Chief Executive Officer, and Chairman of the Board of Directors of the Company. See "MANAGEMENT."

         The following table sets forth the beneficial ownership of the Selling Securityholder Shares by each person who is a Selling Securityholder. The Company will not receive any proceeds from the sale of such Securities by the Selling Securityholders.

                               Shares of Common Stock             Percentage of Common Stock
Name of                             or Warrants                     Beneficially Owned
Beneficial Owner                 Being Offered (1)           Before Offering     After Offering
----------------                 -----------------           ----------------------------------
Douglas H. Hanson                5,500,000 Shares;                   56.26%                    ___%
Douglas H. Hanson                3,950,000 Warrants
Neidiger/Tucker/Bruner, Inc.         4,000 Warrants
Neidiger/Tucker/Bruner, Inc.       101,150 Shares                     1.4%                       *
Eugene L. Neidiger                  12,700 Warrants
Eugene L. Neidiger                  25,400 Shares                        *                       *
Anthony B. Petrelli                 12,300 Warrants
Anthony B. Petrelli                 24,600 Shares                        *                       *
Charles C. Bruner                   11,800 Warrants
Charles C. Bruner                   23,600 Shares                        *                       *
Robert L. Parrish                    6,400 Warrants
Robert L. Parrish                   12,800 Shares                        *                       *
J. Henry Morgan                      7,200 Warrants
J. Henry Morgan                     14,400 Shares                        *                       *
John J. Turk, Jr.                    1,500 Warrants
John L. Turk, Jr.                    3,000 Shares                        *                       *
Regina L. Neidiger                   2,100 Warrants
Regina L. Neidiger                   4,200 Shares                        *                       *
Carl A. Militello, Jr.              53,500 Warrants
Carl A. Militello, Jr.             107,000 Shares                     1.5%                       *
James E. Tarrillion                 37,500 Shares                        *                       *
Jeff Tavy                          150,000 Shares                     2.1%                       *
John E. Tarrillion                  37,500 Shares                        *                       *
Jim Clausius                        48,750 Shares                        *                       *
Roger Marino                        75,000 Shares                        *                       *
Michael Carney                      37,500 Shares                        *                       *
David Leider                        99,000 Shares                     1.4%                       *
Robert and Patti Werts              15,000 Shares                        *                       *
Paul Davis                         112,500 Shares                     1.5%                       *
Burton Levy                         82,500 Shares                     1.1%                       *
MBM Young                           37,500 Shares                        *                       *
Stephen Young, Sr.                  15,000 Shares                        *                       *
Roswell and W. Monroe               15,000 Shares                        *                       *
Mark Buntzman                       18,750 Shares                        *                       *
Kent Searl                           7,500 Shares                        *                       *
Steven D. Brown                     18,750 Shares                        *                       *
Applied Telecommunications
     Technologies, Inc.             67,500 Shares                        *                       *
William Preston                     18,750 Shares                        *                       *
Stanley Oskwarek                     5,025 Shares                        *                       *
Michael Sanchez                     25,125 Shares                        *                       *
Gerry and Carolyn Van Eeckhout      10,000 Shares                        *                       *
Ronald J. Bach                       7,537 Shares                        *                       *

                                    -71-

James F. Seifert & Nancy L. Seifert  7,537 Shares                        *                       *
ACT Teleconferencing, Inc.          25,000 Shares                        *                       *
Kent Hultquist                      12,562 Shares                        *                       *
Michael K. Carney                   20,100 Shares                        *                       *
Roswell Monroe & Wando Monroe       10,050 Shares                        *                       *
Kent E. Searl                        5,025 Shares                        *                       *
Stephen Vento Sr. & Stephen
     F. Vento                       10,050 Shares                        *                       *
Robert C Werts & Patricia
     Schultze-Werts                 10,050 Shares                        *                       *
Susan Weinkranz                     10,000 Shares                        *                       *
Donald McElvaney & Migon
     McElvaney                      12,500 Shares                        *                       *
Frank Visciano & Lorraine Visciano  12,500 Shares                        *                       *
Cambridge Holdings                   6,250 Shares                        *                       *
Gregory Pusey Investments            6,250 Shares                        *                       *
Schield Management Company          12,500 Shares                        *                       *
Caribou Bridge Fund LLC             17,500 Shares                        *                       *
Stuart Fullinwider                  25,000 Shares                        *                       *

         Assumes: (i) the issuance of all 2,000,000 of the Acquisition Shares in one or more mergers with or acquisitions by the Company of other businesses or assets; and (ii) the exercise of all of the Warrants. Does not give effect to the exercise of outstanding options granted to employees or non-employee directors of the Company pursuant to various stock option plans or shares of Common Stock that can be issued pursuant to anti-dilution provisions of the Warrants and other derivative securities.

         Mr. Douglas H. Hanson is the President, Chief Executive Officer, and Chairman of the Board of Directors of the Company. Neidiger/Tucker/Bruner, Inc. and Chatfield Dean & Co., Inc. acted as underwriters in connection with the Company's IPO in 1996, and Eugene L. Neidiger, Anthony B. Petrelli, Charles C. Bruner, Robert L. Parrish, J. Henry Morgan, John L. Turk, Jr., Regina L. Neidiger, Carl A. Militello, Jr., Kenneth L. Greenberg, Sanford D. Greenberg, Russell Greenberg, and Paul Davis are affiliates of, and/or employed by, Neidiger/Tucker/Bruner, Inc. or Chatfield Dean & Co., Inc. None of the other Selling Securityholders has a position, office, or other material relationship with the Company, except that Advanced Telecommunications Technologies, Inc. is the lessor of certain switches and other equipment leased by the Company.

                        DESCRIPTION OF SECURITIES

         The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, $0.001 par value, and 750,000 shares of Preferred Stock, $0.001 par value.

         The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirely by, the provisions of the Company's Certificate of Incorporation which is included as an exhibit to the Registration Statement of which this Prospectus is a part.

PREFERRED STOCK

         Pursuant to the Company's Certificate of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue up to 750,000 additional shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. The Board of Directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of the Common Stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. At present, there are no shares of preferred stock outstanding and the Company has no plans to issue any of the preferred stock.

COMMON STOCK

         As of April 15, 1998, there were 7,311,761 shares of Common Stock outstanding that were held of record by 86 stockholders. Another 845,667 shares of Common Stock were reserved for issuance pursuant to the Company's stock option plans and other stock options granted, 6,954,422 have been reserved for issuance upon exercise of an aggregate of various warrants, including the IPO Warrants and the 3,950,000 Hanson Warrants remaining outstanding and pursuant to various anti-dilution provisions contained in the such warrants and the options described above. Accordingly, there will be 10,883,067 shares of Common Stock and 750,000 shares of Preferred Stock that may be issued in the future at the discretion of the Company's Board of Directors.

         The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of Common Stock may not cumulate votes in elections of Directors. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. See "PRICE RANGE FOR COMMON STOCK AND DIVIDEND POLICY." In the event of a liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable. There are no preemptive, subscription, conversion, or redemption rights applicable to the Common Stock.

CERTAIN ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW

         The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stock, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder corporation becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

         Section 203 defines business combination to include (i) any merger or consolidation involving the corporation and the interested stockholder;
(ii) any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

WARRANTS

         IPO WARRANTS. The IPO Warrants were issued as a component of the Units of securities offered and sold in connection with the Company's IPO in 1996. Each IPO Warrant entitles the holder thereof to purchase one share of Common Stock or a purchase price of $4.375 per share, subject to adjustment in the event that, at any time after the date of the issuance of the IPO Warrants, the Company (i) sells shares of Common Stock, for a consideration per share less than the exercise price in effect immediately prior to such issuance (or sells options, rights, or warrants to subscribe for shares of Common Stock or issues any securities convertible into or exchangeable for shares of Common Stock at such lower price); or (ii) issues Common Stock as a dividend to the holders of Common Stock; or (iii) subdivides or combines the outstanding Common Stock into a greater or lesser number of shares.

         IPO WARRANTS ISSUED TO REPRESENTATIVE OF UNDERWRITERS. In connection with the Company's IPO, the Company issued to NTB the Unit Warrants, which entitle the holder to purchase 136,500 Units of the Company's securities, each Unit consisting of one share of Common Stock and one NTB Warrant. The initial exercise price of the Unit Warrants was $4.20 per Unit. The Unit Warrants may also be exercised in a cashless exercise, in which a portion of the exercise price may be paid by the surrender of a number of the Unit Warrants. In the event that, any time within 60 months after September 11, 1996, the Company (i) issues Common Stock or convertible securities (except as compensation for services rendered to the Company) by way of dividend or other distribution on any stock of the Company and such Common Stock or convertible securities are issued without payment of consideration or are convertible into shares of Common Stock without payment of consideration; or
(ii) effects a stock split or a reverse split of its outstanding Common Stock, the exercise price of the Unit Warrants is proportionately decreased (or increased in the case of a reverse stock split) by multiplying the exercise price in effect immediately prior to the stock dividend, stock split, or reverse stock split by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which is the number of shares of Common Stock outstanding immediately after such event. Of the 136,500 Unit Warrants, 111,500 are among the securities offered for resale pursuant to this Prospectus.

         The price at which the shares of Common Stock underlying the NTB Warrants are issuable was $6.5625 per share at the time of issuance of the Unit Warrants. The NTB Warrants may also be exercised pursuant to a cashless exercise feature. The original exercise price per share of Common Stock underlying the NTB Warrants and number of shares purchasable upon the exercise of the NTB Warrants are subject to adjustment in the event that, at any time after the date of the issuance of the NTB Warrants, the Company (i) sells shares of Common Stock for a consideration per share less than the exercise price in effect immediately prior to such issuance (or sells options, rights, or warrants to subscribe for shares of Common Stock or issues any securities convertible into or exchangeable for shares of Common Stock at such lower price); or (ii) issues Common Stock as a dividend to the holders of Common Stock; or (iii) subdivides or combines the outstanding Common Stock into a greater or lesser number of shares.

         HANSON WARRANTS. As described above under the caption "RECENT DEVELOPMENTS--CHANGE IN CONTROL," the Company issued the 4,000,000 Hanson Warrants to Douglas H. Hanson on March 23, 1998. Each of the Hanson Warrants is exercisable for an exercise price of $1.90 per share of Common Stock. Also on March 23, 1998, Mr. Hanson exercised 50,000 of these Warrants for an aggregate exercise price of $95,000. In the event that the Company (i) pays a dividend in, or makes a distribution of, shares of Common Stock or other securities, (ii) completes a stock split of its Common Stock, (iii) completes a reverse stock split of its Common Stock, (iv) spins off a subsidiary by distributing shares of the subsidiary to its stockholders, or (v) distributes to all of the holders of Common Stock any other assets, the total number of shares and the purchase price of the shares of Common Stock purchasable immediately prior to such event are adjusted so the holder of the Hanson Warrants will be entitled to receive, at the same aggregate purchase price, the number of shares of Common Stock and the number of shares or other securities that the holder would have owned or have been entitled to receive immediately following such event had the holder exercised the Hanson Warrants immediately prior to such event.

         PRIVATE OFFERING WARRANTS ISSUED TO SALES AGENT. As described above under the caption "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Transactions With Promoters," the Company conducted a private offering of units of securities in 1997. In connection with that offering, the Company issued the Private Offering Unit Warrants to NTB. The Private Offering Unit Warrants have anti-dilution provisions similar to those of the Unit Warrants and that the anti-dilution provisions of the Private Offering NTB Warrants have anti-dilution provisions similar to those of the NTB Warrants.

         The warrants included in the units offered in the 1997 private offering, the Private Offering Unit Warrants, and the Private Offering NTB Warrants are not being offered for resale pursuant to this Prospectus.

         The transfer agent and registrar for the Common Stock and warrant agent for the IPO Warrants is American Securities Transfer, Inc., 1825 Lawrence Street, Suite 444, Denver, Colorado 80202-1817.

                           PLAN OF DISTRIBUTION

         The Selling Securityholder Shares and Warrants subject hereto are being offered for sale by the Selling Securityholders. Consequently, the Selling Securityholders will receive the proceeds from the sale of such Securities by the Selling Securityholders pursuant to this Prospectus. The Selling Securityholder Shares and Warrants may be sold to purchasers from time to time in privately negotiated transactions directly by and subject to the discretion of the Selling Securityholders. The Selling Securityholders may from time to time offer their respective securities for sale through underwriters, dealers, or agents, who may receive compensation in the form of underwriting discounts, concessions, or commissions from the Selling Securityholders and/or the purchasers of such securities for whom they may act as agents. The Selling Securityholders and any underwriter, dealer, or agent who participates in the distribution of such Selling Securityholders' Securities may be deemed to be "underwriters" under the Securities Act and any profit on the sale of such securities by any of them and any discounts, commissions, or concessions received by any such underwriters, dealers, or agents may be deemed to be underwriting compensation under the Securities Act. Selling Securityholders may also sell the Securities owned by them pursuant to Rule 144 under the Securities Act, if such rule is available for such resales.

         At the time a particular offer of the Selling Securityholder Shares and Warrants is made by or on the behalf of a Selling Securityholder, a Prospectus and a Prospectus Supplement, to the extent required, will be distributed which will set forth the number of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriter for such securities purchased from the Selling Securityholders, any discounts, commissions, and other items constituting compensation from the Selling Securityholders, any discounts, commissions, or concessions allowed, reallowed or paid to dealers, and the proposed selling price to the public.

         In connection with its IPO, the Company agreed with NTB, the representative of the underwriters for the IPO, that it would pay to NTB a commission equal to 5% of the gross proceeds of any of the IPO Warrants that are exercised under certain conditions. The Company intends to call the IPO Warrants for redemption in accordance with their terms. See "DESCRIPTION OF SECURITIES." The purpose of such call is to encourage the holders of the IPO Warrants to exercise their IPO Warrants and purchase shares of Common Stock. The Company also agreed with NTB that it would pay to NTB a commission equal to 5% of the gross proceeds of any exercise of the Warrants that were issued in the Company's private offering of units in 1997.

         The Selling Securityholder Shares and Warrants may be sold from time to time in one or more transactions: (i) at an offering price which is fixed or which may vary from transaction to transaction depending upon the time of sale, or (ii) at prices otherwise negotiated at the time of sale. Such prices will be determined by the Selling Securityholders or by agreement between the Selling Securityholders and their underwriter.

         In order to comply with the applicable securities laws, if any, of certain states, the Securities may be offered or sold in such states through registered or licensed brokers or dealers in those states. In addition, in certain states, such securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations promulgated under the Exchange Act, any person engaged in a distribution of securities may not simultaneously bid for or purchase securities of the same class for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-5 and Regulation M, in connection with transactions in the Selling Securityholder Shares and Warrants during effectiveness of the registration statement of which this Prospectus is a part. All of the foregoing may affect the marketability of such Securities.

         The Company has agreed to pay all of the expenses incident to the registration of the foregoing securities (including registration pursuant to the securities laws of certain states) other than: (i) any fees or expenses of any counsel retained by any Selling Securityholder and any out-of-pocket expenses incurred by any Selling Securityholder or any person retained by any Selling Securityholder in connection with registration of the Selling Securityholder Shares and Warrants and (ii) commissions, expenses, reimbursements, and discounts of underwriters, dealers, or agents, if any.

       CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                            FINANCIAL DISCLOSURE

         On January 21, 1997, the Board of Directors of Rocky Mountain Internet, Inc. resolved to engage the accounting firm of Baird, Kurtz and Dobson as the Company's independent accountant for its fiscal year ending December 31, 1996. Effectively, the Company's former independent accountant, McGladrey & Pullen, LLP, simultaneously resigned as of January 20, 1997. The Denver office of McGladrey & Pullen, LLP was acquired by Baird, Kurtz and Dobson on June 17, 1996. Certain former audit engagement members are now with Baird, Kurtz and Dobson, and will continue to be involved with the Company's audit.

         During the two most recent fiscal years and prior to December 31, 1995, there have been no disagreements with McGladrey & Pullen, LLP on matters of accounting principles or practices, financial statement disclosure, auditing scope or procedure, or any reportable events. There have been no disagreements with Baird, Kurtz and Dobson on matters of accounting principles or practices, financial statement disclosure, auditing scope or procedure, or any reportable events.

         McGladrey & Pullen, LLP has furnished the Company with a copy of its letter addressed to the Commission stating that it agrees with the above statements.

                               LEGAL MATTERS

         Certain legal matters regarding this offering will be passed upon for the Company by Futro & Trauernicht, LLC, Denver, Colorado, special counsel to the Company. The company is also represented as to certain matters by Minor & Brown, P.C., Denver, Colorado, and as to certain matters by Sherman & Howard L.L.C., Denver, Colorado. R. Michael Sanchez, a Member of Sherman & Howard L.L.C., is the holder of 25,125 shares of Common Stock.

                            LEGAL PROCEEDINGS

         On September 6, 1996, Robert Lewis and Storefronts in Cyberspace, L.L.C. filed a complaint in Denver District Court naming the Company as defendant. A jury trial commenced in this case on February 23, 1998. The jury rendered its verdict on February 27, 1998. The Company prevailed in three of the four claims in the case and received a net judgment of $286.74. Based on the verdict of the jury, the court found for the plaintiff (Robert Lewis) in the amount of $12,000 on the plaintiff's claim for breach of contract. The court found for the defendant (the Company) in the amount of $12,000 for the defendant's claim for tortious interference with economic advantage. The court found for the defendant in the amount of $285.74 in its claim for account stated (amount past due) and for $1 for the defendant's claim of defamation. The Company is not a party to any other litigation.

                               EXPERTS

         The consolidated financial statements of the Company and its consolidated subsidiaries as of December 31, 1997 and 1996, and for each of the two years ended December 31, 1997 and 1996 included in this Prospectus have been audited by Baird, Kurtz & Dobson, as stated in their report appearing herein and elsewhere in the Registration Statement. The financial statements of the Company and its subsidiaries as of December 31, 1995 and for the year then ended have been audited by McGladrey & Pullen, LLP, as stated in their report included herein. Such financial statements of the Company and its consolidated subsidiaries are included herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. Both of the foregoing firms are independent auditors.

                           INDEX TO FINANCIAL STATEMENTS


Independent Auditor's Report
         Baird, Kurtz & Dobson ..........................................F-2
         McGladrey & Pullen, LLP ........................................F-3

Financial Statements
         Balance Sheets .................................................F-4
         Statements of Operations .......................................F-6
         Statements of Stockholders' Equity (Deficit) ...................F-7
         Statements of Cash Flows .......................................F-8
         Notes to Financial Statements ..................................F-9

                         INDEPENDENT ACCOUNTANTS' REPORT



Board of Directors
Rocky Mountain Internet, Inc.
Denver, Colorado

         We have audited the accompanying consolidated balance sheets of ROCKY MOUNTAIN INTERNET, INC. as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. an audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ROCKY MOUNTAIN INTERNET, INC. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



                                                      /s/BAIRD, KURTZ & DOBSON

Denver, Colorado
February 27, 1998

                         INDEPENDENT ACCOUNTANTS' REPORT



Board of Directors
Rocky Mountain Internet, Inc.
Denver, Colorado


         We have audited the accompanying consolidated statements of operations, stockholders' equity (deficit), and cash flows of ROCKY MOUNTAIN INTERNET, INC. for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. an audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of ROCKY MOUNTAIN INTERNET, INC. for the year ended December 31, 1995, in conformity with generally accepted accounting principles.



                                                   /s/MCGLADREY & PULLEN, LLP

Denver, Colorado
February 23, 1996

                          ROCKY MOUNTAIN INTERNET, INC.

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1997



                                      ASSETS

                                                             1996           1997
                                                          -----------    -----------
CURRENT ASSETS
   Cash and cash equivalents                              $  348,978      $1,053,189
   Investments                                             1,356,629               -
   Trade receivables, less allowance for doubtful
     accounts; 1996 - $115,000, 1997 - $176,000              518,827         672,094
   Inventories                                                91,047          46,945
   Other                                                     143,753         112,891
                                                          ----------    ------------
                  Total Current Assets                     2,459,234       1,885,119
                                                          ----------    ------------

PROPERTY AND EQUIPMENT, AT COST
   Equipment                                               2,513,944       2,927,016
   Computer software                                         202,501         218,801
   Leasehold improvements                                    127,877         190,235
   Furniture, fixtures, and office equipment                 413,678         431,814
                                                          ----------    ------------
                                                           3,258,000       3,767,866
   Less accumulated depreciation and amortization            403,023       1,118,217
                                                          ----------    ------------
                                                           2,854,977       2,649,649
                                                          ----------    ------------

OTHER ASSETS
   Customer lists, at amortized cost, less accumulated
     amortization; 1996 - $2,094, 1997 - $108,689            145,444         471,096
   Deposits                                                   80,512          76,255
                                                          ----------    ------------
                                                             225,956         547,351
                                                          ----------    ------------

                                                          $5,540,167      $5,082,119
                                                          ----------    ------------
                                                          ----------    ------------


See Notes to Consolidated Financial Statements

                          ROCKY MOUNTAIN INTERNET, INC.

                           CONSOLIDATED BALANCE SHEETS
                                   (CONTINUED)

                           DECEMBER 31, 1996 AND 1997


                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                             1996           1997
                                                                         ------------    -----------
CURRENT LIABILITIES
   Notes payable                                                         $     4,250     $         -
   Current maturities of long-term debt and capital lease obligations        451,823         609,390
   Accounts payable                                                          425,160         581,366
   Deferred revenue                                                          218,121         345,857
   Accrued payroll and related taxes                                         528,160         182,569
   Accrued rent                                                               44,659         136,182
   Accrued severance expenses                                                      -         138,472
   Accrued bonus                                                             157,642               -
   Other accrued expenses                                                    258,535         100,286
                                                                          ----------      ----------
                  Total Current Liabilities                                2,088,350       2,094,122
                                                                          ----------      ----------

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS                               1,134,380         904,627
                                                                          ----------      ----------

STOCKHOLDERS' EQUITY
   Preferred stock, $.001 par value; authorized 1996 - 1,000,000,
     1997 - 790,000 shares; issued and outstanding 1996 - 250,000
     shares, 1997 - 40,000 shares                                                250              40
   Common stock, $.001 par value; authorized 10,000,000
     shares; issued 1996 - 4,540,723 shares, 1997 - 6,736,889 shares;
     outstanding 1996 - 4,540,723 shares, 1997 - 6,677,846 shares              4,541           6,737
   Additional paid-in capital                                              4,879,968       9,284,720
   Accumulated deficit                                                    (2,567,322)     (6,747,050)
   Unearned compensation                                                           -        (383,077)
                                                                          ----------      ----------
                                                                           2,317,437       2,161,370
  Treasury stock, at cost
    Common; 1996 - 0 shares, 1997 - 59,043 shares                                  -         (78,000)
                                                                          ----------      ----------
                                                                           2,317,437       2,083,370
                                                                         -----------     -----------

                                                                         $ 5,540,167     $ 5,082,119
                                                                         -----------     -----------
                                                                         -----------     -----------

See Notes to Consolidated Financial Statements

                                               ROCKY MOUNTAIN INTERNET, INC.

                                           CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  Years Ended December 31,
                                       -----------------------------------------
                                          1995           1996           1997
                                       -----------    -----------    -----------
REVENUE
   Internet access and services        $ 1,034,774    $ 2,762,028    $ 5,740,044
   Equipment sales                         144,551        519,551        387,067
                                       -----------    -----------    -----------
                                         1,179,325      3,281,579      6,127,111
                                       -----------    -----------    -----------

COST OF REVENUE EARNED
   Internet access and services            193,875        640,880      1,760,262
   Equipment sales                         126,494        462,787        300,053
                                       -----------    -----------    -----------
                                           320,369      1,103,667      2,060,315
                                       -----------    -----------    -----------
GROSS PROFIT                               858,956      2,177,912      4,066,796

GENERAL, SELLING, AND ADMINISTRATIVE
  EXPENSES                                 967,478      4,459,106      7,867,502
                                       -----------    -----------    -----------

OPERATING LOSS                            (108,522)    (2,281,194)    (3,800,706)
                                       -----------    -----------    -----------

OTHER INCOME (EXPENSE)
   Interest expense                        (31,818)      (157,042)      (402,086)
   Interest income                           2,397         44,322         54,461
   Other income (expense), net               9,149         51,343         (4,522)
                                       -----------    -----------    -----------
                                           (20,272)       (61,377)      (352,147)
                                       -----------    -----------    -----------

LOSS BEFORE INCOME TAXES                  (128,794)    (2,342,571)    (4,152,853)

INCOME TAX EXPENSE                            --             --             --
                                       -----------    -----------    -----------

NET LOSS                                  (128,794)    (2,342,571)    (4,152,853)

PREFERRED STOCK DIVIDENDS                     --           25,000         26,875
                                       -----------    -----------    -----------

NET LOSS APPLICABLE TO COMMON
  STOCKHOLDERS                         $  (128,794)   $(2,367,571)   $(4,179,728)
                                       -----------    -----------    -----------
                                       -----------    -----------    -----------

BASIC AND DILUTED LOSS PER SHARE
   Net loss per share                  $      (.04)   $      (.64)   $      (.76)
                                       -----------    -----------    -----------
                                       -----------    -----------    -----------

See Notes to Consolidated Financial Statements

                          ROCKY MOUNTAIN INTERNET, INC.
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                  YEARS ENDED DECEMBER 31, 1995, 1996, AND 1997

                              Preferred Stock       Common Stock     Additional
                            ------------------  ------------------   Paid-in   Accumulated     Unearned    Treasury
                              Shares    Amount    Shares    Amount   Capital     Deficit     Compensation    Stock       Total
                            ---------   ------  ---------  -------  ---------- -----------   ------------  ---------  ----------
BALANCE, DECEMBER 31, 1994          -    $  -   1,188,000  $1,188   $   26,626  $   (70,957)  $        -   $       -     (43,143)
  Purchase of common stock
    for redemption                  -       -    (180,000)   (180)     (18,570)           -            -           -     (18,750)
  Issuance of common stock          -       -     860,000     860        1,008            -            -           -       1,868
  Capital contribution              -       -           -       -       19,783            -            -           -      19,783
  Net loss                          -       -           -       -            -     (128,794)           -           -    (128,794)
                             --------   -----   ---------  ------   ----------  -----------    ---------   --------  -----------
BALANCE, DECEMBER 31, 1995          -       -   1,868,000   1,868       28,847     (199,751)           -           -    (169,036)
  Issuance of preferred
    stock                     250,000     250           -       -      405,750            -            -           -     406,000
  Issuance of common stock          -       -   1,365,000   1,365    3,775,887            -            -           -   3,777,252
  Stock option compensation         -       -           -       -       52,807            -            -           -      52,807
  Issuance of underwriters'
    warrants                        -       -           -       -          100            -           -            -         100
  Conversion of debentures
    into common stock               -       -   1,225,000   1,225      488,775            -            -           -     490,000
  Dividends on preferred
    stock                           -       -           -       -            -      (25,000)           -           -     (25,000)
  Issuance of common stock
    for the acquisition of
    CompuNerd, Inc.                 -       -       30,00      30      67,470             -            -           -      67,500
  Issuance of common stock
    for the acquisition of
    the Information Exchange        -       -      52,723      53       60,332            -            -           -      60,385
  Net loss                          -       -           -       -            -   (2,342,571)           -           -  (2,342,571)
                             --------   -----   ---------  ------   ----------  -----------    ---------   --------  -----------
BALANCE, DECEMBER 31, 1996    250,000     250   4,540,723   4,541    4,879,968   (2,567,322)           -           -   2,317,437
  Conversion of preferred
    to common stock          (210,000)   (210)    210,136     210            -            -            -           -           -
  Issuance of common stock
    in private placement            -       -     621,000     621    1,117,299            -            -           -   1,117,920
  Stock option compensation         -       -           -       -      551,194            -     (383,077)          -     168,117
  Issuance of common stock
    in stock purchase
    agreement                       -       -   1,225,000   1,225    2,397,352            -            -           -   2,398,577
  Dividends on preferred
    stock                           -       -           -       -            -      (26,875)           -           -     (26,875)
  Issuance of common stock
    for the acquisition of
    Online Network
    Enterprises, Inc.               -       -     116,930     117      306,830            -            -           -     306,947
  Purchase of treasury
    stock                           -       -           -       -            -            -            -     (78,000)    (78,000)
  Stock options exercised           -       -      23,100      23       32,077            -            -                  32,100
  Net loss                          -       -           -       -            -   (4,152,853)           -           -  (4,152,853)
                             --------   -----   ---------  ------   ----------  -----------    ---------   --------  -----------
BALANCE, DECEMBER 31, 1997     40,000   $  40   6,736,889  $6,737   $9,284,720  $(6,747,050)   $(383,077)  $(78,000) $ 2,083,370
                             --------   -----   ---------  ------   ----------  -----------    ---------   --------  -----------
                             --------   -----   ---------  ------   ----------  -----------    ---------   --------  -----------

See Notes to Consolidated Financial Statements

                          ROCKY MOUNTAIN INTERNET, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                Years Ended December 31,
                                                                    -------------------------------------------
                                                                      1995             1996            1997
                                                                    ---------       -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                          $(128,794)      $(2,342,571)    $(4,152,853)
  Items not requiring (providing) cash:
    Depreciation                                                       51,395            88,162         196,491
    Amortization                                                       39,030           186,044         690,794
    Loss on disposal of fixed assets                                        -                 -          13,128
    Stock option compensation                                               -            52,807         168,117
    Provision for doubtful accounts                                   (17,369)         (112,458)       (188,452)
  Changes in:
    Trade receivables                                                 (42,252)         (305,541)         48,385
    Inventories                                                       (12,185)          (78,862)         44,102
    Other current assets                                               (5,153)         (138,066)         30,862
    Accounts payable                                                   89,395           224,618         156,206
    Deferred revenue                                                   77,084            41,268         127,736
    Accrued payroll and related taxes                                  83,528           443,208        (345,591)
    Accrued expenses                                                   30,550           429,886         (85,896)
                                                                    ---------       -----------     -----------
        Net cash provided by (used in) operating activities           165,229        (1,511,505)     (3,296,971)
                                                                    ---------       -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment                                (177,771)         (900,235)       (287,931)
  Purchase of investments                                                   -        (1,756,629)              -
  Proceeds from investments                                                 -           400,000       1,356,629
  Payment for acquisitions.                                                 -           (70,478)       (150,000)
  (Increase) decrease in deposits                                     (60,635)          (16,675)          2,257
                                                                    ---------       -----------     -----------
        Net cash (used in) provided by investing activities          (238,406)       (2,344,017)        920,955
                                                                    ---------       -----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from sale of common stock and warrants                       1,868         3,777,252       3,535,397
  Proceeds from sale of preferred stock                                     -           406,000               -
  Proceeds from notes payable                                          18,000             6,689         500,000
  Proceeds from long-term debt                                        373,000           135,404         200,000
  Sale of stock warrants                                                    -               100               -
  Payment of preferred stock dividend                                       -           (25,000)        (26,875)
  Purchase of common/treasury stock                                   (18,750)                -         (78,000)
  Payments on notes payable                                            (8,217)          (26,108)       (504,250)
  Payments on long-term debt and capital lease obligations            (54,533)         (344,498)       (546,045)
                                                                    ---------       -----------     -----------
        Net cash provided by financing activities                     311,368         3,929,839       3,080,227
                                                                    ---------       -----------     -----------

INCREASE IN CASH AND CASH EQUIVALENTS                                 238,191            74,317         704,211

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                           36,470           274,661         348,978
                                                                    ---------       -----------     -----------

CASH AND CASH EQUIVALENTS, END OF YEAR                              $ 274,661       $   348,978     $ 1,053,189
                                                                    ---------       -----------     -----------
                                                                    ---------       -----------     -----------

See Notes to Consolidated Financial Statements

                         ROCKY MOUNTAIN INTERNET, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

Rocky Mountain Internet, Inc. (the Company) is a provider of Internet access services and Web services to businesses, professionals, and individuals in the state of Colorado. The Company facilitates access to the Internet by means of a regional telecommunications network comprised of a backbone of leased, high-speed dedicated phone lines, computer hardware and software, and local access points known as points of presence. The Company's high speed, digital telecommunications network provides subscribers with direct access to the full range of Internet applications and resources.

PRINCIPLES OF CONSOLIDATION

The financial statements include the accounts of the Company and its wholly-owned subsidiary, Rocky Mountain Internet Subsidiary (Colorado) Inc. The operations of this subsidiary consist solely of the ownership of equipment, which it leases to the Company. All significant intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 1996 and 1997, cash equivalents consisted primarily of money market accounts.

COST OF REVENUE EARNED

Included in Internet access and services cost of revenue earned is primarily the cost of high speed data circuits and telephone lines that allow customers access to the Company's service plus Internet access fees paid by the Company to Internet backbone carriers.

                         ROCKY MOUNTAIN INTERNET, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1:  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
         POLICIES  (CONTINUED)

PROPERTY AND EQUIPMENT

Depreciation and amortization of property and equipment are computed using the straight-line method over the estimated useful lives of the assets, ranging from five to seven years. Certain equipment obtained through capital lease obligations are amortized over the life of the lease. Improvements to leased property are amortized over the lesser of the life of the lease or life of the improvements.

Major additions and improvements to property and equipment are capitalized, whereas replacements, maintenance and repairs which do not improve or extend the lives of the respective assets, are expensed.

REVENUE RECOGNITION

The Company charges customers (subscribers) monthly access fees to the Internet and recognizes the revenue in the month the access is provided. For certain subscribers billed in advance, the Company recognizes the revenue over the period the billing covers. Revenue for other services provided, including set-up fees charged to customers when their accounts are activated, or equipment sales, are recognized as the service is performed or the equipment is delivered to the customer.

ADVERTISING

The Company expenses advertising costs as incurred. During the years ended December 31, 1995, 1996, and 1997, the Company incurred $24,847, $167,565, and $274,726, respectively, in advertising costs.

CUSTOMER LISTS

The excess of the purchase price over the fair value of net assets acquired in business acquisitions is recorded as customer lists and is being amortized on a straight line basis over five years.

INVENTORIES

Inventories consist of Internet access equipment and are valued at the lower of cost of market. Cost is determined using the first-in, first-out (FIFO) method.

                         ROCKY MOUNTAIN INTERNET, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1: NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LOSS PER COMMON SHARE

For the years ended December 31, 1995, 1996, and 1997, loss per share is computed based upon approximately 3,489,000, 3,715,000, and 5,530,000, respectively, weighted average common shares outstanding for both basic and diluted earnings per share. The net loss for the years ended December 31, 1996 and 1997 used in the calculation was increased by the preferred stock dividends paid of $25,000 and $26,875, respectively. These calculations assume all shares issued prior to the Company's initial public offering in September 1996, were outstanding during all periods presented, including shares issueable under debenture and preferred stock conversions, and shares relating to stock options, calculated using the treasury stock approach. All stock options and warrants issued during or subsequent to the Company's initial public offering are excluded from the computation of diluted earnings per share as they would have an antidilutive effect on earnings per share during the years ended December 31, 1996 and 1997.

INCOME TAXES

Deferred tax liabilities and assets are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

RENT EXPENSE

The Company recognizes rent expense on a straight-line basis over the lease terms. Differences between expense recognized and payments made are recorded as accrued expenses.

INVESTMENTS

Debt securities and marketable equity securities for which the Company has no immediate plans to sell but which may be sold in the future are classified as available-for-sale and carried at fair value. Any unrealized gains and losses are recorded, net of related income tax effects, in stockholders' equity. At December 31, 1996, the Company had one U.S. Treasury Note, and two repurchase agreements with a bank classified as available-for-sale. The repurchase agreements were secured by U.S. Treasury Notes. Fair value of the investments approximated cost as of December 31, 1996, the investments matured in 1997.

                         ROCKY MOUNTAIN INTERNET, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2:  LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

Long-term debt and capital lease obligations at December 31, 1996 and 1997, consisted of the following:

                                                                            1996          1997
                                                                         ----------    ----------
Capital lease obligations payable to finance companies, due in monthly installments aggregating $73,562 including interest ranging from 9.5% to 33% through December 2001, collateralized by equipment. An officer and shareholder of the Company has guaranteed certain of the leases and one of the leases restricts
  the payment of preferred stock dividends.                              $1,586,203    $1,375,123

Notes payable to bank, due in monthly installments of $5,555 plus interest at 2% over the Bank's index rate (10.5% at December
  31, 1997) collateralized by furniture and fixtures.                             -       138,894
                                                                         ----------    ----------
                                                                          1,586,203     1,514,017
Less current maturities                                                     451,823       609,390
                                                                         ----------    ----------
                                                                         $1,134,380    $  904,627
                                                                         ----------    ----------
                                                                         ----------    ----------

Aggregate maturities required on long-term debt and obligations under capital leases at December 31, 1997, are as follows:

                                                           Amount
                                                         ----------
             Years ending December 31:
                  1998                                   $  609,390
                  1999                                      722,287
                  2000                                      142,138
                  2001                                       40,202
                                                         ----------
                                                         $1,514,017
                                                         ----------
                                                         ----------

                         ROCKY MOUNTAIN INTERNET, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2:  LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS  (CONTINUED)

The following is a schedule by years of the future minimum lease payments under the capital leases, together with the present value of the minimum lease payments as of December 31, 1997:

                                                             Amount
                                                           ----------
             Years ending December 31:
                 1998                                      $  813,364
                 1999                                         785,416
                 2000                                         166,707
                 2001                                          43,667
                                                           ----------
                 Future minimum lease payments              1,809,154
                 Less amount representing interest           (434,031)
                                                           ----------
                 Present value of minimum lease payments   $1,375,123
                                                           ----------
                                                           ----------

Equipment acquired under capital lease obligations had a cost of $1,976,285 and $2,291,092 and accumulated depreciation of $186,011 and $681,597 at December 31, 1996 and 1997, respectively.


NOTE 3:  COMMITMENTS

LEASE COMMITMENTS

The Company leases operating facilities, and equipment under operating lease agreements expiring through may 2002. Certain of these lease agreements require the Company to pay operating expenses and provide for escalation of annual rentals if the lessor's operating costs increase.

                         ROCKY MOUNTAIN INTERNET, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3:  COMMITMENTS  (CONTINUED)

At December 31, 1997, the future minimum payments under these leases, exclusive of sublease payments, are as follows:

                                                           Amount
                                                         ----------
             Years ending December 31:
                     1998                                $  556,072
                     1999                                   531,964
                     2000                                   454,268
                     2001                                   380,036
                     2002                                   126,680
                                                         ----------
                                                         $2,049,020
                                                         ----------
                                                         ----------

In February 1997, the Company subleased one of its operating facilities. The Company accrued a loss of $58,073 as of December 31, 1996, as a result of this sublease. Minimum future rentals receivable under this noncancellable operating sublease are $148,796, covering the period through january 2001, which have not been deducted from in the above future minimum payments.

Rent expense was $82,269, $240,720, and $538,625 for 1995, 1996, and 1997,
respectively.

EMPLOYEE CONTRACTS

The Company currently has employment agreements with two of its officers that provide for salaries ranging from $90,000 per year to $70,000 per year. The Company may terminate the agreements for cause, or without cause subject to the obligation to pay the terminated employee a severance payment ranging from five to eight months salary based on length of service. The employment agreements terminate in December 1999. The agreements do not significantly restrict such employee's ability to compete with the Company following any termination.

LETTER OF CREDIT

At December 31, 1997, the Company had an outstanding letter of credit in the amount of $150,000 to be used in case of default on its main operating facilities lease. The letter of credit was secured by $170,000 currently invested in a money market account.

                         ROCKY MOUNTAIN INTERNET, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3:  COMMITMENTS  (CONTINUED)

REGISTRATION REQUIREMENTS

The Company has agreed to file a registration statement with the Securities and Exchange Commission to register the shares issued in its 1997 private placement and the shares issued/acquired pursuant to the stock purchase agreement discussed in Note 8, including the shares issueable under the warrant agreements.


NOTE 4:  BUSINESS ALLIANCES

The Company has entered into various contracts with unrelated entities to enable the Company to provide customers Internet service within certain areas of Colorado. The unrelated entities own equipment in "points of presence" (POP) sites which the Company utilizes to provide service to customers. The Company pays a portion of the revenues (generally 50%) generated through the use of unrelated parties' equipment. The contracts can be cancelled with notice and if cancelled by the other party the Company has the right, but not the obligation, to acquire the equipment owned by the unrelated parties. The revenues to the Company related to these arrangements amounted to $67,452, $354,565, and $480,951 for the years ended December 31, 1995, 1996, and 1997, respectively, and are included in "internet access and services" revenues in the accompanying consolidated statements of operations. The payables to the unrelated entities for their portion of the aforementioned revenues of $10,069 and $48,089 at December 31, 1996 and 1997, respectively, are included in accrued expenses in the accompanying balance sheets.

                        ROCKY MOUNTAIN INTERNET, INC.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5:  INCOME TAXES

Under the provisions of the Internal Revenue Code, the Company has available for federal income tax purposes, a net operating loss carryforward of approximately $6,212,000, which expires in the years 2010, 2011, and 2012. The tax effects of this and other temporary differences related to deferred taxes were:

                                                                1996         1997
                                                             ---------    -----------
     Deferred tax assets:
       Net operating loss                                    $ 850,000    $ 2,317,000
       Allowance for doubtful accounts                          44,000         66,000
       Tax goodwill                                             18,000         15,000
       Accrued expenses                                         22,000        108,000
       Amortization of customer lists                                -         27,000
                                                             ---------    -----------
                                                               934,000      2,533,000
     Deferred tax liabilities:
       Accumulated depreciation                                      -       (101,000)
                                                             ---------    -----------
     Net deferred tax asset before valuation allowance         934,000      2,432,000
     Valuation allowance                                      (934,000)    (2,432,000)
                                                             ---------    -----------
                  Net deferred tax asset                     $       -    $         -
                                                             ---------    -----------
                                                             ---------    -----------


The actual provisions (credits) for income taxes varied from the expected provision (computed by applying the statutory U.S. federal income tax rates to loss before taxes) because the tax benefits of the net operating losses for the periods ended December 31, 1995, 1996, and 1997, are offset by the valuation allowance.


NOTE 6:  REORGANIZATION

The Company was originally formed as a sole proprietorship in October, 1993 and incorporated as a Colorado Corporation in March, 1994. A new Delaware corporation was formed in October, 1995. On October 31, 1995, the Delaware corporation purchased all the assets relating to the Colorado corporation's business, and assumed all of its liabilities, except for certain notes payable to shareholders. Since both parties in the transaction were under common control, the transaction has been accounted for similar to a pooling of interests, and all assets purchased and liabilities assumed were recorded by the Delaware corporation at the Colorado corporation's historical costs. These financial statements reflect the operations of both entities during the years ended December 31, 1995, 1996, and 1997. The stockholders' equity balances represent shares outstanding as if the transaction had taken place January 1, 1995.

                        ROCKY MOUNTAIN INTERNET, INC.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 7:  SIGNIFICANT ESTIMATES AND CONCENTRATIONS

Generally accepted accounting principles requires disclosures of certain significant estimates and current vulnerability due to certain concentrations. Those matters include the following:

DEPENDENCE ON SUPPLIERS

The company depends upon third-party suppliers for its access to the internet through leased telecommunications lines. Although this access is available from several alternative suppliers, there can be no assurance that the Company could obtain substitute services from other providers at reasonable or comparable prices or in a timely manner. The Company is also dependent upon the regional bell operating company to provide installations of circuits and to maintain those circuits.

YEAR 2000

The Company has begun the process of identifying computer systems that could be affected by the "Year 2000" issue. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. The Company has not estimated the cost of addressing the Year 2000 issue. The impact on the Company's operations of failing to make its systems Year 2000 compliant in a timely manner cannot presently be determined.


NOTE 8:  PREFERRED STOCK

On April 26, 1996, the Board of Directors designated 250,000 shares of Preferred Stock as Series A Convertible Preferred Stock (Series A Stock) and set the terms of the stock. The Series A Stock accrues cumulative dividends at the rate of 10% per annum. The dividends are payable quarterly to the extent permitted by applicable law. The Series A Preferred Stock may be converted into shares of Common Stock at the option of the holder at any time after May 15, 1997. The rate of conversion is the Series A Stock's liquidation value divided by the conversion price, currently set at $2.00 per share. The Series A Stock's liquidation value is equal to the price paid for the Series A Stock plus any cumulative dividends unpaid as of the conversion date. The conversion price is subject to change due to certain anti-dilution adjustments.

The Company has the authority to issue up to an additional 750,000 shares of Preferred Stock. The Board of Directors is authorized to determine terms and preferences of the Preferred Stock prior to issuance.

                        ROCKY MOUNTAIN INTERNET, INC.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9:  COMMON STOCK TRANSACTIONS

PUBLIC OFFERING

On September 5, 1996, the Company completed a public offering of 1,365,000 units at an offering price of $3.50 per unit. Each unit consisted of one share of common stock and one warrant to purchase one share of common stock at $4.375 per share for a 23-month period commencing October 5, 1997, and prior to September 5, 1999. Under certain circumstances, the Company may redeem the warrants at $.25 per warrant. Additionally, the Company sold the underwriter for $100 warrants to purchase 125,000 units. These underwriter warrants to purchase units are exercisable through September 5, 2000, at an exercise price of $4.20 per unit (for which the accompanying warrant to purchase a share of common stock is exercisable at $6.5625). Costs of the offering, including a 10% commission paid to the underwriters, the underwriter's nonaccountable expense allowance, and professional fees, amounted to $1,000,248, resulting in net proceeds from the offering of $3,777,252.

PRIVATE PLACEMENT

On September 14, 1997, the Company completed a private placement of units consisting of two shares of common stock and a warrant to purchase one share of common stock. The per unit price was $4.00 and was allocated $1.90 to each share of common stock and $0.20 to the warrant to purchase a share of common stock. The warrants entitle the holder to purchase a share of common stock for $3.00 And expire on June 13, 2000. The net proceeds to the Company from the sale of 310,500 units amounted to $1,117,920 after deducting offering expenses of $124,080. The terms of the offering requires the issuance of additional shares of common stock in the event the Company sells common stock in the future at a cash price, net of discounts and commissions of less than $1.80 per share, exclusive of shares issued upon the exercise of employee stock options. The number of shares issueable under this provision would equate to the number of shares by which purchasers would have been diluted if shares are sold at net price of less than $1.80.

In connection with that offering, the Company agreed to issue to the placement agent, warrants ("Agent's Private Offering Warrants") to purchase units of securities, each unit consisting of two shares of Common Stock and one common stock purchase warrant. The Company anticipates that it will issue to the placement agent, for nominal consideration, 31,050 Agent's Private Offering Warrants. The Warrants will be exercisable for $4.00 per unit (consisting of two shares of common stock and one warrant to purchase one share of common stock for $3.00) and will be exercisable for 5 years.

                        ROCKY MOUNTAIN INTERNET, INC.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9:  COMMON STOCK TRANSACTIONS  (CONTINUED)

STOCK PURCHASE AGREEMENT

On October 1, 1997, the Current President (Current President) of the Company acquired directly from the Company 1,225,000 shares of the Company's Common Stock and a warrant to purchase 4,000,000 shares of the Company's Common Stock for $2,450,000. The warrant is exercisable, in whole or in part for an eighteen month period, at $1.90 per share. At December 31, 1997, the Company lacked sufficient authorized shares to accommodate the issuance of all of the shares underlying the warrant. The Company intends to amend its Certificate of Incorporation to increase the authorized common shares from 10,000,000 to 25,000,000 shares.

In connection with the execution of this Stock Purchase Agreement, the former president resigned as the President, Chief Executive Officer, and a Director of the Company. Contemporaneously, the Current President was elected as the Company's President, Chief Executive Officer, and Chairman of the Board of Directors.

The Current President also purchased 275,000 shares of Common Stock from the former president and former members of the Board of Directors for $550,000, or $2.00 per share.

NOTE 10:  BENEFIT PLANS

MANAGEMENT BONUS PLAN

The Company had a bonus plan during 1996 which entitled certain employees to receive a cash bonus based upon achievement of specified levels of revenues by the Company for the year ended December 31, 1996. The Company accrued $158,000 in bonuses under the plan in 1996. The Company gave employees the option of receiving their bonuses in cash or stock options. As a result, 40,425 stock options were issued in 1997 to employees at an exercise price of $1.00 per share. The Company adopted a similar plan for 1997, however, no bonuses were earned under the 1997 Plan.

                        ROCKY MOUNTAIN INTERNET, INC.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10:  BENEFIT PLANS  (CONTINUED)

STOCK OPTION PLANS

In July 1996, the Company adopted the 1996 Employee Stock Option Plan (the Employee Plan) and the Non-Employee Directors' Stock Option Plan (the Directors'
Plan). The Employee Plan provides for an authorization of 471,300 shares of Common Stock for issuance upon exercise of stock options granted under the Plan. The Employee Plan is administered by the Board of Directors, which determines the persons to whom options are granted, the type, number, vesting schedule, exercise price, and term of options granted. Under this plan both incentive and nonqualified options can be granted.

An aggregate of 18,000 shares of Common Stock are reserved for issuance under the Directors' Plan. All nonemployee directors are automatically granted nonqualified stock options to purchase 1,500 shares initially and additional 1,500 shares for each subsequent year that they serve up to a maximum of 6,000 shares per director.

In September 1997, the Company adopted the 1997 Stock Option Plan (1997 Plan). The 1997 Plan provides for an authorization of 50,000 shares of Common Stock for issuance upon exercise of stock options granted under the Plan. The 1997 Plan was established to issue the stock options discussed under Management Bonus Plan.

In October 1997, the Company granted the Current President (see Note 8) incentive stock options to purchase 191,385 shares of Common Stock at $2.6125 per share and nonqualified stock options to purchase 408,615 shares of Common Stock at $1.00 per share, subject to approval by the stockholders. The options vest one year from the date of grant. Compensation of $168,117 relating to the nonqualified stock options was recorded to compensation expense during the year ended December 31, 1997.

The Board of Directors has approved the 1998 Employees' Stock Option Plan, subject to approval by the stockholders. This plan reserves 266,544 shares of Common Stock for issuance over the ten-year term of the plan.

                        ROCKY MOUNTAIN INTERNET, INC.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10:  BENEFIT PLANS  (CONTINUED)

STOCK OPTION PLANS (CONTINUED)

The following is a summary of the status of the Company's stock option plans at December 31, 1996 and 1997, and the changes during the years then ended:

                                               1996                                         1997
                             ----------------------------------------    -----------------------------------------
                                Employees' Plans     Directors' Plan       Employees' Plans       Directors' Plan
                             -------------------  -------------------   ---------------------  -------------------
                                        Weighted             Weighted               Weighted              Weighted
                                        Average              Average                Average               Average
                                        Exercise             Exercise               Exercise              Exercise
                               Shares    Price     Shares     Price       Shares     Price       Shares    Price
                             ---------  --------  --------  ---------   ---------  ----------  ---------  --------
Outstanding,
  beginning of year                 -  $      -          -   $      -     284,230   $   1.68       1,500  $  2.00
Options granted               284,230      1.68      1,500       2.00     896,400       1.68       4,500     2.42
Options expired                     -         -          -          -     (73,860)      1.81           -        -
Options exercised                   -         -          -          -     (23,100)      1.65           -        -
                             --------  --------   --------   --------    --------   --------   ---------  -------

Outstanding, end of year      284,230  $   1.68      1,500   $   2.00   1,083,670   $   1.67       6,000  $  2.31
                             --------  --------   --------   --------   ---------   --------   ---------  -------
                             --------  --------   --------   --------   ---------   --------   ---------  -------

Options exercisable,
  end of year                  25,000                1,500                483,670                  6,000
                             --------             --------             ----------              ---------

The fair value of each option granted is estimated on the date of the grant using the Black-Sholes method with the following weighted-average assumptions:

                                                               1996             1997
                                                          --------------    -------------

         Dividend per share                                $     0.00         $    0.00
         Risk-free interest rate                                 6.16%              6.0%
         Expected life of options                             5 years           5 years

         Weighted-average fair value of options granted    $     1.90         $    1.29


                        ROCKY MOUNTAIN INTERNET, INC.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10:  BENEFIT PLANS  (CONTINUED)

STOCK OPTION PLANS (CONTINUED)

The following table summarized information about stock options under the plans outstanding at December 31, 1997:

                        Options Outstanding                       Options Exercisable
                     --------------------------                -------------------------
                                     Weighted-
                                      Average       Weighted-                  Weighted
                                     Remaining       Average                   Average
     Range of          Number       Contractual     Exercise      Number       Exercise
  Exercise Prices    Outstanding        Life          Price     Exercisable     Price
-----------------   ------------    -----------    ----------  ------------   ----------

      $  0.40           25,000        4 years        $  0.40      25,000       $  0.40
      $  1.00          437,885       10 years        $  1.00      29,270       $  1.00
      $  1.50          104,700        5 years        $  1.50     104,700       $  1.50
      $ 1.875           38,200        5 years        $ 1.875      38,200       $ 1.875
      $  2.00          160,500        4 years        $  2.00     160,500       $  2.00
      $  2.25            3,000        5 years        $  2.25       3,000       $  2.25
      $  2.50          127,500        5 years        $  2.50     127,500       $  2.50
      $  2.61          191,385        5 years        $  2.61           -       $  2.61
      $  2.75            1,500        5 years        $  2.75       1,500       $  2.75


One nonqualified stock option to purchase 25,000 shares at $.40 per share was granted under the Employee Plan. This option vested immediately. Compensation of $40,000 relating to this option was recorded to compensation expense. The remaining Employee Plan options above have a five year term and vested fully during 1997 due to a change in control of the Company (see Note 9).

The Company applies APB Opinion 25 and related Interpretations in accounting for its plans, and $52,807 and $168,117 in compensation costs have been recognized in December 31, 1996 and 1997, respectively. Had compensation cost for the Plans been determined based on the fair value at the grant dates using Statement of Financial Accounting Standards No. 123, the Company's net loss would have increased by $74,258 and $768,647 in 1996 and 1997, respectively. In addition, the Company's loss per share would have increased by $.02 and $.14 In 1996 and 1997, respectively.

                       ROCKY MOUNTAIN INTERNET, INC.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10: BENEFIT PLANS (CONTINUED)

401(k) PLAN

The Board of Directors has approved a 401(k) Savings and Retirement Plan that will cover substantially all employees effective March 1, 1998. The Company's contributions to the Plan will be determined annually by the Board of Directors.

NOTE 11: ACQUISITIONS

On November 1, 1996, the Company acquired the customer base and selected assets of CompuNerd, Inc. For $70,478 in cash and 30,000 shares of the Company's common stock valued at $67,500. On December 1, 1996, the Company acquired the Information Exchange, a related party through common ownership, in exchange for 52,723 shares of the Company's Common Stock valued at $60,385. On January 22, 1997, the Company acquired the dedicated high speed and dial-up subscribers from Online Network Enterprises, Inc. (O.N.E). The O.N.E. Acquisition netted the Company approximately 50 dedicated and 725 dial-up subscribers and equipment valued at approximately $24,700. The Company paid $150,000 cash and issued 116,930 shares of the Company's common stock valued at $306,947. The acquisitions have been accounted for as purchases by recording the assets acquired at their estimated market value at the acquisition date. The operations of the Company include the operations of the acquirees from the acquisition date. Consolidated operations would not have been significantly different for the Company had the CompuNerd, Inc. and O.N.E. acquisitions been made at January 1, 1996. Unaudited proforma consolidated operations for the years ended December 31, 1995 and 1996, assuming the information exchange purchase was made at the beginning of each year is shown below:

                                          1995              1996
                                       ----------       -----------
         Net sales                     $1,200,645       $ 3,367,720
         Net loss                      $ (214,042)      $(2,377,599)
         Net loss per share            $     (.06)      $      (.65)

The proforma results are not necessarily indicative of what would have occurred had the acquisition been on these dates, nor are they necessarily indicative of future operations.

                       ROCKY MOUNTAIN INTERNET, INC.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11: ACQUISITIONS (CONTINUED)

The purchase price for the above acquisitions were allocated as follows:

                     CompuNerd, Inc.    Information Exchange       O.N.E.        Total
                    -----------------   --------------------    ----------     --------
Equipment              $ 48,265            $ 2,560              $ 24,700       $ 75,525
Customer Lists           89,713             57,825               432,247        579,785
                       --------            -------              --------       --------
                       $137,978            $60,385              $456,947       $655,310
                       --------            -------              --------       --------
                       --------            -------              --------       --------

NOTE 12: ADDITIONAL CASH FLOW INFORMATION


NONCASH INVESTING AND FINANCING ACTIVITIES                   1995            1996             1997
                                                           --------       ----------        --------
  Capital lease obligations incurred for equipment         $211,654       $1,672,244        $273,859
  Capital contributed by reductions of notes payable         19,783                -               -
  Long-term debt converted to common stock                        -          490,000               -
  Preferred stock converted to common stock                       -                -             210
  Acquisition of CompuNerd, Inc. through issuance of
    common stock                                                  -           67,500               -
  Acquisition of the Information Exchange through
    issuance of common stock                                      -           60,385               -
  Acquisition of the Online Network Exchange, Inc.
    through issuance of common stock                              -                -         306,947
  Other                                                           -                -          32,100

ADDITIONAL CASH PAYMENTS INFORMATION

  Interest paid                                            $ 22,043       $  159,007        $396,731

                       ROCKY MOUNTAIN INTERNET, INC.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 13: CONTINUED OPERATIONS

During the years ended December 31, 1996 and 1997, the Company incurred net losses of $2,342,571 and $4,152,853, respectively, used $1,511,505 and
$3,296,971, respectively, of net cash from operating activities. The Company's President has plans to contribute approximately $500,000 in additional capital in 1998. In addition, the Company's management currently has plans it believes will increase revenues in order to become profitable and generate positive cash flows from operations. However, there are no assurances that the Company's plans for revenue growth and improved operating cash flows will be successful. It could be necessary to raise additional capital or reduce operating costs to meet liquidity requirements. Reducing operating costs could inhibit the company's planned rate of revenue growth.


NOTE 14: RESTATEMENT

The 1996 financial statements have been restated to correct the recording of a nonqualified stock option. The effect of this change was to increase additional paid-in capital, accumulated deficit and net loss by $40,000 and to increase basic and diluted loss per share by $.01.


NOTE 15: FUTURE CHANGES IN ACCOUNTING PRINCIPLE

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity except those resulting from investments by owners and distributions to owners. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement is effective for fiscal years beginning after December 15, 1997. Management believes that the adoption of this statement will not have a material effect on the Company's consolidated results of operations or financial position.

                       ROCKY MOUNTAIN INTERNET, INC.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15: FUTURE CHANGES IN ACCOUNTING PRINCIPLE (Continued)

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement establishes standards for reporting information about operating segments in annual financial statements of public business enterprises and requires disclosure of selected information about operating segments in interim financial reports. The Statement is effective for financial statements for periods beginning after December 15, 1997. Management believes that the adoption of this Statement will not have a material effect on the Company's consolidated results of operations or financial position.

                                   GLOSSARY

Access Charges                      The fees paid by long distance carriers to
                                    LECs for originating and terminating long
                                    distance calls on the LECs' local networks.

ATM (Asynchronous Transfer
Mode) An information transfer standard that is one of a general class of packet technologies that relay traffic by way of an address contained within the first five bytes of a standard fifty-three-byte-long packet or cell. The ATM format can be used by many different information systems, including local area networks, to deliver traffic at varying rates, permitting a mix of voice, data and video (multimedia).

AT&T                                AT&T Corp.

Backbone                            The through-portions of a transmission
                                    network, as opposed to spurs which branch off the through-portions.

Band A range of frequencies between two defined limits.

Bandwidth                           The relative range of analog frequencies or
                                    digital signals that can be passed through a
                                    transmission medium, such as glass fibers,
                                    without distortion. The greater the
                                    bandwidth, the greater the information
                                    carrying capacity. Bandwidth is measured in
                                    Hertz (analog) or Bits Per Second (digital).

Bit Error Rate                      A measure of transmission quality stated as the
                                    expected probability of error per bit
                                    transmitted.

Capacity                            Refers to transmission.  Refers to transmission.

Carrier A provider of communications transmission services by fiber, wire or radio.

C-LEC (Competitive Local
Exchange Carrier)                   A company that competes with LECs in the
                                    local services market.

Common Carrier                      A  government-defined group of private companies
                                    offering telecommunications services or facilities
                                    to the general public on a non-discriminatory basis.

Dark Fiber                          Fiber that lacks the requisite electronic and optronic
                                    equipment necessary to use the fiber for transmission.

Digital Describes a method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1.
                                    Digital transmission/switching technologies employ a sequence of discrete, distinct pulses to represent information, as opposed to the continuously variable analog signal.


                                      G-1

DS-0, DS-1, DS-3                    Standard telecommunications industry
                                    digital signal formats, which are
                                    distinguishable by bit rate (the number
                                    of binary digits (0 and 1) transmitted
                                    per second). DS-0 service has a bit rate
                                    of 64 kilobits per second and typically
                                    transmits only one voice conversation at
                                    a time. DS-1 service has a bit rate of
                                    1.544 megabits per second and typically
                                    transmits 24 simultaneous voice
                                    conversations. DS-3 service has a bit
                                    rate of 45 megabits per second and
                                    typically transmits 672 simultaneous
                                    voice conversations.

DWDM (Dense Wave Division
Multiplexing)                       A technique for transmitting 8 or more
                                    different light wave frequencies on a single
                                    fiber to increase the information carrying
                                    capacity.

DS-3 miles                          A measure of the total capacity and length of
                                    a transmission path, calculated as the
                                    capacity of the transmission path in DS-3s
                                    multiplied by the length of the path in miles.

Equal access                        The basis upon which customers of
                                    interexchange carriers are able to obtain
                                    access to their Primary Interexchange
                                    Carriers' (PIC) long distance telephone
                                    network by dialing "1", thus eliminating
                                    the need to dial additional digits and an
                                    authorization code to obtain such access.

FBCs (Facilities Based
Carriers)                           Facilities based carriers that own and operate
                                    their own network and equipment.

FCC                                 Federal Communications Commission.

Frame Relay                         A high-speed, data-packet switching
                                    service used to transmit data between
                                    computers. Frame Relay supports data units
                                    of variable lengths at access speeds ranging
                                    from 56 kilobits per second to 1.5 megabits
                                    per second. this service is well-suited for
                                    connecting local area networks, but is not
                                    presently well suited for voice and video
                                    applications due to the variable delays
                                    which can occur. Frame Relay was designed to
                                    operate at high speeds on modern fiber optic
                                    networks.

Gbps                                Gigabits per second, which is a measurement of
                                    speed for digital signal transmission expressed
                                    in billions of bits per second.

GTE                                 GTE Intelligent Network Services Incorporated.

Hertz The unit for measuring the frequency with which an electromagnetic signal cycles through the zero-value state between lowest and highest states. One Hz (Hertz) equals one cycle per second. kHz (kilohertz) stands for thousands of Hertz; MHz (megahertz) stands for millions of Hertz.


                                      G-2

ISP (Internet Service
Provider)                           A company that provides businesses and
                                    individuals with access to the Internet.

10XXX Service                       The ability for a user to access any
                                    carrier's long distance network by dialing
                                    the carrier's Carrier Identification Code
                                    (CIC) which is a 1 plus 0 plus three
                                    specifically assigned digits, thereby
                                    bypassing the user's primary interexchange
                                    carrier.

Interconnect                        Connection of a telecommunications device
                                    or service to the public switched
                                    telephone network ("PSTN").

Interexchange carrier               A company providing inter-LATA or long
                                    distance services between LATAs on an
                                    intrastate or interstate basis.

Kbps                                Kilobits per second, which is a
                                    measurementof speed for digital signal
                                    transmission expressed in thousands of
                                    bits per second.

LATAs (Local Access and
Transport Areas)                    The approximately 200 geographic areas that
                                    define the areas between which the RBOCs
                                    currently are prohibited from providing long
                                    distance services.

LEC (Local Exchange
Carrier)                            A company historically providing local
                                    telephone services.

Lit fiber                           Fiber activated or equipped with the requisite
                                    electronic and optronic equipment necessary to
                                    use the fiber for transmission.

Local loop                          A circuit that connects an end user to the
                                    LECcentral office within a LATA.

Long-haul circuit                   A dedicated telecommunications circuit generally
                                    between locations in different LATAs.

Mbps                                Megabits per second, which is a measurement of
                                    speed for digital signal transmission expressed
                                    in millions of bits per second.

MCI                                 MCI Communications, Inc.

MOU                                 Minutes of use of long distance service.

Multiplexing                        An electronic or optical process that
                                    combines a large number of lower speed
                                    transmission lines into one high speed line
                                    by splitting the total available bandwidth
                                    into narrower bands (frequency division), or
                                    by allotting a common channel to several
                                    different transmitting devices, one at a
                                    time in sequence (time division).


OC-3, OC-12, OC-48 and
OC-192 OC is a measure of SONET transmission optical carrier level, which is equal to the corresponding number of DS-3s (e.g. OC-3 is equal to 3 DS-3s and OC-48 is equal to 48 DS-3s).

RBOCs (Regional Bell
Operating Companies)                The seven local telephone companies
                                    (formerly part of AT&T) established as a result of the AT&T divestiture decree.

Regeneration/amplifier              Devices which automatically re-transmit
                                    or boost signals on an out-bound circuit.

Reseller A carrier that does not own transmission facilities, but obtains communications services from another carrier for resale to the public.

SONET (Synchronous Optical
Network Technology)                 An electronics and network architecture
                                    for variable-bandwidth products which
                                    enables transmission of voice, data and
                                    video (multimedia) at very high speeds.

SONET ring                          A network architecture which provides
                                    for instantaneous restoration of service in the event of a fiber cut by automatically rerouting traffic the other direction around the ring. This occurs so rapidly (in 50 milliseconds) it is virtually undetectable to the user.

Spectrum                            A term generally applied to radio
                                    frequencies.

Sprint                              Sprint Corporation

Switch A device that selects the paths or circuits to be used for transmission of information and establishes a connection. Switching is the process of interconnecting circuits to form a transmission path between users and it also captures information for billing purposes.

Switched service
Carriers A carrier that sells switched long distance service and generally refers to a carrier that owns its switch.

Switchless resellers                A carrier that does not own facilities
                                    or switches, but purchases minutes in
                                    high volumes from other carriers and
                                    resells those minutes.

Terabits                            A trillion bits of transmission capacity.

Trunk A communications channel between two switches. "Trunking" calls reduces the likelihood of traffic blockage due to network congestion. A trunked system combines multiple channels with unrestricted access in such a manner that user demands for channels are automatically "queued" and then allocated to the first available channel.

WorldCom                            WorldCom, Inc.


                     TABLE OF CONTENTS

AVAILABLE INFORMATION .....................................     3
PROSPECTUS SUMMARY ........................................     4
RECENT DEVELOPMENTS--CHANGE IN CONTROL ....................     7
RISK FACTORS ..............................................    11
PRICE RANGE FOR COMMON STOCK AND DIVIDEND POLICY ..........    22
CAPITALIZATION ............................................    23
SELECTED CONSOLIDATED FINANCIAL DATA ......................    24
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS .................................    24
USE OF PROCEEDS ...........................................    42
THE COMPANY ...............................................    43
REGULATION ................................................    54
MANAGEMENT ................................................    58
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ............    66
PRINCIPAL SHAREHOLDERS ....................................    68
SELLING SECURITYHOLDERS ...................................    70
DESCRIPTION OF SECURITIES .................................    72
PLAN OF DISTRIBUTION ......................................    75
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE ..................................    76
LEGAL MATTERS .............................................    77
LEGAL PROCEEDINGS .........................................    77
EXPERTS ...................................................    77
INDEX TO FINANCIAL STATEMENTS .............................   F-1
GLOSSARY ..................................................   G-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

         The following sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee and the Nasdaq listing fee.

         SEC registration fee ................................................$

         Nasdaq listing fee ..................................................$

         Printing and engraving expenses .....................................$

         Legal fees and expenses .............................................$

         Blue Sky fees and expenses ..........................................$

         Accounting fees and expenses ........................................$

         Miscellaneous .......................................................$3,000

Total    .....................................................................$
                                                                               ------
                                                                               ------

Item 14. Indemnification of Directors and Officers.

         Article 8 of the Company's Certificate of Incorporation provides

         "No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except as to liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for violations of Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law hereafter is amended to eliminate or limit further the liability of a director, then, in addition to the elimination of limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent provided or permitted by the amended Delaware General Corporation Law. Any repeal or modification of this Article 8 shall not adversely affect any right or protection of a director under this Article 8 as in effect immediately prior to such repeal or modification with respect to any liability that would have accrued, but for this Article 8, prior to such repeal or modification."

         Section 5.1 of the Company's bylaws provides, in general, that the Company shall, to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"), as now or hereafter in effect, indemnify any person who was or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether criminal, civil, administrative, or investigative (a "Proceeding"), by reason of the fact that he is or was a director or officer of the Company, or, by reason of the fact that such officer or director is or was serving at the request of the Company as a director, office, employee, or agent of another corporation, partnership, joint venture, trust, association, or other enterprise, against all liability and loss suffered and expenses (including attorneys' fees), judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement reasonably incurred by him in connection with such Proceeding, including any Proceeding by or on behalf of the Company and will advance all reasonable expenses incurred by or on behalf of any such person in connection with any Proceeding, whether prior to or after final disposition of such Proceeding. Section 5.8 of the bylaws also provide that the Company may also indemnify and advance expenses to employees or agents who are not officers or directors of the Company.

         The Company has purchased a directors' and officers' liability insurance contract that provides, within stated limits, reimbursement either to a director or officer whose actions in his capacity result in liability, or to the Registrant, in the event it has indemnified the director or officer.

Item 15. Recent Sales of Unregistered Securities.

         The Company was organized in October of 1995 in connection with the transfer by its predecessor corporation, Rocky Mountain Internet, Inc., a Colorado corporation (the "Predecessor"), of substantially all of its assets to the Company in consideration of the assumption by the Company of substantially all of the liabilities of the Predecessor. In connection with its formation, the Company issued 1,868,000 shares of Common Stock to Messrs. Welch, Phillips, Loud and Dimoff and one other shareholder (who was a shareholder in the Predecessor) for cash consideration equal to the par value thereof, or an aggregate of $1,868. That transaction was effected only with persons familiar with the business of the Predecessor without general solicitation or advertising and was exempt under Section 4(2) of the Securities Act of 1933, as amended (the "Act").

         The Company effected an offering of convertible debentures commencing in October, 1995, with sales to 33 persons in an aggregate amount of $490,000 (the "Debenture Offering"). The last sale of debentures occurred February 2, 1996. The debentures are convertible into common stock at the election of the debenture holders at a conversion price of $0.40 in principal amount per share. The debentures bear interest at the rate of 12% per annum, payable quarterly, and are prepayable by RMI at any time without premium or penalty. No general solicitation or advertising was conducted in connection with the sale, and most purchasers are family and friends of officers, directors and shareholders of RMI. All of the purchasers were given unaudited financial statements of the Company and a disclosure document describing the Company and its business. Each purchaser signed a subscription agreement in which such person represented that he or she was acquiring the debentures for investment and without a view to distribution, that he or she had knowledge and experience in financial matters, and that he or she had been given an opportunity to have access to information about, and to ask questions of officers of, the Company. The Company filed a Form D in respect of the offering, specifying Rule 504 as the applicable exemption. The Company is of the view that the Debenture Offering was also exempt from the registration requirements of the Act under Section 4(2).

         On or about June 10, 1996, the Company sold 250,000 shares of Series A Convertible Preferred Stock to a group of approximately 26 persons (counting spouses holding jointly separately for such purpose) at a price of $2.00 per share ($500,000 in the aggregate). The Series A Preferred Stock is convertible into Common Stock, but not until May 15, 1997. All purchasers in the offering executed subscription agreements pursuant to which, amount other things, each warranted as to his status as an accredited investor and as to his investment intent. No general solicitation or advertising was used in connection with the offering or sale of the Series A Preferred Stock. Neidiger, Tucker, Bruner, Inc., the Representative in connection with the offering under this Registration Statement, acted as placement agent in connection with the sale of the Series A Preferred Stock and received a commission of 10% of the proceeds of such sale. All investors received a disclosure document including audited financial statements of the Company prior to their purchase and the Company filed a Form D in respect of that offering. The Company believes that the sale of the Series A Preferred Stock was exempt from the registration requirements of the Act pursuant to Rule 506 of Regulation D and Sections 4(6) and 4(2) of the Act.

         The Predecessor, in connection with its formation in March of 1994, issued 248,000 shares of common stock to Christopher K. Phillips and 254,000 shares of common stock to Jim D. Welch, both of whom were directors and officers in the Predecessor. The purchase price paid was $0.0057 cash per share by Mr. Phillips and $0.0099 per share by Mr. Welch. The Company understands that this transaction was exempt from registration under the Act pursuant to Sections 4(6) and 4(2) thereof.

         The Predecessor also issued 12,000 common shares to an investment banker in consideration of the promise by such person to provide financial advice and investment banking services. The Company understands that such transaction was exempt under Section 4(2) of the Act.

         The Predecessor sold 60,000 common shares to each of three persons in August, 1994, at a cash price of $0.08 per share. The Predecessor also sold 6,000 common shares to a fourth person in August, 1994, at a price of $0.83 per share. The Company understands that this transaction was exempt under Section 4(2) of the Act. All of the foregoing persons except the latter and Messrs. Welch and Phillips, ceased to be shareholders of the Predecessor prior to the Reincorporation Transaction and are not shareholders of the Company.

         Between June 13, 1997, and approximately September 15, 1997, the Company sold 310,500 units of securities to a group of approximately 17 persons (counting spouses holding jointly as one person for such purpose) at a price of $4.00 per unit ($1,242,000 in the aggregate, before offering costs). Each unit consists of two shares of Common Stock and one warrant to purchase a share of Common Stock for a price of $3.00 per share until June 13, 2000. No general solicitation or advertising was used in connection with the offering or sale of the units. NTB, the representative of the underwriters in connection with the Company's IPO, acted as placement agent in connection with the sale of the units and received a commission of 10% of the proceeds of such sale. NTB also received an option to purchase 31,050 of the units. The terms, including the exercise price, of the warrants included in the units that NTB received an option to purchase are identical to the terms of the warrants included in the units purchased by the investors in this offering. All investors received a private placement memorandum, a copy of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996, and a copy of the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997, and the Company filed a Form D in respect of that offering. The Company believes that the sale of the units was exempt from the registration requirements of the Act pursuant to Rule 506 of Regulation D and Section 4(2) of the Securities Act.

         As disclosed under the caption "RECENT DEVELOPMENTS--CHANGE IN CONTROL" in the Prospectus that forms a part of this registration statement, the Company issued 1,225,000 shares of Common Stock to Mr. Douglas H. Hanson in connection with his acquisition of control of the Company as of October 1, 1997. Contemporaneously with this transaction, the Company also agreed to issue to Mr. Hanson warrants to purchase 4,000,000 shares of Common Stock, subject to the approval of the Company's shareholders of an amendment to the Company's certificate of incorporation to increase the number of shares of Common Stock that the Company is authorized to issue. The offer and sale were made in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act and Regulation D promulgated thereunder. Mr. Hanson was represented by counsel in connection with his investment and conducted a thorough "due diligence" investigation of the Company prior to closing the transaction. Mr. Hanson "ha[d] access to the same kind of information that the [Securities] Act would make available in the form of a registration statement," SECURITIES AND EXCHANGE COMMISSION V. RALSTON PURINA CO., 346 U.S. 981 (1953).

Item 16. Exhibits and Financial Statement Schedules.

a)       Exhibits


 Number       Description of Exhibits
    3.1       Certificate of Incorporation (1)
    3.2       Bylaws of Rocky Mountain Internet, Inc. (1)
    3.3       Certificate of Amendment of Certificate of Incorporation of Rocky Mountain Internet, Inc.
    4.1       Form of Warrant Agreement dated September 5,1996 between Rocky Mountain Internet, Inc. and American Securities
              Transfer, Inc. (1)
    4.2       Form of Subordinated Convertible Promissory Note (1)
    4.3       Form of Lock-Up Agreement for Shareholders (1)
    4.4       Form of Lock-Up Agreement for Preferred Stockholders (1)
    4.5       Form of Lock-Up Agreement for Debenture Holders (1)
    4.6       Form of Stock Certificate (1)
    4.7       Form of Warrant Certificate (1)
    4.8       Warrant Agreement between Rocky Mountain Internet, Inc. and Douglas H. Hanson dated October 1, 1997 (8)
    4.9       1996 Employees' Stock Option Plan(6)
    4.10      1996 Non-Employee Directors' Stock Option Plan (6)
    4.11      Rocky Mountain Internet Inc. 1997 Non-Qualified Stock Option Plan (7)
    4.12      1997 Stock Option Plan (9)
    4.12.1    First Amendment to Non-Qualified Stock Option Agreement pursuant to the Rocky Mountain Internet, Inc. 1997 Stock
              Option Plan
    4.12.2    First Amendment to Incentive Stock Option Agreement pursuant to the Rocky Mountain Internet, Inc. 1997 Stock Option
              Plan
    4.13      Rocky Mountain Internet, Inc. 1998 Employees' Stock Option Plan (10)
    4.14      Rocky Mountain Internet, Inc. 1998 Non-Employee Directors' Stock Option Plan (11)
    5.2       Opinion and Consent of Futro & Trauernicht as to legality of securities being registered (12)
   10.1       Agreement of Lease between Denver-Stellar Associates Limited Partnership, Landlord and Rocky Mountain Internet,
              Inc., Tenant (2)
   10.2       Asset Purchase Agreement - Acquisition of CompuNerd, Inc. (2)
   10.3       Confirmation of $2.0 million lease line of credit (2)
   10.4       Agreement between MCI and Rocky Mountain Internet, Inc. governing the provision of professional information system development services for the design and development of the MCI internal Intranet project referred to as Electronic
              Advice. (2)
   10.5       Sublease Agreement-February 26, 1997-1800 Glenarm, Denver, Co.(4)
   10.6       Acquisition of The Information Exchange (4)
   10.7       Asset purchase of On-Line Network Enterprises (4)
   10.8       1996 Incentive Compensation Plan - Annual Bonus Incentive(4)
   10.9       1997 Incentive Compensation Plan - Annual Bonus Incentive(4)
   10.10      TERMINATION AGREEMENT of joint venture between Rocky Mountain Internet, Inc. and Zero Error Networks, Inc. (5)
   10.11      Private Placement Memorandum (5)
   10.12      Carrier Services Switchless Agreement Between Frontier Communications of the West, Inc. and Rocky Mountain
              Broadband, Inc. (12)



                                    II-4

   10.13      Wholesale Usage Agreement Between PSINet Inc. and Rocky Mountain Internet, Inc. (12)
   10.14      PacNetReseller Agreement (12)
   16.1       Letter re change in certifying accountant(3)
   23.1       Consent of McGladrey & Pullen, LLP
   23.2       Consent of Baird Kurtz & Dobson

   27.1       Financial Data Schedule

     (1)      Incorporated by reference from the Company's  registration  statement on Form SB-2 filed with the Commission on
              August 30, 1996,  registration number 333-05040C.
     (2)      Incorporated by reference from the Company's Quarterly Report on Form 10-QSB filing dated September 30, 1996.
     (3)      Incorporated by reference to the Company's Current Report on Form 8-K filing dated January 28, 1997
     (4)      Incorporated by reference to the Company's Annual Report on Form 10-KSB dated December 31, 1996.
     (5)      Incorporated by reference to the Company's Quarterly Report on Form 10-QSB dated June 30, 1997.
     (6)      Incorporated by reference to the Company's documents filed with Initial Public Offering.
     (7)      Incorporated by reference to the Company's Form S-8 Registration Statement filed on September 26, 1997.
     (8)      Incorporated by reference to the Company's Current Report on Form 8-K dated October 6, 1997.
     (9)      Incorporated by reference to the Definitive Proxy Statement (Appendix A) filed on Schedule 14A on February 13, 1998.
     (10)     Incorporated by reference to the Definitive Proxy Statement (Appendix B) filed on Schedule 14A on February 13, 1998.
     (11)     Incorporated by reference to the Definitive Proxy Statement (Appendix C) filed on Schedule 14A on February 13, 1998.
     (12)     To be filed by amendment.


Item 17. Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado, on May 14, 1998.

         ROCKY MOUNTAIN INTERNET, INC.


         By:      /s/  Douglas H. Hanson
                  -----------------------------------
                  Douglas H. Hanson, President, Chief
                  Executive Officer, and Chairman
                  of the Board of Directors


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                    Title                                      Date
/s/  Douglas H. Hanson            Principal Executive Officer and                   May 14, 1998
----------------------------      Chairman of the Board of Directors
Douglas H. Hanson


/s/  Peter J. Kushar              Chief Financial Officer, Secretary,               May 14, 1998
----------------------------      Treasurer, and Principal Accounting Officer
Peter J. Kushar


/s/  D. D. Hock                   Director                                          May 14, 1998
----------------------------
D. D. Hock


/s/  Robert W. Grabowski          Director                                          May 14, 1998
----------------------------
Robert W. Grabowski


/s/  Lewis H. Silverberg          Director                                          May 14, 1998
----------------------------
Lewis H. Silverberg


/s/  Mary Beth Vitale             Director                                          May 14, 1998
----------------------------
Mary Beth Vitale
